Exhibit 16(c)(5)

VALUATION & ADVISORY SERVICES

One Chase Corporate Center, Suite 400

Birmingham, AL 35244

T (205) 313-6565

F (205) 313-6566

www.cbre.com

May 29, 2013

PROTECTIVE LIFE INSURANCE COMPANY AND ITS SUBSIDIARIES

c/o

Mr. L.C. “Foots” Parnell III

INTERFIRST CAPITAL, LLC

2700 Highway 280, Suite 315W

Birmingham, Alabama 35223

RE:	Appraisal of Renaissance City Center
322 Cox Creek Parkway
Florence, Lauderdale County, Alabama 35630
CBRE, Inc. File No 13-341AT-1578

Dear Mr. Parnell:

At your request and authorization, CBRE, Inc. has prepared an appraisal of the market value of the referenced property. Our analysis is presented in the following Self-Contained Appraisal Report.

The subject is a 93,926 square-foot retail property (neighborhood/community center) located at 322 Cox Creek Parkway in Florence, Lauderdale County, Alabama. The improvements were constructed in 2013 and are situated on a 9.05-acre site. Currently, the property is 100% occupied and is considered to be in good overall condition. The subject is anchored by a Publix grocery store along with junior anchors Hibbett’s Sporting Goods and Books-A-Million. Aspen Dental and Sam’s Grill are the remaining tenants. The subject is more fully described, legally and physically, within the enclosed report.

Based on the analysis contained in the following report, the market value of the subject is concluded as follows:

MARKET VALUE CONCLUSION
Appraisal Premise	Interest Appraised	Date of Value	Value Conclusion
As Is	Leased Fee Interest	May 15, 2013	$17,000,000

Compiled by CBRE

© 2013 CBRE, Inc.

Mr. L.C. “Foots” Parnell III

May 29, 2013

Data, information, and calculations leading to the value conclusion are incorporated in the report following this letter. The report, in its entirety, including all assumptions and limiting conditions, is an integral part of, and inseparable from, this letter.

The following appraisal sets forth the most pertinent data gathered, the techniques employed, and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed based on, and this report has been prepared in conformance with, our interpretation of the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. It also conforms to Title XI Regulations and the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) updated in 1994 and further updated by the Interagency Appraisal and Evaluation Guidelines promulgated in 2010.

The intended use and user of our report are specifically identified in our report as agreed upon in our contract for services and/or reliance language found in the report. No other use or user of the report is permitted by any other party for any other purpose. Dissemination of this report by any party to non-client, non-intended users does not extend reliance to any other party and CBRE will not be responsible for unauthorized use of the report, its conclusions or contents used partially or in its entirety.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CBRE, Inc. can be of further service, please contact us.

Respectfully submitted,

CBRE, Inc. - VALUATION & ADVISORY SERVICES

Barry R. Harvill		John W. Cherry, Jr. MAI, CRE
Senior Appraiser		Managing Director
Alabama Certification No. G00540		Alabama Certification No. G00673
Phone:	(205) 313-6565	Phone:	(404) 812-5028
Fax:	(205) 313-6566	Fax:	(404) 812-5051
Email:	Barry.Harvill@cbre.com	Email:	John.Cherry@cbre.com

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | CERTIFICATION OF THE APPRAISAL

CERTIFICATION OF THE APPRAISAL

We certify to the best of our knowledge and belief:

1.	The statements of fact contained in this report are true and correct.

2.	The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

3.	We have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest in or bias with respect to the parties involved with this assignment.

4.	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

5.	Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

6.	This appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

7.	Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice, as well as the requirements of the State of Alabama.

8.	The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

9.	The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

10.	As of the date of this report, John W. Cherry, Jr. MAI, CRE has completed the continuing education program of the Appraisal Institute.

11.	As of the date of this report, Barry R. Harvill has completed the Standards and Ethics Education Requirement of the Appraisal Institute for Associate Members.

12.	Barry R. Harvill has and John W. Cherry, Jr. MAI, CRE has not made a personal inspection of the property that is the subject of this report.

13.	No one provided significant real property appraisal assistance to the persons signing this report.

14.	Valuation & Advisory Services operates as an independent economic entity within CBRE, Inc. Although employees of other CBRE, Inc. divisions may be contacted as a part of our routine market research investigations, absolute client confidentiality and privacy were maintained at all times with regard to this assignment without conflict of interest.

15.	Barry R. Harvill and John W. Cherry, Jr. MAI, CRE have not provided any services, as appraisers or in any other capacities, regarding the property that is the subject of this report within the five-year period immediately preceding acceptance of this assignment.

Barry Harvill	John W. Cherry, Jr. MAI, CRE
Alabama Certification No. G00540	Alabama Certification No. G00673

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RENAISSANCE CITY CENTER | SUBJECT PHOTOGRAPHS

SUBJECT PHOTOGRAPHS

TYPICAL VIEW OF THE SUBJECT

TYPICAL VIEW OF THE SUBJECT

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RENAISSANCE CITY CENTER | SUBJECT PHOTOGRAPHS

TYPICAL VIEW OF THE SUBJECT

TYPICAL VIEW OF THE SUBJECT

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RENAISSANCE CITY CENTER | SUBJECT PHOTOGRAPHS

TYPICAL VIEW OF THE SUBJECT (GROUND LEASE TENANT)

VIEW OF THE SUBJECT SIGNAGE

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RENAISSANCE CITY CENTER | SUBJECT PHOTOGRAPHS

VIEW OF THE REAR OF THE SUBJECT

VIEW OF THE REAR OF THE SUBJECT

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RENAISSANCE CITY CENTER | SUMMARY OF SALIENT FACTS

SUMMARY OF SALIENT FACTS

Property Name	Renaissance City Center

Location	322 Cox Creek Parkway, Florence, Lauderdale
	County, Alabama 35630

Assessor’s Parcel Numbers	16-09-31-1-001-044.000
	16-09-31-2-001-002.005
	16-09-31-1-001-059.000
	16-09-31-2-001-002.020

Highest and Best Use
As If Vacant	Retail
As Improved	Retail

Property Rights Appraised	Leased Fee Interest

Land Area	9.05 AC	394,218 SF

Improvements
Property Type	Retail	(Neighborhood/Community Center)
Number of Buildings	2
Number of Stories	1
Gross Leasable Area	93,873 SF
Year Built	2013
Condition	Good

Major Tenants
Publix	54,340 SF

Estimated Exposure/Marketing Time	6 Months

Financial Indicators
Current Occupancy	100.0%
Stabilized Occupancy	90.0%
Overall Capitalization Rate	7.25%

	Total	Per SF
Pro Forma Operating Data
Effective Gross Income	$1,591,162	$16.95
Operating Expenses	$358,349	$3.82
Expense Ratio	22.52%
Net Operating Income	$1,232,814	$13.13

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RENAISSANCE CITY CENTER | SUMMARY OF SALIENT FACTS

	Total	Per SF
VALUATION
Land Value	$1,475,000	$3.74
Cost Approach	$16,850,000	$179.50
Sales Comparison Approach	$16,500,000	$175.77
Income Capitalization Approach	$17,000,000	$181.10

CONCLUDED MARKET VALUE
Appraisal Premise	Interest Appraised	Date of Value	Value
As Is	Leased Fee Interest	May 15, 2013	$17,000,000
Compiled by CBRE

STRENGTHS, WEAKNESSES, OPPORTUNITIES AND THREATS (SWOT)

Strengths and weaknesses are internal to the subject; opportunities & threats are external to the subject

Strengths

•	The subject offers good quality, functional retail space.

•	The subject is located along one of the primary commercial thoroughfares in the neighborhood.

•	The subject is anchored by Publix with Hibbett’s Sporting Goods and Books-A-Million as junior anchors.

Weaknesses

•	None noted.

Opportunities

•	Economic growth in Florence could lead to potential expansion in the surrounding areas including the subject neighborhood.

Threats

•	The weakened overall economy has contributed to depressed levels of consumer spending and business expansion.

EXTRAORDINARY ASSUMPTIONS

An extraordinary assumption is defined as “an assumption directly related to a specific assignment, which, if found to be false, could alter the appraiser’s opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal, or economic characteristics of the subject property; or about conditions external to the property such as market conditions or trends; or about the integrity of data used in an analysis.”1

•	None noted.

[1]	Appraisal Institute, The Dictionary of Real Estate Appraisal, 5th ed. (Chicago: Appraisal Institute, 2010), 73.

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HYPOTHETICAL CONDITIONS

A hypothetical condition is defined as “that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.” 2

•	None noted.

[2]	Dictionary of Real Estate Appraisal, 97.

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RENAISSANCE CITY CENTER | TABLE OF CONTENTS

TABLE OF CONTENTS

CERTIFICATION OF THE APPRAISAL	i

SUBJECT PHOTOGRAPHS	ii

SUMMARY OF SALIENT FACTS	vi

TABLE OF CONTENTS	ix

INTRODUCTION	1

AREA ANALYSIS	6

NEIGHBORHOOD ANALYSIS	9

MARKET ANALYSIS	13

SITE ANALYSIS	29

IMPROVEMENTS ANALYSIS	32

ZONING	37

TAX AND ASSESSMENT DATA	38

HIGHEST AND BEST USE	40

APPRAISAL METHODOLOGY	42

LAND VALUE	43

COST APPROACH	48

INSURABLE VALUE (REPLACEMENT COST)	52

SALES COMPARISON APPROACH	54

INCOME CAPITALIZATION APPROACH	60

RECONCILIATION OF VALUE	77

ASSUMPTIONS AND LIMITING CONDITIONS	78

ADDENDA

A	Glossary of Terms
B	Land Sale Data Sheets
C	Improved Sale Data Sheets
D	Rent Comparable Data Sheets
E	Operating Data
F	Précis METRO Report - Economy.com, Inc.
G	Engagement Letter
H	Qualifications

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RENAISSANCE CITY CENTER | INTRODUCTION

INTRODUCTION

PROPERTY IDENTIFICATION

The subject is a 93,926 square-foot retail property (neighborhood/community center) located at 322 Cox Creek Parkway in Florence, Lauderdale County, Alabama. The improvements were constructed in 2013 and are situated on a 9.05-acre site. Currently, the property is 100% occupied and is considered to be in good overall condition. The subject is anchored by a Publix grocery store along with junior anchors Hibbett’s Sporting Goods and Books-A-Million. Aspen Dental and Sam’s Grill are the remaining tenants.

OWNERSHIP AND PROPERTY HISTORY

Title to the property is currently vested in the name of AL Florence Realty Holdings 2010 LLC. The current owner accumulated titled to the subject, which includes four parcels, over the course of a four-year period beginning in mid-2008. Purchase prices were not disclosed. The property is neither listed for sale, nor under contract to the best of our knowledge.

PREMISE OF THE APPRAISAL

The following table illustrates the various dates associated with the valuation of the subject, the valuation premise(s) and the rights appraised for each premise/date:

PREMISE OF THE APPRAISAL
Item	Date	Interest Appraised
Date of Report:	May 29, 2013
Date of Inspection:	May 15, 2013
Date of Value
As Is:	May 15, 2013	Leased Fee Interest

Compiled by CBRE

PURPOSE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the subject property. The current economic definition of market value agreed upon by agencies that regulate federal financial institutions in the U.S. (and used herein) is as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.	buyer and seller are typically motivated;

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RENAISSANCE CITY CENTER | INTRODUCTION

2.	both parties are well informed or well advised, and acting in what they consider their own best interests;

3.	a reasonable time is allowed for exposure in the open market;

4.	payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5.	the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. [3]

INTENDED USE OF REPORT

This appraisal is to be used for internal decision making purposes.

INTENDED USE AND USER OF REPORT

This appraisal is to be used by the client, InterFirst Capital, LLC, and Protective Life Insurance Company and Its Subsidiaries.

Intended Users - the intended user is the person (or entity) who the appraiser intends will use the results of the appraisal. The client may provide the appraiser with information about other potential users of the appraisal, but the appraiser ultimately determines who the appropriate users are given the appraisal problem to be solved. Identifying the intended users is necessary so that the appraiser can report the opinions and conclusions developed in the appraisal in a manner that is clear and understandable to the intended users. Parties who receive or might receive a copy of the appraisal are not necessarily intended users. The appraiser’s responsibility is to the intended users identified in the report, not to all readers of the appraisal report. 4

SCOPE OF WORK

The scope of the assignment relates to the extent and manner in which research is conducted, data is gathered and analysis is applied, all based upon the following problem-identifying factors stated elsewhere in this report:

•	Client

•	Intended use

•	Intended user

•	Type of opinion

•	Effective date of opinion

•	Relevant characteristics about the subject

•	Assignment conditions

This appraisal of the subject has been presented in the form of a Self-Contained Appraisal Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(a) of

[3]	Office of Comptroller of the Currency (OCC), 12 CFR Part 34, Subpart C – Appraisals, 34.42 (g); Office of Thrift Supervision (OTS), 12 CFR 564.2 (g); Appraisal Institute, The Dictionary of Real Estate Appraisal, 5th ed. (Chicago: Appraisal Institute, 2010), 122-123. This is also compatible with the RTC, FDIC, FRS and NCUA definitions of market value as well as the updated Interagency Appraisal and Evaluation Guidelines promulgated in 2010.
[4]	Appraisal Institute, The Appraisal of Real Estate, 13th ed. (Chicago: Appraisal Institute, 2008), 132.

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RENAISSANCE CITY CENTER | INTRODUCTION

USPAP. That is, this report incorporates, to the fullest extent possible, practical explanation of the data, reasoning and analysis that were used to develop the opinion of value. This report also includes thorough descriptions of the subject and the market for the property type. CBRE, Inc. completed the following steps for this assignment:

Data Resources Utilized in the Analysis

RESOURCE VERIFICATION
Site Data	Source(s)/Verification:	Reconciled:
Size	Site Plan by Columbia Engineering, 1-7-11/Tax Assessor	Site Plan

Compiled by CBRE

RESOURCE VERIFICATION
Improved Data	Source(s)/Verification:	Reconciled:
Gross Size/Units	Site Plan by Columbia Engineering, 1-7-11/Tax Assessor	Site Plan
Net Size/Units	Tenant Leases supplied by Owner/Rent Roll	Leases
Area Breakdown/Use	Site Plan by Columbia Engineering, 1/7/11/CBRE Inspection	Inspection
No. Bldgs.	Site Plan by Columbia Engineering, 1/7/11/CBRE Inspection	Inspection
Parking Spaces	Site Plan by Columbia Engineering, 1/7/11/CBRE Inspection	Site Plan
YOC	Tenant Leases supplied by Owner/Owner	Owner

Compiled by CBRE

RESOURCE VERIFICATION
Economic Data	Source(s)/Verification:	Reconciled:
Income Data:	Tenant Leases supplied by Owner/Rent Roll	Leases
Expense Data:	Operating History supplied by Owner/CBRE Compiled	Owner/CBRE

Compiled by CBRE

Extent to Which the Property is Identified

CBRE, Inc. collected the relevant information about the subject from the owner (or representatives), public records and through an inspection of the subject property. The property was legally identified through the following sources:

•	postal address

•	assessor’s records

Economic characteristics of the subject were identified via:

•	leases and/or lease briefs

•	operating budget

Extent to Which the Property is Inspected

CBRE, Inc. inspected a reasonable percentage of both the interior and exterior of the subject, as well as its surrounding environs on the effective date of the appraisal. The inspection sample was considered an adequate representation of the subject property and is the basis for our findings.

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RENAISSANCE CITY CENTER | INTRODUCTION

Type and Extent of the Data Researched

CBRE, Inc. reviewed the micro and/or macro market environments with respect to physical and economic factors relevant to the valuation process. This process included interviews with regional and/or local market participants, available published data, and other various resources. CBRE, Inc. also conducted regional and/or local research with respect to the following:

•	applicable tax data

•	zoning requirements

•	flood zone status

•	demographics

•	income and expense data

•	comparable data

Type and Extent of Analysis Applied

CBRE, Inc. analyzed the data gathered through the use of appropriate and accepted appraisal methodology to arrive at a probable value indication via each applicable approach to value. The steps required to complete each approach are discussed in the methodology section.

EXPOSURE/MARKETING TIME

Current appraisal guidelines require an estimate of a reasonable time period in which the subject could be brought to market and sold. This reasonable time frame can either be examined historically or prospectively. In a historical analysis, this is referred to as exposure time. Exposure time always precedes the date of value, with the underlying premise being the time a property would have been on the market prior to the date of value, such that it would sell at its appraised value as of the date of value. On a prospective basis, the term marketing time is most often used. The exposure/marketing time is a function of price, time, and use. It is not an isolated estimate of time alone. In consideration of these factors, we have analyzed the following:

•	exposure/marketing time information from the PwC Real Estate Investor Survey; and

•	the opinions of market participants.

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RENAISSANCE CITY CENTER | INTRODUCTION

The following table presents the information derived from these sources.

EXPOSURE/MARKETING TIME INFORMATION
	Exposure/Mktg. (Months)
Investment Type	Range	Average
CBRE Neighborhood Centers
Class A	2.0 - 10.3	5.7
Class B	2.0 - 10.3	5.7
Class C	2.0 - 10.3	5.7
PwC Strip Shopping Center
National Data	2.0 - 18.0	7.1
CBRE Exposure/Marketing Time Estimate	6 Months

Source: CBRE National Investor Survey & PwC Real Estate Investor Survey

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RENAISSANCE CITY CENTER | AREA ANALYSIS

AREA ANALYSIS

Moody’s Economy.com provides the following Florence, Alabama metro area economic summary as of November 2012. The full Moody’s Economy.com report is presented in the Addenda.

FLORENCE, AL - ECONOMIC ANALYSIS
Indicators	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Gross Metro Product (C$B)	3.9	4.0	4.0	4.0	3.9	4.0	4.1	4.2	4.3	4.5	4.7	5.0
% Change	4.7	0.9	1.2	0.7	-2.1	2.6	1.2	2.5	2.1	4.4	5.6	5.0
Total Employment (000)	55.1	56.5	57.2	56.3	54.6	54.8	54.7	55.4	55.6	57.0	59.0	60.6
% Change	4.2	2.5	1.4	-1.6	-3.0	0.3	-0.2	1.3	0.4	2.6	3.5	2.7
Unemployment Rate	4.5	3.8	3.8	5.4	9.9	9.2	8.6	7.8	8.9	7.3	5.7	4.7
Personal Income Growth	5.8	5.5	7.4	4.6	-2.1	5.7	4.5	2.7	3.4	6.7	7.5	6.8
Population (000)	143.7	144.7	145.6	146.7	147.0	147.2	147.3	147.7	148.5	149.3	150.2	151.2
Single-Family Permits	277.0	367.0	310.0	252.0	133.0	155.0	137.0	150.8	159.0	277.7	334.8	335.4
Multifamily Permits	49.0	8.0	138.0	93.0	48.0	77.0	103.0	196.0	27.7	26.7	25.8	24.1
Existing-Home Price ($Ths	101.1	102.3	100.9	100.6	98.6	98.4	100.0	103.2	104.4	109.9	116.1	120.7
Mortgage Originations ($Mi	424.9	464.7	494.5	442.5	551.2	386.7	330.7	459.7	308.9	216.0	238.1	259.6
Net Migration (000)	0.9	1.1	0.8	1.1	0.3	0.3	0.2	0.5	1.0	1.0	1.1	1.2
Personal Bankruptcies	1,201.0	610.0	758.0	821.0	1,035.0	973.0	806.0	835.1	808.2	873.8	874.4	922.0

Source: Moody’s Economy.com

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RENAISSANCE CITY CENTER | AREA ANALYSIS

RECENT PERFORMANCE

Florence’s recovery continues, as growth has been broad-based, with only the public sector appreciably deteriorating. Manufacturing has been the strongest contributor to expansion, increasing employment and output significantly throughout the year. Growth has also been strong in Florence’s other core industry, leisure/hospitality; payrolls have increased nearly 4% over the last year. Brighter job prospects have led individuals to re-enter the labor force, causing a modest rise in unemployment to 7.8%, which is just between the national and state averages.

TVA

The Tennessee Valley Authority anchors public sector employment, stabilizing the metro area’s medium-term forecast. The federally owned utility is the second largest employer in Florence and provides a steady source of demand for retailers and service providers. Recent developments have created an upside risk to the near-term outlook; TVA has agreed to auction off about 1,000 acres of federal land to private bidders. The city will likely purchase some of the land and designate it for public use. Private bidders are also in the mix and could use the area for a hotel, manufacturing or retail space. The University of Northern Alabama and Northwest Shoals Community College are also potential bidders; both are landlocked and could expand to the shores of Wilson Lake. Development of the land will boost output and help jump-start stagnant construction, brightening the metro area’s medium-term prospects.

MANUFACTURING

Durable goods production has been the key driver of the recovery, and firms will boost employment growth over the next half decade. Local manufacturers produce a variety of goods, and firms are set to benefit from macroeconomic trends. North American Lighting has seen sales of its headlamps and signal lights rise with domestic vehicle sales. With annual vehicle sales expected to reach 17 million units by the end of 2014, the firm’s prospects are promising. Flexco’s revenues will also grow as the national commercial real estate market takes off. The firm produces flooring used in industrial and retail spaces. Nonresidential construction put in place nationally is expected to expand 5% annually through 2018. Wise Alloys will benefit from rising retail food and beverage sales. Wise manufactures aluminum cans used in food packaging, positioning the firm to expand in line with general consumer spending patterns. While the long-run outlook for manufacturing is weak, current trends will allow goods producers in Florence to expand output and employment faster than the U.S. averages.

HOUSING

Property values are expected to increase steadily over the next decade, supporting household wealth and consumer spending. Existing-house prices eclipsed their 2006 peak in 2012 and starts are above year-ago levels. These developments are counter to statewide trends; prices remain depressed throughout Alabama and starts are flat. Much of Florence’s strength is derived from its tight supply of

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RENAISSANCE CITY CENTER | AREA ANALYSIS

housing; it has the lowest foreclosure inventory in the state. Demand has also played a part. Personal income growth, the strongest determinant of property values, has outpaced the U.S. average over the last decade. Real estate will remain integral to local development, with prices expected to rise at an annualized rate of 4% over the next decade.

CONCLUSION

Florence’s resurgence has been built on the back of a diverse manufacturing base and healthy growth in tourism and consumer services. Residential real estate is also a strength. Almost all near-term risks are to the upside. Goods producers are positioned to take advantage of expanding vehicle sales and commercial construction. The metro area will benefit from development land purchased from TVA. As Florence transitions from manufacturing to a more service-based economy, rising incomes and a low-cost structure will allow it to outperform Alabama through the forecast horizon.

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RENAISSANCE CITY CENTER | NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

LOCATION

The subject is located in the city of Florence and is considered a tertiary location. The city of Florence is situated in southern Lauderdale County. The subject is located approximately three-and-a-half miles northeast of the Downtown Florence and approximately 40 miles west of Interstate 65.

BOUNDARIES

The neighborhood boundaries are not differentiated or exact, but generally conform to a three- to five-mile radius from the subject.

LAND USE

Land uses within the subject neighborhood consist of a mixture of retail/commercial and residential development. Retail and business service development extends along Cox Creek Parkway and Florence Boulevard (US 43/72). The newest developments are situated along Cox Creek Parkway from US 43/72 to the east to Darby Drive to the west. This is considered the retail core of Florence, which was established by the development of Regency Square Mall. Commercial development is

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RENAISSANCE CITY CENTER | NEIGHBORHOOD ANALYSIS

predominately comprised of community and strip centers, and free-standing properties including retail big boxes, automotive, restaurant, and a variety of other retail business service uses designed to serve the immediate area.

The major retail development in the neighborhood is Regency Square Mall, a 600,000 square foot regional mall located in the southeast quadrant of Cox Creek Parkway and Mall Road. The mall is anchored by Sears, Belk, Dillards and JCPenney and the Carmike Regency Square 12 movie theater. Other major retail centers in the neighborhood include Cox Creek Shopping Center, Cox Creek Plaza and Florence Square Shopping Center. Big box uses in the neighborhood include Target, Wal-Mart, Home Depot, and Lowe’s Home Improvement. All of these developments are located along Cox Creek Parkway within one mile of the mall. Cox Creek Shopping Center is a 173,989 square foot power center adjacent to Target. It is anchored by Dick’s Sporting Goods, Best Buy, and Burke’s. Cox Creek Plaza is a 100,501 square foot community center adjacent to Home Depot. It was renovated in 2010 after three major tenants vacated. It is now anchored by Ross Dress for Less, Bed Bath & Beyond, Jo-Ann Fabrics and Crafts, and Shoe Carnival. Florence Square Shopping Center is a 239,516 square foot community center anchored by K-Mart, Bargain Hunt and TJ Maxx. Florence Square is located across Cox Creek Parkway from Lowe’s Home Improvement.

The majority of the single-family residential development within a three-mile radius of the subject may be described as detached single family homes in the price range of $100,000 to $150,000. According to information obtained from Claritas, approximately 52% of the homes built within a three-mile radius of the subject were constructed between 1950 and 1979. The median owner occupied home value within a three-mile radius is $108,356.

GROWTH PATTERNS

Recent development in the subject neighborhood has been along Cox Creek Parkway in close proximity to Regency Square Mall. The most recent developments include Kohl’s and Renaissance City Center (subject), a Publix-anchored retail center with Books-A-Million, Hibbett Sporting Goods, Aspen Dental, Sam’s Sports Grill, and Panera Bread (ground lease tenant). No other major developments are expected in the near future; however, there are a few remaining in-fill sites and additional land available for development to the west along Cox Creek Parkway.

ACCESS

Accessibility to and throughout the neighborhood is considered good. US Highway 43/72 traverses the neighborhood in a general northeast/southwest direction. Outside of the neighborhood US Highway generally runs north and south and provides access to Columbia Tennessee to the north. It runs through the western portion of Alabama to the south and provides access to Tuscaloosa and Mobile. Outside of the neighborhood US Highway 72 generally runs east and west. It runs through northeast Mississippi and provides access to Memphis to the west. It runs through north Alabama and provides access to I-65 and Huntsville to the east.

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Additional traffic arteries of significance include Cox Creek Parkway, which is the primary corridor across northern Florence, Darby Drive, Wood Avenue and Alabama State Highways 20 and 157. The neighborhood also features a significant level of secondary roadways, which extend throughout the area in all directions. There are no significant road improvements occurring or known to be planned for the neighborhood.

DEMOGRAPHICS

Selected neighborhood demographics in one-, three- and five-mile radii from the subject are shown in the following table:

SELECTED NEIGHBORHOOD DEMOGRAPHICS
322 Cox Creek Parkway Florence, AL	1-Mile Radius	3-Mile Radius	5-Mile Radius
Population
2018 Population	1,816	23,800	49,515
2013 Population	1,779	23,450	48,927
2010 Population	1,758	23,264	48,614
2000 Population	1,512	22,166	46,047
Annual Growth 2013 - 2018	0.41%	0.30%	0.24%
Annual Growth 2010 - 2013	0.40%	0.27%	0.21%
Annual Growth 2000 - 2010	1.52%	0.48%	0.54%
Households
2018 Households	730	10,674	21,850
2013 Households	719	10,428	21,445
2010 Households	716	10,274	21,186
2000 Households	552	9,568	19,734
Annual Growth 2013 - 2018	0.30%	0.47%	0.37%
Annual Growth 2010 - 2013	0.14%	0.50%	0.41%
Annual Growth 2000 - 2010	2.64%	0.71%	0.71%
Income
2013 Median HH Inc	$39,895	$35,403	$35,803
2013 Estimated Average Household Income	$55,644	$52,172	$51,816
2013 Estimated Per Capita Income	$22,504	$23,201	$22,711
Age 25+ College Graduates - 2010	311	4,158	8,931
Age 25+ Percent College Graduates - 2013	24.2%	25.9%	27.1%

Source: Nielsen/Claritas

CONCLUSION

The subject neighborhood is an active center of employment, shopping, and residential living. As shown in the previous table, the subject neighborhood has shown increases in both population and

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households over the past ten-year period, a trend that is expected to continue in the coming five years, albeit at a slower pace. The neighborhood currently has a middle-income economic profile. The outlook for the neighborhood is for improved performance over the next several years, as the Florence metropolitan area continues to expand. As a result, the demand for existing and proposed developments is expected to be above average.

The subject property is a 93,873 square foot community retail center that appears to conform relatively well to surrounding neighborhood infrastructure and support services. The subject is adequately positioned for a retail site with main access provided by a primary commercial thoroughfare in the neighborhood. Overall, the development appears to be supported by both neighborhood demographics and the primary traffic carriers within the neighborhood.

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MARKET ANALYSIS

The market analysis forms a basis for assessing market area boundaries, supply and demand factors, and indications of financial feasibility. The primary data source utilized for this market analysis was provided by CoStar. The subject is located within Florence and Lauderdale County. Market data for shopping centers is provided but neither the city nor county are in market areas specifically identified by CoStar. The secondary data are drawn from CBRE Information Services Group and Claritas.

The subject is in the Florence metropolitan area and is considered a Class A retail center with a primary trade area of approximately three to five miles. According to the Urban Land Institute (ULI) (in Dollars & Cents of Shopping Centers), the following retail property definitions may be applicable towards the subject:

A shopping center is defined as a group of commercial establishments planned, developed, owned, and managed as a unit related in location, size, and type of shops to the trade area it serves. It provides on-site parking relating to the types and sizes of its stores.

Types of specific shopping centers are further defined below:

A neighborhood center provides for the sale of convenience goods (foods, drugs and sundries) and personal services (laundry and dry cleaning, barbering, shoe repair, etc.) for the day-to-day living needs of the immediate neighborhood. It is built around a supermarket as the principal tenant and typically contains a gross leasable area of about 60,000 square feet. In practice, it may range in size from 30,000 to 100,000 square feet.

In addition to the convenience goods and personal services offered by the neighborhood center, a community center provides a wider range of soft lines (wearing apparel for men, women and children) and hard lines (hardware and appliances). The community center makes merchandise available in a greater variety of sizes, styles, colors and prices. Many centers are built around a junior department store, variety store, super drugstore or discount department store as the major tenant, in addition to a supermarket. Although a community center does not have a full-line department store, it may have a strong specialty store or stores. Its typical size is about 150,000 square feet of gross leasable area, but in practice, it may range from 100,000 to 500,000 or more square feet. Centers that fit the general profile of a community center but contain more than 250,000 square feet are classified as super community centers. In extreme cases, these centers contain more than 1,000,000 square feet. As a result, the community center is the most difficult to estimate for size and pulling power.

DEMOGRAPHIC ANALYSIS

Demand for additional retail property is a direct function of population change and household income. Retail properties are products of a clearly definable demand relating directly to population shifts and income patterns.

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Housing, Population and Household Formation

The following table illustrates the population and household changes for the subject neighborhood with primary focus on the five-mile radius.

POPULATION AND HOUSEHOLD PROJECTIONS
	1-Mile Radius	3-Mile Radius	5-Mile Radius
Population
2018 Population	1,816	23,800	49,515
2013 Population	1,779	23,450	48,927
2010 Population	1,758	23,264	48,614
2000 Population	1,512	22,166	46,047
Annual Growth 2013 - 2018	0.41%	0.30%	0.24%
Annual Growth 2010 - 2013	0.09%	0.06%	0.05%
Annual Growth 2000 - 2010	1.52%	0.48%	0.54%
Households
2018 Households	730	10,674	21,850
2013 Households	719	10,428	21,445
2010 Households	716	10,274	21,186
2000 Households	552	9,568	19,734
Annual Growth 2013 - 2018	0.30%	0.47%	0.37%
Annual Growth 2010 - 2013	0.03%	0.11%	0.09%
Annual Growth 2000 - 2010	2.64%	0.71%	0.71%

Source: Nielsen/Claritas

As shown, population and households have shown increases within the one-, three- and five-mile radii over the past ten years. Population and households are expected to show continued increases at each level over the coming five years.

Income Distributions

Household income available for expenditure on consumer items is a primary factor in determining the retail supply and demand levels in a given market area. In the case of this study, a projection of household income identifies (in gross terms) the market from which the subject submarket draws. The following table illustrates estimated household income distribution for the subject neighborhood.

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HOUSEHOLD INCOME DISTRIBUTION
	1-Mile Radius	3-Mile Radius	5-Mile Radius
Households by Income Distribution - 2013
Less than $ 15K	17.94%	23.47%	24.60%
$15K - $25K	13.07%	13.00%	12.56%
$25K - $35K	13.91%	13.10%	12.00%
$35K - $50K	13.35%	13.16%	13.35%
$50K - $75K	14.46%	15.14%	15.39%
$75K - $100K	12.10%	9.31%	9.86%
$100K - $ 150K	11.40%	8.51%	8.44%
$150K - $ 250K	2.09%	2.38%	1.89%
$250K - $ 500K	0.83%	0.96%	0.92%
$500K or more	0.00%	0.19%	0.27%

Source: Nielsen/Claritas

The following table illustrates the median and average household income levels for the subject neighborhood.

HOUSEHOLD INCOME LEVELS
	1-Mile Radius	3-Mile Radius	5-Mile Radius
Income
2013 Median HH Inc	$39,895	$35,403	$35,803
2013 Estimated Average Household Income	$55,644	$52,172	$51,816
2013 Estimated Per Capita Income	$22,504	$23,201	$22,711

Source: Nielsen/Claritas

An analysis of the income data indicates that the submarket is generally comprised of middle-income economic cohort groups, which include the target groups to which the subject is oriented.

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Retail Sales Volumes

The following table illustrates retail sales for the subject’s market area at given radii intervals from the subject.

RETAIL EXPENDITURES ($000’s) SUBJECT’S SUBMARKET
	1-Mile Radius			3-Mile Radius			5-Mile Radius
Product Sample	2013	2018	%/Yr	2013	2018	%/Yr	2013	2018	%/Yr
All Retail Stores	18,448	20,246	1.9%	259,116	285,689	2.0%	563,854	618,353	1.9%
Grocery Stores	3,546	3,725	1.0%	49,424	52,080	1.1%	105,567	110,737	1.0%
Eating Places	1,491	1,586	1.2%	20,771	22,145	1.3%	45,312	47,899	1.1%
Drinking Places	40	42	1.1%	570	607	1.3%	1,286	1,356	1.1%
Health and Personal Care Stores	1,662	1,799	1.6%	22,629	24,727	1.8%	47,321	51,572	1.7%
Building Material & Garden Equipment & Supplies	497	542	1.8%	7,014	7,686	1.8%	14,859	16,210	1.8%
Hardware Stores	60	65	1.9%	842	931	2.0%	1,801	1,981	1.9%
Lawn & Garden Equipment & Supplies Dealers	80	88	1.9%	1,124	1,240	2.0%	2,399	2,631	1.9%
Furniture Stores	306	337	1.9%	4,285	4,765	2.1%	9,372	10,384	2.1%
Other Home Furnishing Stores	231	255	1.9%	3,254	3,605	2.1%	6,872	7,569	2.0%
Household Appliance Stores	77	89	3.1%	1,077	1,256	3.1%	2,291	2,662	3.0%
Radio/TV/Other Electronics Stores	297	421	7.2%	4,050	5,753	7.3%	9,048	12,786	7.2%
Department Stores (Excluding Leased)	1,590	1,804	2.6%	22,141	25,090	2.5%	47,877	53,980	2.4%
Clothing and Clothing Accessory Stores	1,162	1,325	2.7%	16,307	18,397	2.4%	36,003	40,313	2.3%
Shoe Stores	164	190	3.0%	2,383	2,719	2.7%	5,277	5,967	2.5%
General Merchandise Stores	3,236	3,611	2.2%	45,071	50,320	2.2%	97,210	108,036	2.1%
Warehouse Clubs and Superstores	1,672	1,840	1.9%	23,297	25,701	2.0%	50,148	55,091	1.9%
Full Service Restaurants	520	549	1.1%	7,182	7,645	1.3%	15,544	16,418	1.1%
Fast Food Restaurants	438	470	1.4%	6,191	6,624	1.4%	13,695	14,509	1.2%
Jewelry Stores	242	270	2.2%	3,325	3,747	2.4%	7,094	7,912	2.2%
Book Stores	119	134	2.3%	1,681	1,872	2.2%	4,855	5,389	2.1%
Gift, Novelty, and Souvenir Shops	64	71	2.1%	879	981	2.2%	1,898	2,104	2.1%
Florists	190	208	1.8%	2,629	2,892	1.9%	5,492	6,008	1.8%
Hobby, Toy, and Game Shops	118	131	2.0%	1,616	1,779	1.9%	3,422	3,771	2.0%
Sporting Goods Stores	174	225	5.2%	2,465	3,174	5.2%	5,365	6,851	5.0%
Camera/Photographic Supply Stores	20	27	6.3%	273	369	6.3%	591	796	6.2%
Luggage and Leather Goods Stores	18	21	2.3%	245	276	2.4%	531	592	2.2%
Sew/Needlework/Piece Goods Stores	42	46	2.2%	582	652	2.3%	1,205	1,341	2.1%
Convenience Stores	197	210	1.3%	2,794	3,004	1.5%	6,052	6,466	1.3%
Home Centers	225	247	1.9%	3,177	3,503	2.0%	6,734	7,393	1.9%
Nursery and Garden Centers	72	79	1.7%	1,011	1,105	1.8%	2,156	2,343	1.7%
Computer and Software Stores	131	191	7.8%	1,755	2,554	7.8%	4,046	5,848	7.6%
Clothing Accessory Stores	18	20	2.5%	248	277	2.2%	553	615	2.1%
Auto Dealers	2,533	2,774	1.8%	36,790	41,215	2.3%	82,536	91,478	2.1%
Automotive Part, Accessories & Tire Stores	161	166	0.7%	2,361	2,445	0.7%	5,360	5,505	0.5%
Gasoline Stations with Convenience Stores	1,638	1,662	0.3%	23,597	24,072	0.4%	51,441	52,061	0.2%
Gasoline Stations without Convenience Stores	448	441	-0.3%	6,481	6,410	-0.2%	14,176	13,904	-0.4%
Electronic Shopping and Mail Order	865	1,044	3.8%	11,820	14,283	3.9%	26,272	31,698	3.8%
Total Accommodation and Food Services	2,060	2,195	1.3%	28,824	30,798	1.3%	62,663	66,372	1.2%

Source: Nielsen/Claritas

The annual rate of change for All Retail Stores is indicated as 1.9%, 2.0% and 1.9% on one-, three-, and five-mile radii, respectively. When excluding the Auto Dealers category, the rate of change for all retail is 1.9%, 1.9% and 1.8%, respectively. As noted, demand for most retail products is expected to increase over the next five years. The following table shows the range of growth and/or contraction and corresponding category for each radius.

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RETAIL EXPENDITURE TRENDS
Minimum Growth Categories
Gasoline Stations without Convenience Stores (1-Mile Radius)	-0.3%
Gasoline Stations without Convenience Stores (3-Mile Radius)	-0.2%
Gasoline Stations without Convenience Stores (5-Mile Radius)	-0.4%
Maximum Growth Categories
Computer and Software Stores (1-Mile Radius)	7.8%
Computer and Software Stores (3-Mile Radius)	7.8%
Computer and Software Stores (5-Mile Radius)	7.6%

Source: Nielsen/Claritas

Outlook

Based on this analysis, the immediate area surrounding the subject is projected to experience continued increases relative to households, population, income levels and retail expenditures into the near future. Given the area demographics, it appears that demand for both comparable surrounding area retail properties and the subject should remain stable. The overall market is expected to experience a continuation of the operating environment that has existed recently and should remain stable. Further, while limited new construction is occurring, overbuilding is not anticipated during the near term.

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MARKET OVERVIEW

The following chart, graphs and discussion illustrate some general observations in the surrounding retail market as provided by CoStar.

Florence MSA Market Statistics

FLORENCE MSA RETAIL SHOPPING CENTER STATISTICS
	Existing Inventory		Vacancy			Net Absorption	Average Rate
Period	# Bldgs	Total RBA	Direct SF	Total SF	Vacant %
QTD	275	4,956,678	216,225	216,225	4.4%	3,025	$9.78
2013 1Q	275	4,956,678	219,250	219,250	4.4%	7,155	$9.65
2012 4Q	275	4,956,678	226,405	226,405	4.6%	47,209	$9.67
2012 3Q	275	4,956,678	273,614	273,614	5.5%	39,899	$9.36
2012 2Q	275	4,956,678	305,388	313,513	6.3%	14,176	$9.17
2012 1Q	275	4,956,678	319,564	327,689	6.6%	(5,755)	$9.26
2011 4Q	275	4,956,678	313,809	321,934	6.5%	(23,035)	$9.05
2011 3Q	275	4,956,678	289,574	298,899	6.0%	21,464	$8.99
2011 2Q	275	4,956,678	311,038	320,363	6.5%	9,913	$8.96
2011 1Q	275	4,956,678	322,151	330,276	6.7%	25,045	$9.34
2010 4Q	275	4,956,678	347,196	355,321	7.2%	(8,373)	$9.39
2010 3Q	274	4,947,678	329,823	337,948	6.8%	(6,584)	$9.25
2010 2Q	274	4,947,678	323,239	331,364	6.7%	19,997	$9.29
2010 1Q	274	4,947,678	343,236	351,361	7.1%	(52,516)	$8.63
2009 4Q	274	4,947,678	290,720	298,845	6.0%	(36,260)	$10.08
2009 3Q	273	4,940,638	247,420	255,545	5.2%	10,165	$10.90
2009 2Q	272	4,933,598	250,545	258,670	5.2%	(60,888)	$10.96
2009 1Q	272	4,933,598	189,657	197,782	4.0%	(31,621)	$8.30
2008 4Q	272	4,933,598	125,970	166,161	3.4%	(20,194)	$9.95

Source: CoStar

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Vacancy Rates

Absorption

As shown above the Florence MSA Retail Market consists of approximately 4.96 million square feet in 257 centers. CoStar reports no changes to the existing supply over the past few years. The most recent significant construction was reported to have occurred in the early 2000s. Newer construction has been smaller developments or stand-alone stores. Vacancy in the market has been on a downward trend since 2010. Lease rates stabilized in early 2011 and have been steadily increasing since.

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Barriers to Entry

The neighborhood is generally characterized as stable with limited growth. There are sites available that are suitable for development with similar retail uses throughout the market, including currently under-utilized improved sites. Local governing authorities are generally perceived as not actively opposed to new development. Therefore, barriers to entry are noted as limited to adequate market demand.

Demand Generators

Demand for additional retail property is a direct function of population change and household income. Retail properties are products of a clearly definable demand relating directly to population shifts and income patterns. The sales potential of a retail property is directly related to its proximity to the number of potential patrons. The number of households within the primary and secondary trade areas is expected to continue to demonstrate positive increases over the near future, which bodes well for the subject.

INVESTMENT TRENDS

The PwC Real Estate Investor Survey, Fourth Quarter 2012, published by PricewaterhouseCoopers reports that: when talking with Survey investors during 2012 about investment strategies and their expectations for the near-term performance of commercial real estate (CRE), most felt that the industry, as well as corporate America, had adopted a “wait-and-see” attitude as the U.S. presidential election drew closer. Investment demand and the industry’s recovery both noticeably slowed at the start of the second half of 2012. “The election definitely brought some pause to the marketplace,” says an investor.

Now, with the outcome of the presidential election behind them, CRE investors are refocused on the year ahead with “one less distraction” and a bit more clarity even though uncertainty still exists with regard to the looming fiscal cliff and the need to address the nation’s rapidly growing debt that is expected to hit the “ceiling” sometime between late 2012 and February 2013. In addition, there are a host of other issues to contend with that impact the CRE industry, such as a choppy housing recovery, tepid demand for office space, and a weak manufacturing sector.

Despite these lingering challenges, most CRE assets continue to command attractive spreads over fixed-income investments and offer much more stability than stocks. In addition, most property sectors continue to post occupancy gains and rental rate growth. “We are starting to see good news eclipse the bad news and that makes us want to invest more capital in CRE assets,” shares a participant. As the industry’s recovery progresses, CRE offers varied investment opportunities across each major property sector and a diverse number of cities.

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For the most part, investors in the office sector are showing a greater acceptance for slower growth and less apprehension about moving further out on the risk spectrum. Although “core,” trophy assets remain the preferred target of both domestic and international investors, aggressive pricing and improved fundamentals have resulted in certain investors looking to buy either core in strong secondary markets or “less-than-core” in primary markets. At the same time, overall cap rate compression and assertive bidding are providing incentive for office building owners to sell. “It’s a good time to cull portfolios,” states a participant.

Cap rate compression is also occurring in the retail sector, which had been kind of a taboo investment choice for quite some time. Due to a limited amount of new supply, moderate spending on the part of consumers, and stabilizing housing markets, many investors are revisiting opportunities involving strip shopping centers and even power centers. “As yields for well-leased shopping centers have compressed too much, we are considering buying value-add in great locations due to a lack of new supply,” reveals an investor.

A lack of new supply combined with growing tenant demand have caused investor interest in the warehouse sector to surge over the past year, creating both buying and selling prospects. In addition, new construction is occurring in certain warehouse hubs, like Miami and Chicago, where overbuilding is usually less of a concern, and in select apartment metros. However, disciplined CRE construction lending and an overall slow-growth environment are expected to temper thoughts of adding too much new supply to a healing CRE industry, where buyers and sellers may soon be on equal footing.

NATIONAL STRIP SHOPPING CENTER MARKET

According to the Fourth Quarter 2012 PwC Real Estate Investor Survey, when it comes to investing in strip shopping centers, population density and high barriers to entry are key motivations behind investment decisions. “We are looking to buy in select markets with strong demographics and little room for new development,” shares a participant. While focusing on these two characteristics is not new to most buyers, it has become more important for investors of grocery-anchored centers in the wake of a rapidly expanding grocer market.

In addition to the “traditional” grocer, many big-box stores, like Target, and drugstores, such as Walgreens, are adding grocery aisles to their formats. While some investors feel this growing competition is straining the appeal of buying grocery-anchored shopping centers, others remain steadfast in their desire to acquire not only grocery-anchored centers, but also community shopping centers.

KEY 4Q12 SURVEY STATS*

Tenant Retention Rate:

Average	67.5%	▲

Range	50.0% to 80.0%

Months of Free Rent(1):

Average	3.1	▼

Range	0 to 9

% of participants using	80.0%	▼

Market Conditions Favor:

Buyers	30.0%	=

Sellers	40.0%	=

Neither	30.0%	=

*	▼, ▲, = change from prior quarter
(1)	on a ten-year lease

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In fact, 52.7% of respondents in the recently released Emerging Trends in Real Estate®2013, published by PwC and ULI, recommend buying U.S. neighborhood/community shopping centers in the year ahead. In contrast, 28.0% propose holding them while 19.3% recommend selling. This sector’s “buy” rating significantly outshines the other two retail formats (11.9% for power centers and 16.0% for regional malls).

Table 3
NATIONAL STRIP SHOPPING CENTER MARKET
Fourth Quarter 2012

	CURRENT	LAST QUARTER	1 YEAR AGO	2 YEARS AGO	4 YEARS AGO
DISCOUNT RATE (IRR)[a]
Range	6.50% – 12.50%	6.50% – 12.50%	6.50% – 12.50%	6.00% – 12.50%	7.00% – 10.00%
Average	8.43%	8.43%	8.44%	8.88%	8.49%
Change (Basis Points)		0	–1	–45	–6
OVERALL CAP RATE (OAR)[a]
Range	5.25% – 9.50%	5.25% – 9.50%	5.00% – 9.50%	5.50% – 9-50%	5.80% – 9.00%
Average	7.06%	7.06%	7.16%	7.63%	7.49%
Change (Basis Points)		0	–10	–57	–43
RESIDUAL CAP RATE
Range	6.00% – 12.00%	6.00% – 12.00%	6.00% – 12.00%	6.50% – 12.00%	6.00% – 10.50%
Average	7.66%	7.69%	7.93%	8.26%	7.82%
Change (Basis Points)		–3	–24	–57	–13
MARKET RENT CHANGE[b]
Range	0.00% – 4.00%	0.00% – 4.00%	0.00% – 4.00%	0.00% – 3.00%	(5.00%) – 3.50%
Average	1.75%	1.73%	1.45%	0.61%	2.33%
Change (Basis Points)		+2	+30	+114	–58
EXPENSE CHANGE[b]
Range	2.50% – 4.00%	2.50% – 4.00%	2.50% – 5.00%	1.00% – 4.00%	3.00% – 4.00%
Average	3.03%	3.03%	3.11%	2.86%	3.11%
Change (Basis Points)		0	–8	+17	–8
MARKETING TIME[c]
Range	2 – 18	2 – 18	2 – 18	2 – 18	2 – 12
Average	7.1	7.0	7.1	8.2	6.4
Change (▼, ▲, =)		▲	=	▼	▲

a. Rate on unleveraged, all-cash transactions    b. Initial rate of change    c. In months

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COMPETITIVE PROPERTIES

Comparable properties have been surveyed in order to identify the occupancy trends within the immediate submarket. The comparable data is summarized in the following table:

SUMMARY OF COMPARABLE RETAIL RENTALS
Comp. No.	Name	Location	Occupancy
1	Cox Creek Shopping Center	398 Cox Creek Parkway, Florence, AL	88%

2	Cox Creek Plaza	354 Cox Creek Parkway, Florence, AL	100%

3	Florence Square Shopping Center	SEC US 72/AL 133, Florence, AL	88%

4	Cloverdale Village	990 Cox Creek Parkway, Florence, AL	100%

Subject	Renaissance City Center	322 Cox Creek Parkway, Florence, Alabama	100%

Compiled by CBRE

Comparable One is a community center shadow-anchored by Super Target. Dicks Sporting Goods, Burke’s and Best Buy are the major tenants in the center. It is located two parcels north of the subject. Comparable Two is also a community center with major tenants that include Ross Dress For Less, JoAnn Fabrics and Bed, Bath and Beyond. It is located on the adjacent parcel north of the subject. These two centers are considered the most comparable of the data set.

Comparables Three and Four are located three miles west and one-half mile south, respectively. These are slightly older tenants with a slightly inferior tenant mix. All four comparables are considered competitive within the market.

SUBJECT TRENDS AND PROJECTIONS

Occupancy

Occupancy rate is the relationship between the actual income received from a property and the income that would be received if the entire space were occupied. Consequently, the occupancy rate is a product of both (1) the relationship between the amount of occupied space in a building or market (physical) and (2) the relationship between the contract rent for the occupied building or market space and the total rent estimated for all space in the building or market (economic).

Conclusion

Based on the foregoing analysis, CBRE’s conclusion of stabilized occupancy for the subject is illustrated in the following table. This estimate considers both the physical and economic factors of the market.

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OCCUPANCY CONCLUSIONS
Florence Area	96.0%
Rent Comparables	91.4%
Subject’s Current Occupancy	100.0%
Subject’s Stabilized Occupancy	90.0%

Compiled by CBRE

Due to the creditworthiness of Publix and its remaining 20-year lease term and additional renewal options, along with Books-A-Million and Aspen Dental and their remaining 10-year terms and additional renewal options, and Panera Bread’s 25-year ground lease term and additional renewal options, we have excluded these tenants from vacancy and collection loss within our analysis. The resulting stabilized occupancy calculation is shown in the table that follows.

STABILIZED VACANCY LOSS CALCULATION
Tenancy	% of Inc.		Vacancy
Anchor & Ground Lease Tenants	82.8%	x	0.0%	=	0.0000
Hibbett’s & Sam’s Sports Grill	17.2%	x	10.0%	=	0.0172

					0.0172
Indicated Stabilized Vacancy					1.7%

Compiled by CBRE

Tenant Analysis

The subject is considered a Class A retail center. The subject’s tenant mix consists of national and regional retail tenants with their primary market area being a 3- to 5-mile radius. The profiles of key tenants are summarized below.

Publix

Publix Super Markets tops the list of privately owned grocery operators in the US. By emphasizing service and a family-friendly image over price, Publix has grown faster and been more profitable than Winn-Dixie Stores and other supermarket rivals. More than two-thirds of its 1,040-plus stores are in Florida, but it also operates in Alabama, Georgia, South Carolina, and Tennessee. Publix makes some of its own bakery, deli, dairy goods, and fresh prepared foods at its own manufacturing plants in Florida and Georgia. Also, many stores house pharmacies and banks. Founder George Jenkins began offering stock to Publix employees in 1930. Employees own about 31% of Publix, which is still run by the Jenkins family.

Books-A-Million

Books-A-Million caters to readers who aren’t millionaires. The third-largest US bookseller (behind Amazon and Barnes & Noble) operates some 250 stores in about 30 US states and Washington, DC. It does business mostly under the Books-A-Million, Books & Co., and 2nd

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RENAISSANCE CITY CENTER | MARKET ANALYSIS

& Charles banners and offers discounted books, magazines, music, DVDs, and general merchandise. Many stores include Joe Muggs cafés. Beyond superstores, Books-A-Million runs 50-plus smaller stores, Bookland and Books-A-Million. Other activities comprise online unit booksamillion.com, gift card issuer BAM Card Services, and book wholesaler American Wholesale Book. In mid-2012, the controlling Anderson family scrapped plans to take the company private.

Hibbett Sports, Inc.

Small-town sports fans are the bread and butter for Hibbett Sports. The company sells sports equipment, athletic apparel, and footwear in small to midsized markets in about 25 states, mainly in the South and Midwest. Its flagship Hibbett Sports chain is composed of more than 810 locations, and stores are primarily found in malls and strip centers anchored by a Wal-Mart. Hibbett also operates a single Sports & Co. superstore, a larger format featuring in-store putting greens, basketball hoops, and appearances by athletes. On a smaller scale, it runs about 20 mall-based Sports Additions shoe shops, most of which are situated near Hibbett Sports stores. The company also operates an e-commerce site.

Aspen Dental

Aspen Dental’s history started in Syracuse, New York, at a dental lab called Upstate Dental, which began operations in 1964. In 1981, Upstate Dental merged its lab services with centralized management services to initiate the new dental practice management concept. The company became Upstate Dental Management, LLC in 1997 when an investor acquired Upstate Family Denture Services, Inc., Upstate Denture Labs, Inc. and East Coast Dental Management, Inc. The last step in the creation of Aspen Dental came in 1998 when Upstate Dental and East Coast Dental merged and agreed on a common name: Aspen Dental Management, Inc. Aspen Dental is owned by Leonard Green & Partners, a private equity firm specializing in leveraged buyout transactions, particularly of middle market companies. As of 2010, the firm had with approximately $9 billion in assets under management.

Panera Bread Company (Ground Lease Tenant)

Panera Bread is a leader in the quick-casual restaurant business with more than 1,650 bakery-cafes in about 45 states and Canada. Its locations, which operate under the banners Panera Bread, Saint Louis Bread Co., and Paradise Bakery & Café, offer made-to-order sandwiches using a variety of artisan breads, including Asiago cheese bread, focaccia, and its classic sourdough bread. The chain’s menu also features soups, salads, and gourmet coffees. In addition, Panera sells its bread, bagels, and pastries to go. More than 800 of its locations are company-operated, while the rest are run by franchisees.

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CONCLUSION

Overall, the characteristics of the retail market, examined at macro and micro levels, support our conclusion that the subject is operating in an environment that will continue to support existing retail development in a generally stable manor. The local market and submarket are exhibiting generally stable occupancy levels and rental rates with slight improvements over the past few quarters. This trend will likely continue in the short term. The long-term projection for the market and the subject’s submarket is for moderate expansion as general economic conditions improve.

With respect to the subject property in particular, we believe the subject is well located for a retail project. The site is conveniently located with respect to employment centers and major roadways, and the surrounding retail developments are experiencing above average levels of demand. The subject is located in a stable trade area with a middle-income demographic profile and a moderately expanding population and household base. With an established position, based upon our analysis, the subject property should continue to experience above average market acceptance.

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RENAISSANCE CITY CENTER | SITE ANALYSIS

TAX PLAT MAP

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FLOOD PLAIN MAP

MAP SCALE 1" = 500'
0
0
500
1000
FEET
METERS
0
150
300
SUBJECT
Sweetwater Creek
31
HOUGH RD
AZALEA DR
ANA CIR
ANA DR
RIVIERA DR
DELTA DR
SEVILLE ST
ZONE X
ZONE X
MAGNUM ST
CITY OF
FLORENCE
YORKSHIRE
CIR
LIMIT OF DETAILED
STUDY
ZONE A
Sweetwater Creek
FLORENCE BLVD
72
43
576
Bridge
T2S
T3S
ZONE X
564
575
NFIP
NATIONAL FLOOD INSURANCE PROGRAM
PANEL 0484D
FIRM
FLOOD INSURANCE RATE MAP
LAUDERDALE COUNTY,
ALABAMA
AND INCORPORATED AREAS
PANEL 484 OF 626
(SEE MAP INDEX FOR FIRM PANEL LAYOUT)
EFFECTIVE DATE
September 11, 2009
MAP NUMBER
01077C0484D
State of Alabama
Federal Emergency Management Agency
This is an official copy of a portion of the above referenced flood map. It was extracted using F-MIT On-Line. This map does not reflect changes or amendments which may have been made subsequent to the date on the title block. For the latest product information about National Flood Insurance Program flood maps check the FEMA Flood Map Store at www.msc.fema.gov

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RENAISSANCE CITY CENTER | SITE ANALYSIS

SITE ANALYSIS

The following chart summarizes the salient characteristics of the subject site.

SITE SUMMARY

Physical Description
Gross Site Area	9.05 Acres	394,218 Sq. Ft.
Net Site Area	9.05 Acres	394,218 Sq. Ft.
Primary Road Frontage	Hough Road	785 Feet
Secondary Road Frontage	Seville Street	572 Feet
Additional Road Frontage	Cox Creek Pkwy.	330 Feet
Excess Land Area	None
Surplus Land Area	None
Shape	Irregular
Topography	Level
Zoning District	B-3, Central Business
Flood Map Panel No. & Date	01077C0484D	11-Sep-09
Flood Zone	Zone X

Source: Various sources compiled by CBRE

LOCATION

The subject is located in the northeast quadrant of Cox Creek Parkway and Hough Road. The street address is 322 Cox Creek Parkway.

LAND AREA

The land area size of 9.05 acres was obtained from a survey provided by the property owner and confirmed through the tax assessor’s records. The site is considered adequate in terms of size and utility. There is no unusable, excess or surplus land area.

SHAPE AND FRONTAGE

The site is generally irregular and has adequate frontage along a primary roadway within the neighborhood.

INGRESS/EGRESS

Ingress and egress is available to the site from a curb cut along the eastern right-of-way of Cox Creek Parkway, two curb cuts along the northern right-of-way of Hough Road, and two curb cuts along the western right-of-way of Seville Street.

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Cox Creek Parkway, at the subject property, is a primary arterial roadway with a varying-width that traverses the area in northwest/southeast directions along the western boundary of the subject site. The street, which is provided with two lanes of traffic in each direction and various turning lanes, is improved with asphalt paving and street lighting. Street parking is not permitted.

Hough Road, at the subject property, is a secondary arterial roadway with a varying-width that traverses the area in east/west directions along the southern boundary of the subject site. The street, which is provided with two lanes of traffic in each direction and various turning lanes, is improved with asphalt paving and street lighting. Street parking is not permitted.

Seville Street, at the subject, is a tertiary arterial roadway with a varying-width that traverses the area in north/south directions along the eastern boundary of the subject site. The street, which is provided with one lane of traffic in each direction and various turning lanes, is improved with asphalt paving and street lighting. Street parking is not permitted.

Overall, ingress and egress are considered good for the subject property with regard to competitive alternate sites in the market.

TOPOGRAPHY AND DRAINAGE

The site is generally level and at street grade. The topography of the site is not seen as an impediment to the development of the property. During our inspection of the site, we observed no drainage problems and assume that none exist.

SOILS

A soils analysis for the site has not been provided for the preparation of this appraisal. In the absence of a soils report, it is a specific assumption that the site has adequate soils to support the highest and best use.

EASEMENTS AND ENCROACHMENTS

There are no known easements or encroachments impacting the site that are considered to affect the marketability or highest and best use. It is recommended that the client/reader obtain a current title policy outlining all easements and encroachments on the property, if any, prior to making a business decision.

COVENANTS, CONDITIONS AND RESTRICTIONS

There are no known covenants, conditions or restrictions impacting the site that are considered to affect the marketability or highest and best use. It is recommended that the client/reader obtain a copy of the current covenants, conditions and restrictions, if any, prior to making a business decision.

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UTILITIES AND SERVICES

The site is within the jurisdiction of Lauderdale County and the City of Florence and is provided all municipal services, including police, fire and refuse garbage collection.

FLOOD ZONE

According to flood hazard maps published by the Federal Emergency Management Agency (FEMA), the site is within Zone X, as indicated on Community Map Panel No. 01077C0484D. FEMA defines the flood zone(s) as follows:

Zones C and X (unshaded) are flood insurance rate zones used for areas outside the 0.2-percent-annual-chance floodplain. No Base Flood Elevations (BFEs) or depths are shown in this zone, and insurance purchase is not required.

ENVIRONMENTAL ISSUES

CBRE is not qualified to detect the existence of potentially hazardous material or underground storage tanks which may be present on or near the site. The existence of hazardous materials or underground storage tanks may affect the value of the property. For this appraisal, CBRE has specifically assumed that the property is not affected by any hazardous materials that may be present on or near the property.

ADJACENT PROPERTIES

The adjacent land uses are summarized as follows:

North:	Retail
South:	Retail
East:	Office/Retail
West:	Retail

CONCLUSION

The site is well located and afforded good access and visibility from roadway frontage. The size of the site is typical for the area and use, and there are no known detrimental uses in the immediate vicinity. Overall, there are no known factors which are considered to prevent the site from development to its highest and best use, as if vacant, or adverse to the existing use of the site.

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RENAISSANCE CITY CENTER | IMPROVEMENTS ANALYSIS

IMPROVEMENTS ANALYSIS

The following chart shows a summary of the improvements.

IMPROVEMENTS SUMMARY
Property Type	Retail	(Neighborhood/Community Center)
Number of Buildings	2
Number of Stories	1
Year Built	2013
Gross Leasable Area	93,873 SF
Area Breakdown by Market Rent Categories
Anchors	54,340 SF
Jr. Anchors	29,153 SF
In-line	10,380 SF
Major Tenants
Publix	54,340 SF
Site Coverage	23.8%
Land-to-Building Ratio	4.2 : 1
Parking Improvements	Open
Total Spaces:	481
Parking Ratio (per 1,000 SF GLA)	5.12

Source: Various sources compiled by CBRE

The subject is a neighborhood/community retail shopping center, located in the northeast quadrant of Cox Creek and Hough Road in Florence. The property was developed in 2013 and is in good condition. Generally, the subject offers a good mix of space with average visibility along a primary commercial corridor in the trade area.

BUILDING AREA

Building plans and specifications were not provided for the preparation of this appraisal. CBRE did not physically measure the improvements. Pertinent facts regarding the building’s size are shown below.

•	The net rentable area was reported by management as the sum of the lease square footages and was presented in a rent roll

The following is a description of the subject improvements and basic construction features derived from CBRE’s inspection.

YEAR BUILT

The subject was built in 2013.

FOUNDATION

The foundation consists of a continuous monolithic slab poured on reinforced concrete footings.

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CONSTRUCTION COMPONENTS

The construction components include a fireproof steel frame with steel beams and steel deck.

FLOOR STRUCTURE

The floor structure is summarized as follows:

Ground Floor:	Concrete slab on compacted fill

EXTERIOR WALLS

The exterior wall structure is a combination of concrete blocks and brick veneer. Retail storefronts are plate glass set in anodized aluminum frames.

ROOF COVER

The building exhibits a built-up tar and gravel roof over a steel frame.

INTERIOR FINISHES

The typical interior finish of the retail shop space is summarized as follows:

Floor Coverings:	Combination commercial grade short loop carpeting, composite vinyl tile, ceramic tile and sealed concrete.

Walls:	Textured and painted sheetrock.

Ceilings:	Combination textured and painted sheetrock and suspended acoustical tile.

Lighting:	Standard commercial fluorescent fixtures.

Summary:	The interior areas are typical building standard retail showroom finish, and are commensurate with competitors in the area. The occupied space is in good condition; there are no vacant spaces.

ELEVATOR/STAIR SYSTEM

The subject represents a ground floor retail use. As such, there are no elevators or stairwells.

HVAC

The individual retail areas feature roof-mounted condenser/compressor units with forced air furnaces located within the interior. The HVAC systems are assumed to be in average operating condition and adequate for the respective square footage of each individual space.

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ELECTRICAL

The electrical system is assumed to be in good working order and adequate for the building.

PLUMBING

The plumbing system is assumed to be in good working order and adequate for the building.

RESTROOMS

The restrooms are adequate and are assumed built to local code.

FIRE PROTECTION

It is assumed the improvements have adequate fire alarm systems, fire exits, fire extinguishers, fire escapes and/or other fire protection measures to meet local fire marshal requirements. CBRE is not qualified to determine adequate levels of safety & fire protection, whereby it is recommended that the client/reader review available permits, etc. prior to making a business decision.

SECURITY

The improvements include exterior security lighting and contract patrols. In addition, the individual tenant areas may include closed-circuit video monitoring and an electronic security alarm system, at the tenant’s direct expense.

PARKING AND DRIVES

The property features an adequate number of surface parking spaces, including reserved handicapped spaces. All parking spaces and vehicle drives are asphalt paved and considered to be in average condition. Patron parking areas are along the front of the building. The number of parking spaces appears and is assumed to be legally conforming for the existing use and is typical of the market.

ACCESS

Access is available to the site from a curb cut along the eastern right-of-way of Cox Creek Parkway, two curb cuts along the northern right-of-way of Hough Road, and two curb cuts along the western right-of-way of Seville Street. Additionally, the northbound traffic of Cox Creek Parkway is served by deceleration and acceleration lanes for inbound and outbound traffic. Traffic signals at the Cox Creek Parkway/Hough Road and Hough Road/Seville Street intersections help facilitate good access to the property.

LANDSCAPING

Landscaping is considered to be in average condition and well maintained.

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QUALITY AND STRUCTURAL CONDITION

The overall quality of the facility is considered to be average for the neighborhood and age. However, CBRE is not qualified to determine structural integrity and it is recommended that the client/reader retain the services of a qualified, independent engineer or contractor to determine the structural integrity of the improvements prior to making a business decision.

FUNCTIONAL UTILITY

The overall layout of the property is considered functional in utility and provides adequate accessibility and visibility to the individual retail spaces.

ADA COMPLIANCE

All common areas of the property appear to have handicap accessibility. The client/reader’s attention is directed to the specific limiting conditions regarding ADA compliance.

FURNITURE, FIXTURES AND EQUIPMENT

Any personal property items contained in the property are not considered in to contribute significantly to the overall value of the real estate.

ENVIRONMENTAL ISSUES

CBRE is not qualified to detect the existence of any potentially hazardous materials such as lead paint, asbestos, urea formaldehyde foam insulation, or other potentially hazardous construction materials on or in the improvements. The existence of such substances may affect the value of the property. For the purpose of this assignment, we have specifically assumed that any hazardous materials that would cause a loss in value do not affect the subject.

DEFERRED MAINTENANCE

Our inspection of the property indicated no items of deferred maintenance.

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ECONOMIC AGE AND LIFE

CBRE’s estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

ECONOMIC AGE AND LIFE
Actual Age	0 Years
Effective Age	0 Years
MVS Expected Life	45 Years
Remaining Economic Life	45 Years
Accrued Physical Incurable Depreciation	0.0%

Compiled by CBRE

The overall life expectancy is based upon our on-site observations and a comparative analysis of typical life expectancies reported for buildings of similar construction as published by Marshall and Swift, LLC, in the Marshall Valuation Service cost guide. While CBRE did not observe anything to suggest a different economic life, a capital improvement program could extend the life expectancy.

CONCLUSION

The improvements are considered to be in good overall condition and are considered to be typical for the age and location in regard to improvement design and layout. Overall, there are no known factors that could be considered to adversely impact the marketability of the improvements.

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RENAISSANCE CITY CENTER | ZONING

ZONING

The following chart summarizes the subject’s zoning requirements.

ZONING SUMMARY
Current Zoning	B-3, Central Business
Legally Conforming	Yes
Uses Permitted	This district is located in the commercial downtown center of the City of Florence and composed of land and structures occupied by or suitable for uses furnishing the wide range of retail goods and services required by residents of the metropolitan area and of the trade area. The Central Business District is the focus of commerce and administrative business activities of the trade area. The district regulations are designed to preserve it’s historic and architectural character, and permit the further development of the district for its purpose in a compact and convenient arrangement of uses and structures.
Zoning Change	Not likely

Category	Zoning Requirement
Minimum Lot Size	None
Minimum Lot Width	None
Maximum Height	50 feet
Minimum Setbacks
Front Yard	None
Street Side Yard	None
Interior Side Yard	None
Rear Yard	None
Maximum Bldg. Coverage	No Limit
Parking Requirements	None
Subject’s Actual Parking	5.12 spaces / 1,000 SF of Bldg.

Source: Planning & Zoning Dept.

The improvements represent a legally-conforming use. Additional information may be obtained from the appropriate governmental authority.

ANALYSIS AND CONCLUSION

The improvements represent a legally-conforming use. Additional information may be obtained from the appropriate governmental authority.

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RENAISSANCE CITY CENTER | TAX AND ASSESSMENT DATA

TAX AND ASSESSMENT DATA

The following summarizes the local assessor’s estimate of the subject’s market value, assessed value, and taxes, and does not include any furniture, fixtures or equipment.

AD VALOREM TAX INFORMATION
Assessor’s Market Value	2012	Pro Forma
16-09-31-1-001-044.000	$3,369,500
16-09-31-2-001-002.005	246,400
16-09-31-1-001-059.000	927,900
16-09-31-2-001-002.020	750,800

Subtotal	$5,294,600	$13,600,000
Assessed Value @	20%	20%

	$1,058,920	$2,720,000

General Tax Rate (per $100 A.V.)	4.90	4.90

Total Taxes	$51,887	$133,280

Source: Assessor’s Office

The subject property is liable for real estate taxes in the City of Florence and Lauderdale County. The combined 2012 tax rate for the City of Florence and Lauderdale County was 4.90 per $100 of assessed value, which remained unchanged from the prior year.

TAX COMPARABLES

As a crosscheck to the subject’s applicable real estate taxes, CBRE, Inc. has reviewed the real estate tax information according to Lauderdale County for comparable properties in the market area. The following table summarizes the comparables employed for this analysis:

AD VALOREM TAX COMPARABLES
Comparable Rental	Cox Creek Shopping Center	Cox Creek Plaza	Florence Square Shopping Center	Cloverdale Village	Subject

Year Built	2001	1984	1991	1986	2013
GLA (SF)	173,989	100,501	239,516	59,407	93,873
Tax Year	2012	2012	2012	2012	2012

Total Tax Value	$11,371,700	$4,500,000	$7,929,565	$3,145,700	$13,600,000
TV Per SF (GLA)	$65.36	$44.78	$33.11	$52.95	$144.88

Source: Assessor’s Office

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CONCLUSION

Based on the foregoing, the total taxes for the subject have been estimated as $133,280 for the base year of our analysis, based upon a market value for tax purposes of $13,600,000 or $144.88 per square foot. This is considerably above the historical assessment that does not account for the completed retail center. Our estimate is 80% of our stabilized value estimate and is considered a realistic scenario, since it is typical for tax values to lag market values in the area by this amount on average based on discussions with the local Assessor’s office.

Under the lease terms, the retail tenants are typically responsible for reimbursement of real estate taxes. Therefore, any change in tax liability relative to the concluded expense level should have only a relatively minor impact on the concluded market value.

For purposes of this analysis, CBRE, Inc. assumes that all taxes are current. If the subject sold for the value estimate in this report, a reassessment at that value could, but would not likely, occur. The consequences of a potential reassessment have been considered in the appropriate valuation sections.

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RENAISSANCE CITY CENTER | HIGHEST AND BEST USE

HIGHEST AND BEST USE

In appraisal practice, the concept of highest and best use represents the premise upon which value is based. The four criteria the highest and best use must meet are:

• legal permissibility; • physical possibility; • financial feasibility; and • maximum profitability.

The highest and best use analysis of the subject is discussed on the following pages. This analysis incorporates the information presented in the Market Analysis section, as well as any unique characteristics of the subject described previously.

AS VACANT

Legal Permissibility

The legally permissible uses were discussed in the Site Analysis and Zoning Sections.

Physical Possibility

The subject is adequately served by utilities, and has an adequate shape and size, sufficient access, etc., to be a separately developable site. There are no known physical reasons why the subject site would not support any legally probable development (i.e. it appears adequate for development).

Financial Feasibility

The determination of financial feasibility is dependent primarily on the relationship of supply and demand for the legally probable land uses versus the cost to create the uses. As discussed in the market analysis of this report, the subject retail market is generally stabilized. Development of new retail properties has occurred in the past few years. These factors indicate that it would be financially feasible to complete a new retail project if the site acquisition cost was low enough to provide an adequate developer’s profit.

Maximum Profitability

The final test of highest and best use of the site as if vacant is that the use be maximally productive, yielding the highest return to the land. In the case of the subject as if vacant, the analysis has indicated that a new retail project would be most appropriate.

CONCLUSION: HIGHEST AND BEST USE AS VACANT

Based on the information presented above and upon information contained in the market and neighborhood analysis, we conclude that the highest and best use of the subject as if vacant, would be for some type of retail development. Our analysis of the subject and its respective market characteristics indicate the most likely buyer, as if vacant, would be an investor (land speculation) or a developer for a retail-oriented use.

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RENAISSANCE CITY CENTER | HIGHEST AND BEST USE

AS IMPROVED

Legal Permissibility

As discussed, the subject site’s zoning and legal restrictions permit a variety of land uses. The site has been improved with a retail development that is a legal, conforming use.

Physical Possibility

The physical characteristics of the subject improvements were discussed in detail in the improvements analysis. Both the layout and positioning of the improvements are considered functional for retail use. While it would be physically possible for a wide variety of uses, based on the legal restrictions and the design of the improvements, the continued use of the property for retail users would be the most functional use.

Financial Feasibility

The financial feasibility of a retail property is based on the amount of rent which can be generated, less operating expenses required to generate that income; if a residual amount exists, then the land is being put to a productive use. As will be indicated in the income capitalization approach, the subject is producing a positive net cash flow and continued utilization of the improvements for retail purposes is considered financially feasible.

Maximum Profitability

The maximally profitable use of the subject as improved should conform to neighborhood trends and be consistent with existing land uses. Although several uses may generate sufficient revenue to satisfy the required rate of return on investment and provide a return on the land, the single use that produces the highest price or value is typically the highest and best use. As shown in the applicable valuation sections, buildings that are similar to the subject have been acquired or continue to be used by retail owners/tenants. None of the comparable buildings have been acquired for conversion to an alternative use. These comparables would indicate that the maximally productive use of the property is consistent with the existing use as a retail property.

CONCLUSION: HIGHEST AND BEST USE AS IMPROVED

Based on the foregoing, the highest and best use of the property, as improved, is consistent with the existing use as a retail development.

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RENAISSANCE CITY CENTER | APPRAISAL METHODOLOGY

APPRAISAL METHODOLOGY

In appraisal practice, an approach to value is included or omitted based on its applicability to the property type being valued and the quality and quantity of information available.

COST APPROACH

The cost approach is based on the proposition that the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements that represent the highest and best use of the land, or when it is improved with relatively unique or specialized improvements for which there exist few sales or leases of comparable properties.

SALES COMPARISON APPROACH

The sales comparison approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject. Valuation is typically accomplished using physical units of comparison such as price per square foot, price per unit, price per floor, etc., or economic units of comparison such as gross rent multiplier. Adjustments are applied to the physical units of comparison derived from the comparable sale. The unit of comparison chosen for the subject is then used to yield a total value. Economic units of comparison are not adjusted, but rather analyzed as to relevant differences, with the final estimate derived based on the general comparisons.

INCOME CAPITALIZATION APPROACH

The income capitalization approach reflects the subject’s income-producing capabilities. This approach is based on the assumption that value is created by the expectation of benefits to be derived in the future. Specifically estimated is the amount an investor would be willing to pay to receive an income stream plus reversion value from a property over a period of time. The two common valuation techniques associated with the income capitalization approach are direct capitalization and the discounted cash flow (DCF) analysis.

METHODOLOGY APPLICABLE TO THE SUBJECT

In valuing the subject, all three approaches are applicable and have been utilized.

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RENAISSANCE CITY CENTER | LAND VALUE

LAND VALUE

The following map and table summarize the comparable data used in the valuation of the subject site. A detailed description of each transaction is included in the addenda.

SUMMARY OF COMPARABLE LAND SALES
		Transaction		Proposed Use	Actual Sale Price	Size (Acres)	Size (SF)	Price Per Acre	Price Per SF
No.	Property Location	Type	Date

1	6th Avenue SE (US-31), Decatur, AL	Sale	Dec-11	Retail Shopping Center	$1,700,000	10.13	441,359	$167,782	$3.85

2	1809 Highway 72 E, Athens, AL	Sale	Aug-06	Retail Shopping Center	$2,650,000	15.00	653,400	$176,667	$4.06

3	SEQ of Beltine Road & US Hwy 31, Decatur, AL	Sale	Sep-06	Retail Shopping Center	$5,200,000	26.59	1,158,143	$176,776	$4.06

4	1602 Florence Blvd, Florence, AL	Sale	Jan-05	Auto Dealership	$1,400,000	9.90	431,244	$141,414	$3.25

Subject	322 Cox Creek Parkway, Florence, Alabama	—	—	Retail	—	9.05	394,218	—	—

[1]	Transaction amount adjusted for cash equivalency and/or development costs (where applicable)

Compiled by CBRE

The sales utilized were selected from our research of comparable land sales within the Florence, Athens and Decatur metro areas across the northwest portion of Alabama. Due to the size of the immediate market area, there has been relatively little transactional volume over the past few years.

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The sales presented are the best data available for comparison with the subject property and were chosen based upon the market position as compared with the subject.

DISCUSSION/ANALYSIS OF LAND SALES

Land Sale One

This comparable represents the purchase of 10.13 acres of land for the development of The Market Shoppes located in Decatur, Alabama. The property is situated on the northwest corner of 6th Avenue SE and Brooks Street SE just north of Beltline Road SE. The property has an irregular shape with approximately 738 feet of frontage along 6th Avenue and 122 feet of frontage along Brooks Street. The site has a generally level topography and all utilities are available. It was re-zoned from M-1 and M-2 industrial districts to B-2 General Business District prior to the purchase. The site was purchased in two simultaneous transactions. The primary site was purchased for $1,500,000, and a secondary site, which allowed for access to Brooks Street from the south side of the primary site, was purchased for $200,000. The sale occurred in December 2012 and the total purchase price of $1,700,000 equates to approximately $3.85 per square foot. As of March 2013, the center is complete and stores are in the process of opening.

Due to its highly similar features, no net or absolute adjustments were required for this comparable when compared to the subject property.

Land Sale Two

This comparable represents the sale of a 15 acre tract of vacant land located in Athens, Alabama. The property is situated along the north side of US Highway 72 and the east side of Lindsay Lane South. The site has an irregular shape and a generally level topography. All utilities were available to the site. The property was developed with Eastside Junction Shopping Center, which is anchored by Publix. The property was purchased in August 2006 for $2,650,000 or approximately $4.06 per square foot.

The downward market conditions (time) adjustment of -15% reflects the declining market conditions since the date of sale. Overall, this comparable was deemed superior in comparison to the subject and a downward net adjustment was warranted to the sales price indicator.

Land Sale Three

This comparable represents the sale of 26.59-acre tract of land located in Decatur, Alabama. The property is located on the southeast corner of 6th Avenue SE (US Highway 31) and Point Mallard Parkway SE. The site has approximately 502 feet of frontage along the east margin of US Highway 31; however, the purchaser is also ground leasing two outparcels with approximately 500 feet of frontage along Point Mallard Parkway in order for the site to have frontage on both major thoroughfares. The site is generally level and on grade with its roadway frontage. All public utilities are

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available to the sale and include water, sewer, electricity, natural gas, and telephone service. The site was vacant and unimproved at the time of sale. The property was purchased in September 2006 for $5,200,000; however, the sellers contributed $500,000 of the purchase price for site development costs resulting in an effective sales price of $4,700,000 or approximately $4.06 per square foot. The contribution of $500,000 by the sellers for site and development costs was made in order to facilitate the sale of the property.

The downward market conditions (time) adjustment of -15% reflects the declining market conditions since the date of sale. The 10% upward adjustment for size reflects this comparable’s inferior feature with respect to economies of scale regarding its larger size. Overall, this comparable was deemed superior in comparison to the subject and a downward net adjustment was warranted to the sales price indicator.

Land Sale Four

This comparable represents the sale of 9.90 acres of vacant land located in Florence, Alabama. The property is situated along the north side of Florence Boulevard about one half mile west of its intersection with Cox Creek Parkway. The site has good roadway frontage and at the time of sale, it had a gently rolling topography. All public utilities are available to the property. This comparable was purchased for development of a Ford dealership. The property was purchased in January 2005 for $1,400,000 or $3.25 per square foot.

The downward market conditions (time) adjustment of -15% reflects the declining market conditions since the date of sale. In terms of corner, this comparable was judged inferior due to its interior location and received an upward adjustment of 25% for this characteristic. Overall, this comparable was deemed inferior in comparison to the subject and an upward net adjustment was warranted to the sales price indicator.

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SUMMARY OF ADJUSTMENTS

Based on our comparative analysis, the following chart summarizes the adjustments warranted to each comparable.

LAND SALES ADJUSTMENT GRID

Comparable Number	1	2	3	4	Subject
Transaction Type	Sale	Sale	Sale	Sale	—
Transaction Date	Dec-11	Aug-06	Sep-06	Jan-05	—
Proposed Use	All Available	Retail Shopping	Retail Shopping	Dealership	Retail
Actual Sale Price	$1,700,000	$2,650,000	$5,200,000	$1,400,000	—
Adjusted Sale Price [1]	$1,700,000	$2,650,000	$4,700,000	$1,400,000	—
Size (Acres)	10.13	15.00	26.59	9.90	9.05
Size (SF)	441,359	653,400	1,158,143	431,244	394,218
Price Per Acre	$167,782	$176,667	$176,776	$141,414	—
Price Per SF	$3.85	$4.06	$4.06	$3.25	—
Price Per Bldg. Area	$0.00	$0.00	$0.00	$0.00	—
Price Per Unit	N/A	N/A	N/A	N/A	—

Price ($ PSF)	$3.85	$4.06	$4.06	$3.25

Property Rights Conveyed	0%	0%	0%	0%
Financing Terms [1]	0%	0%	0%	0%
Conditions of Sale	0%	0%	0%	0%
Market Conditions (Time)	0%	-15%	-15%	-15%

Subtotal	$3.85	$3.45	$3.45	$2.76

Size	0%	0%	10%	0%
Shape	0%	0%	0%	0%
Corner	0%	0%	0%	25%
Frontage	0%	0%	0%	0%
Topography	0%	0%	0%	0%
Location	0%	0%	0%	0%
Zoning/Density	0%	0%	0%	0%
Utilities	0%	0%	0%	0%
Highest & Best Use	0%	0%	0%	0%

Total Other Adjustments	0%	0%	10%	25%

Value Indication for Subject	$3.85	$3.45	$3.79	$3.45

[1]	Transaction amount adjusted for cash equivalency and/or development costs (where applicable)

Compiled by CBRE

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CONCLUSION

Comparable One is most representative of the subject site based on time of sale and physical characteristics and has been given most consideration in the final value conclusion. Based on the preceding analysis of each comparable and the foregoing adjustment grid, a price per square-foot indication within the upper portion of the range was considered most appropriate for the subject. The following table presents the valuation conclusion:

CONCLUDED LAND VALUE
$ PSF		Subject SF		Total

$3.50	x	394,218	=	$1,379,763
$3.80	x	394,218	=	$1,498,028

Indicated Value:				$1,475,000

		(Rounded $ PSF)		$3.74

Compiled by CBRE

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RENAISSANCE CITY CENTER | COST APPROACH

COST APPROACH

In estimating the replacement cost new for the subject, the comparative unit method has been employed, utilizing the Marshall Valuation Service (MVS) cost guide, published by Marshall and Swift, LLC.

MARSHALL VALUATION SERVICE

Direct Cost

Salient details regarding the direct costs are summarized in the Cost Approach Conclusion at the end of this section. The MVS cost estimates include the following:

1.	average architect’s and engineer’s fees for plans, plan check, building permits and survey(s) to establish building line;

2.	normal interest in building funds during the period of construction plus a processing fee or service charge;

3.	materials, sales taxes on materials, and labor costs;

4.	normal site preparation including finish grading and excavation for foundation and backfill;

5.	utilities from structure to lot line figured for typical setback;

6.	contractor’s overhead and profit, including job supervision, workmen’s compensation, fire and liability insurance, unemployment insurance, equipment, temporary facilities, security, etc.;

7.	site improvements (included as lump sum additions); and

8.	initial tenant improvement costs are included in MVS cost estimate. However, additional lease-up costs such as advertising, marketing and leasing commissions are not included.

Base building costs (direct costs) are adjusted to reflect the physical characteristics of the subject. Making these adjustments, including the appropriate local and current cost multipliers, the direct building cost is indicated.

Additions

Items not included in the direct building cost estimate include parking and walks, signage, landscaping, and miscellaneous site improvements. The cost for these items is estimated separately using the segregated cost sections of the MVS cost guide.

Indirect Cost Items

Several indirect cost items are not included in the direct building cost figures derived through the MVS cost guide. These items include developer overhead (general and administrative costs), property taxes, legal and insurance costs, local development fees and contingencies, lease-up and marketing costs and miscellaneous costs. Research into these cost items indicates that an average property requires an allowance of about 5% to 15% of the total direct costs.

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MVS Conclusion

The concluded direct and indirect building cost estimates obtained via the MVS cost guide (Section 13, Page 34) are illustrated as follows:

MARSHALL VALUATION SERVICE COST SCHEDULE
Primary Building Type:	Retail	Height per Story:	18’
Effective Age:	0 YRS	Number of Buildings:	2
Condition:	Good	Gross Building Area:	93,873 SF
Exterior Wall:	Masonry	Net Rentable Area:	93,873 SF
Number of Stories:	1

MVS Sec/Page		13/34
Quality/Bldg. Class		Good/C
Building Component		Community
		Shopping
		Center
Component Sq. Ft.		93,873 SF
Base Square Foot Cost		$107.38

Square Foot Refinements
Sprinklers		$2.25

Subtotal		$109.63

Height and Size Refinements
Number of Stories Multiplier		1.00
Height per Story Multiplier		1.13
Floor Area Multiplier		1.00

Subtotal		$123.55

Cost Multipliers
Current Cost Multiplier		1.03
Local Multiplier		0.86

Final Square Foot Cost		$109.44

Base Component Cost		$10,273,767

Base Building Cost	(via Marshall Valuation Service cost data)	$10,273,767
Additions
Signage, Landscaping & Misc. Site Improvements (not included above)		$1,200,000
Parking/Walks (not included above)		$675,000

Direct Building Cost		$12,148,767

Indirect Costs	10.0% of Direct Building Cost	$1,214,877

Direct and Indirect Building Cost		$13,363,643
Rounded		$13,364,000

Compiled by CBRE

ENTREPRENEURIAL PROFIT

Entrepreneurial profit represents the return to the developer, and is separate from contractor’s overhead and profit. This line item, which is a subjective figure, tends to range from 5% to 15% of total direct and indirect costs for this property type, based on discussions with developers active in this market.

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ACCRUED DEPRECIATION

There are essentially three sources of accrued depreciation:

1.	physical deterioration, both curable and incurable;

2.	functional obsolescence, both curable and incurable; and

3.	external obsolescence.

Physical Deterioration

The subject’s physical condition was detailed in the improvements analysis. Curable deterioration affecting the improvements results from deferred maintenance and, if applicable, was previously discussed. With regard to incurable deterioration, the subject improvements are considered to have deteriorated due to normal wear and tear associated with natural aging. The following chart provides a summary of the remaining economic life.

ECONOMIC AGE AND LIFE
Actual Age	0 Years
Effective Age	0 Years
MVS Expected Life	45 Years
Remaining Economic Life	45 Years
Accrued Physical Incurable Depreciation	0.0%

Compiled by CBRE

Functional Obsolescence

Based on a review of the design and layout of the improvements, no forms of curable functional obsolescence were noted. Because replacement cost considers the construction of the subject improvements utilizing modern materials and current standards, design and layout, functional incurable obsolescence normally is not applicable.

External Obsolescence

Based on a review of the local market and neighborhood, no forms of external obsolescence affect the subject.

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COST APPROACH CONCLUSION

The value estimate is calculated as follows.

COST APPROACH CONCLUSION
Primary Building Type:	Retail	Height per Story:	18’
Effective Age:	0 YRS	Number of Buildings:	2
Condition:	Good	Gross Building Area:	93,873 SF
Exterior Wall:	Masonry	Net Rentable Area:	93,873 SF
Number of Stories:	1	Average Floor Area:	93,873 SF

Direct and Indirect Building Cost			$13,364,000

Entrepreneurial Profit	15.0% of Total Building Cost		$2,004,600

Replacement Cost New			$15,368,600

Accrued Depreciation
Unfinished Shell Space		$0
Incurable Physical Deterioration	0.0% of Replacement Cost New less Curable Physical Deterioration	$0
Functional Obsolescence		$0
External Obsolescence		$0

Total Accrued Depreciation	0.0% of Replacement Cost New		$0
Contributory Value of FF&E			$0

Depreciated Replacement Cost			$15,368,600

Land Value			$1,475,000

Stabilized Value Indication			$16,843,600
Curable Physical Deterioration			$0
Lease-Up Discount			$0

Value Indication			$16,843,600
Rounded			$16,850,000
Value Per SF			$179.50

Compiled by CBRE

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RENAISSANCE CITY CENTER | INSURABLE VALUE (REPLACEMENT COST)

INSURABLE VALUE (REPLACEMENT COST)

Insurable value is defined as follows:

1.	the value of an asset or asset group that is covered by an insurance policy; can be estimated by deducting costs of noninsurable items (e.g., land value) from market value.

2.	value used by insurance companies as the basis for insurance. Often considered to be replacement or reproduction cost plus allowances for debris removal or demolition less deterioration and noninsurable items. Sometimes cash value or market value, but often entirely a cost concept. [5]

3.	a type of value for insurance purposes. [6]

CBRE, Inc. has followed traditional appraisal standards to develop a reasonable calculation based upon industry practices and industry-accepted publications such as the Marshall Valuation Service. The methodology employed is a derivation of the cost approach and is not reliable for insurable value estimates. Actual construction costs and related estimates can vary greatly from this estimate.

The insurable value estimate presented herein is intended to reflect the value of the destructible portions of the subject, based on the replacement of physical items that are subject to loss from hazards (excluding indestructible items such as basement excavation, foundation, site work, land value and indirect costs). In the case of the subject, this estimate is based upon the base building costs (direct costs) as obtained via the Marshall Valuation Service handbook, with appropriate deductions.

This analysis should not be relied upon to determine proper insurance coverage as only consultants considered experts in cost estimation and insurance underwriting are qualified to provide an insurable value. It is provided to aid the client/reader/user as part of their overall decision making process and no representations or warranties are made by CBRE, Inc. regarding the accuracy of this estimate and it is strongly recommended that other sources be utilized to develop any estimate of insurable value.

[5]	Marshall & Swift/Boeckh, LLC, Marshall Valuation Service, (Los Angeles: Marshall & Swift/Boeckh, LLC, 2010), Sec 3, p 2.
[6]	Appraisal Institute, The Dictionary of Real Estate Appraisal, 5th ed. (Chicago: Appraisal Institute, 2010), 102.

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INSURABLE VALUE (REPLACEMENT COST) CONCLUSION

Primary Building Type:	Retail	Height per Story:	18’
Effective Age:	0 YRS	Number of Buildings:	2
Condition:	Good	Gross Building Area:	93,873 SF
Exterior Wall:	Masonry	Net Rentable Area:	93,873 SF
Number of Stories:	1	Average Floor Area:	93,873 SF

Base Building Cost	(via Marshall Valuation Service cost data)	$10,273,767

Insurable Exclusions	10.0% of Total Building Cost	($1,027,377)

Insurable Value (Replacement Cost) Indication		$9,246,390
Rounded		$9,250,000
Value Per SF		$98.54

Compiled by CBRE

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RENAISSANCE CITY CENTER | SALES COMPARISON APPROACH

SALES COMPARISON APPROACH

The following map and table summarize the comparable data used in the valuation of the subject. A detailed description of each transaction is included in the addenda.

SUMMARY OF COMPARABLE RETAIL SALES
		Transaction		Year	GLA	Actual Sale	Price		NOI
No.	Name	Type	Date	Built	(SF)	Price	Per SF [1]	Occ.	Per SF	OAR
1	Shoppes at Mission Trace, St. Augustine, FL	Sale	Dec-12	2009	61,000	$8,915,000	$146.15	96%	$10.33	7.07%
2	Publix At Holly Hill, Holly Hill, FL	Sale	Aug-12	2002	57,870	$7,900,000	$136.51	100%	$9.21	6.75%

3	Reedy Branch, Jacksonville, FL	Sale	Jun-12	2000	75,906	$11,700,000	$154.14	91%	$10.63	6.90%

4	Eastside Junction, Athens, AL	Sale	Mar-12	2008	79,700	$11,500,000	$144.29	93%	$10.98	7.61%

5	Hays Road Town Center, Hudson, FL	Sale	Nov-12	2011	70,770	$13,000,000	$180.87	91%	$13.33	7.37%

Subj. Pro Forma	Renaissance City Center, Florence, Alabama	—	—	2013	93,873	—	—	90%	$13.13	—

[1]	Transaction amount adjusted for cash equivalency and/or deferred maintenance (where applicable)

Compiled by CBRE

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The sales utilized represent the best data available for comparison with the subject property. The sales were chosen based upon similarity with the subject’s investment characteristics, being retail shopping centers. These sales are considered to be most representative of the subject’s market value, as the transactions reflect buyer’s expectations with respect to investment considerations. Due to the limited inventory of recent sales in the subject’s region, we were required to broaden our search scope for appropriate properties for comparison.

DISCUSSION/ANALYSIS OF IMPROVED SALES

Improved Sale One

This property is located at the southwest corner of State Road 16 and Kenton Morrison Road. The center is anchored by a 45,600 SF Publix. The Publix had a sales volume of $539 per square foot in 2011. There are 12 tenant bays, with 4 spaces vacant and vanilla shell, being first generation space. Current tenants include Nail Spa, Nautical Endeavors, a Liquor Store, a Dentist Office, Wasabi Sushi Bistro, Cabo Taco Mexican Grill, Great Wall, and AT&T Wireless. The majority of these local tenants are non-credit tenants. There is a ground lease on the property, which has an annual payment of $178,588. There are 3 vacant outparcels located on the property, which were not included as part of the sale. The in-place cap rate is reportedly near 7.0% The Publix’s lease commenced in October, 2009 and has an initial 20-year term. The base rent is $49,210 per month ($12.95 per SF/YR) with a monthly CAM reimbursement of $3,800 ($1.00 per SF/Yr). The 2012 assessed value is $3,832,380.

In terms of age/condition, this comparable was judged inferior due to its older year of construction and received an upward adjustment of 5% for this characteristic. With respect to tenancy, this comparable was considered inferior in this aspect and received an upward adjustment of 5% because of inferior non-anchor credit quality. Overall, this comparable was deemed inferior in comparison to the subject and an upward net adjustment was warranted to the sales price indicator.

Improved Sale Two

This is the sale of a 57,870 square foot Publix anchored neighborhood shopping center known as Publix at Holly Hill located at the southwest corner of Ridgewood Avenue and Calle Grande Street in Ormond Beach, FL. The property was 100% occupied at the time of sale. The sale was part of a portfolio sale of four Publix anchored shopping centers and one Fresh Market anchored shopping center located in Florida. Multiple verifications reported that the overall portfolio capitalization rate was between 6.5% and 7.0%. We have concluded to 6.75%.

The -5% downward adjustment for location reflects this comparable’s superior feature with respect to demographics and population density in the vicinity. In terms of age/condition, this comparable was judged inferior due to its older year of construction and received an upward adjustment of 15% for this characteristic. With respect to tenancy, this comparable was considered inferior in this aspect and received an upward adjustment of 10% because of inferior non-anchor credit quality and lack of ground lease tenant. Overall, this comparable was deemed inferior in comparison to the subject and an upward net adjustment was warranted to the sales price indicator.

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Improved Sale Three

This comparable is located in the southwest quadrant of Baymeadows Road and Interstate 295 (State Road 9A). The Publix initial lease term began in 2000 and will expire in April 2020. As such, there are approximately 8 years remaining on the initial lease. There are six five-year options. Publix lease rate is $9.20 per square foot. Publix pays its prorata share of real estate taxes and a fixed CAM of $1.05 per square foot (increases $0.05/SF every five years). Asking rents for in-line space range from $18.00 to $19.00 per square foot, triple net. In-place rates range from $16.50 to $25.00 psf. The income and expenses are based on actual figures including a 3.2% management fee. Reserves were below the line.

The -5% downward adjustment for location reflects this comparable’s superior feature with respect to demographics and population density in the vicinity. In terms of age/condition, this comparable was judged inferior due to its older year of construction and received an upward adjustment of 15% for this characteristic. With respect to tenancy, this comparable was considered inferior in this aspect and received an upward adjustment of 10% because of less than 10 years remaining for the publix lease and lack of ground lease tenant. Overall, this comparable was deemed inferior in comparison to the subject and an upward net adjustment was warranted to the sales price indicator.

Improved Sale Four

This comparable represents the sale of a 79,700 square foot Publix anchored shopping center located in Athens, Alabama. The property is situated at the northeast intersection of Lindsay Lane and Highway 72, just east of the Interstate 65/Highway 72 interchange. At the time of sale, Publix (45,600 SF at $9.45 PSF) was on a 20-year term expiring 12/2028 and was reporting sales of about $478 PSF (2010). The underwriting shown is from the buyer’s representative and reflects existing income (5,460 SF vacant). The property was purchased in March 2012 for $11,500,000 or approximately $144.29 per square foot.

In terms of age/condition, this comparable was judged inferior due to its older year of construction and received an upward adjustment of 5% for this characteristic. With respect to tenancy, this comparable was considered inferior in this aspect and received an upward adjustment of 10% because of inferior non-anchor credit quality and lack of ground lease tenant. Overall, this comparable was deemed inferior in comparison to the subject and an upward net adjustment was warranted to the sales price indicator.

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Improved Sale Five

Hays Road Town Center is located in the northwest quadrant of State Road 52 and Hays Road in Hudson, Florida. The property consists of a 70,770 square foot retail shopping center that is situated on a 17.92-acre site. The improvements were constructed in 2011 and are in excellent overall condition. The property is anchored by Publix Supermarket, Florida’s dominant grocer, pursuant to a long-term lease which expires in February of 2031. Thus, this is considered to be a Class A investment. Currently, the property is 91.3% leased and is 86.4% occupied due to pending leases. The center is under contract for sale at $13,000,000, however the seller will immediately write a check to the buyer in the amount of $200,000 for leasing shortfalls. Therefore, we have adjusted the sale price to $12,800,000 or $180.87 per square foot in order to reflect this concession. The effective capitalization rate is 7.37% based on the adjusted sale price and prospective stabilized income. Utilizing the in-place income and the adjusted sale price, the indicated capitalization rate is 6.77%.

The -5% downward adjustment for location reflects this comparable’s superior feature with respect to demographics and population density in the vicinity. With respect to tenancy, this comparable was considered inferior in this aspect and received an upward adjustment of 10% because of inferior non-anchor credit quality and lack of ground lease tenant. Overall, this comparable was deemed inferior in comparison to the subject and an upward net adjustment was warranted to the sales price indicator.

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SUMMARY OF ADJUSTMENTS

Based on our comparative analysis, the following chart summarizes the adjustments warranted to each comparable.

RETAIL SALES ADJUSTMENT GRID
Comparable Number	1	2	3	4	5	Subj. Pro Forma
Transaction Type	Sale	Sale	Sale	Sale	Sale	—
Transaction Date	Dec-12	Aug-12	Jun-12	Mar-12	Nov-12	—
Year Built	2009	2002	2000	2008	2011	2013
GLA (SF)	61,000	57,870	75,906	79,700	70,770	93,873
Actual Sale Price	$8,915,000	$7,900,000	$11,700,000	$11,500,000	$13,000,000	—
Adjusted Sale Price [1]	$8,915,000	$7,900,000	$11,700,000	$11,500,000	$12,800,000	—
Price Per SF [1]	$146.15	$136.51	$154.14	$144.29	$180.87	—
Occupancy	96%	100%	91%	93%	91%	90%
NOI Per SF	$10.33	$9.21	$10.63	$10.98	$13.33	$13.13
OAR	7.07%	6.75%	6.90%	7.61%	7.37%	—

Adj. Price Per SF	$146.15	$136.51	$154.14	$144.29	$180.87

Property Rights Conveyed	0%	0%	0%	0%	0%
Financing Terms [1]	0%	0%	0%	0%	0%
Conditions of Sale	0%	0%	0%	0%	0%
Market Conditions (Time)	0%	0%	0%	0%	0%

Subtotal - Price Per SF	$146.15	$136.51	$154.14	$144.29	$180.87

Location	0%	-5%	-5%	0%	-5%
Size	0%	0%	0%	0%	0%
Age/Condition	5%	15%	15%	5%	0%
Quality of Construction	0%	0%	0%	0%	0%
Traffic Counts/Exposure	0%	0%	0%	0%	0%
Parking	0%	0%	0%	0%	0%
Tenancy	5%	10%	10%	10%	10%
Other	0%	0%	0%	0%	0%

Total Other Adjustments	10%	20%	20%	15%	5%

Indicated Value Per SF	$160.77	$163.81	$184.97	$165.93	$189.91

[1]	Transaction amount adjusted for cash equivalency and/or deferred maintenance (where applicable)

Compiled by CBRE

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SALE PRICE PER SQUARE FOOT CONCLUSION

Based on the preceding discussions of each comparable and the foregoing adjustment analysis, a price per square foot indication within the middle portion of the adjusted range was most appropriate for the subject. The following chart presents the valuation conclusion:

SALES COMPARISON APPROACH
GLA (SF)	X	Value Per SF	=	Value
93,873	X	$170.00	=	$15,958,410
93,873	X	$180.00	=	$16,897,140

VALUE CONCLUSION
Indicated Stabilized Value				$16,500,000
Value Per SF				$175.77

Compiled by CBRE

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RENAISSANCE CITY CENTER | INCOME CAPITALIZATION APPROACH

INCOME CAPITALIZATION APPROACH

The following map and table summarize the comparable data used in the valuation of the subject. A detailed description of each transaction is included in the addenda.

SUMMARY OF COMPARABLE RETAIL RENTALS
Comp. No.	Property Name	Location	Year Built	Occ.	GLA (SF)	Quoted Rental Rate	Expense Basis
1	Cox Creek Shopping Center	398 Cox Creek Parkway, Florence, AL	2001	88%	173,989	$15.00 PSF	NNN

2	Cox Creek Plaza	354 Cox Creek Parkway, Florence, AL	1984	100%	100,501	$14.50 PSF	NNN

3	Florence Square Shopping Center	SEC US 72/AL 133, Florence, AL	1991	88%	239,516	$16.00 PSF	NNN

4	Cloverdale Village	990 Cox Creek Parkway, Florence, AL	1986	100%	59,407	$10.00 PSF	NNN

Subj.	Renaissance City Center	322 Cox Creek Parkway, Florence, Alabama	2013	100%	93,873	—	—

Compiled by CBRE

The rentals utilized represent the best data available for comparison with the subject property and were chosen with the Florence retail market. Each represents an anchored retail center considered a competitive alternative relative to the subject. The local market has been analyzed and presented in the narrative sections below.

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The following table shows a summary of the space allocation for the subject.

MARKET RENT CATEGORIES
Space Allocation	Size
Anchors	54,340 SF
Jr. Anchors	29,153 SF
In-line	10,380 SF

Compiled by CBRE

DISCUSSION/ANALYSIS OF RENT COMPARABLES

With regard to the comparables, the selected rent comparables are considered similar to the subject in terms of location and physical characteristics.

Rent Comparable One

This comparable represents a 173,989-square foot power center (adjacent to a separately owned Target Supercenter) located at 398 Cox Creek Parkway in Florence. The improvements were constructed in 2001 and are situated on a 21.28-acre site. Currently, the property is 88.2% leased and is considered to be in good overall condition. The subject is considered to be a Class A property in the market. Burke’s, Dicks and Best Buy are the anchor tenants. Burke’s pays $4.50/SF on a triple net basis. This rate was negotiated during the economic downturn in October 2010. Dicks and Best Buy pay $11.75/SF and $12.35/SF, respectfully. These are the original negotiated rates from the center’s development in 2001. Contract rents for in-line space ranges from $9.25/SF to $15.95/SF, mostly in the $14.00/SF to $15.00/SF range on a triple net basis. Lease terms are five to 10 years and escalations are usually found in leases over five years with a one-time 10% increase (on average) after the fifth lease year.

In comparison to the subject, this property was generally similar with respect to construction quality, location, access/visibility, and overall market appeal. However, this property was inferior with respect to age/condition. Overall, this comparable was inferior in comparison to the subject and an upward adjustment was required.

Rent Comparable Two

This comparable represents a 100,501 square foot neighborhood/community shopping center located in Florence, Alabama. The center, known as Cox Creek Plaza, was built in 1984 and renovated in 2010. The center had three anchor tenants vacate in 2009 and early 2010 (Toys R Us, Goody’s, and Old Navy). All of the anchors were at the expiration of their leases. The leasing agent indicated that the spaces were back-filled shortly thereafter with Ross Dress for Less, Shoe Carnival, Jo-Ann Fabrics and Bed Bath and Beyond. Shoe Carnival and Jo-Ann split the former Toys R Us space. All anchors were signed to 10 year leases with a 5th year kick-out clause. The Ross space was

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delivered as-is at $5.00 per square foot. Bed Bath & Beyond is paying in the $10.00 to $11.00 per square foot range and received approximately $30.00 in TI. Anchor space rents range between $5.00 and $10.00 per square foot, with the higher range representing the rents of turnkey-condition space with high TI allowances. According to the leasing agent available in-line space would likely draw $14.00 to $15.00 per square foot. Lease rates are typically flat, although ideally, a ten year lease may increase by around 8-10% after year five. The leasing agent listed a typical TI allowance of $0.00 to $10.00 per square foot for in-line space and $0.00 to $25.00 per square foot for anchor space. Free rent is negotiable.

In comparison to the subject, this property was generally similar with respect to construction quality, location, access/visibility, and overall market appeal. However, this property was slightly inferior with respect to age/condition. Overall, this comparable was slightly inferior in comparison to the subject and an upward adjustment was required.

Rent Comparable Three

This comparable represents a 239,516 square foot neighborhood community shopping center located in Florence, Alabama. The center, known as Florence Square, was built in 1991 and renovated/expanded in 1994. The center has approximately 36,000 square feet of available space. Quoted rent ranges from $10.00 to $11.00 per square foot for 7,000 to 10,000 square foot spaces, to $12.00 per square foot to 3,000 to 4,000 square foot spaces. Leases are on a triple net basis with expenses estimated at around $2.00 per square foot. Lease terms are three to five years, and leases would likely escalate over the term in most cases. Free rent and tenant improvement allowance are negotiable, depending on the tenant. TI could range from $0.00 up to $10.00 per square foot for national tenants. Free rent is up to six months for tenants who take spaces in as is condition on a minimum three year term. Details of existing leases were not available but it was noted that lease rates range from $8.00 to $17.00 per square foot, with anchors slightly below the range. The shopping center leased its 38,117 square foot anchor space to Essex Bargain Hunt in June of 2011. Also that month, an 8,000 square foot space was leased to Tuesday Morning. The center is anchored by K-Mart and T.J. Maxx.

In comparison to the subject, this property was generally similar with respect to construction quality and access/visibility. However, this property was inferior with respect to location and age/condition. Overall, this comparable was inferior in comparison to the subject and an upward adjustment was required.

Rent Comparable Four

This comparable represents a 59,407 square foot community shopping center located in Florence, Alabama. The center, known as Cloverdale Village is anchored by a 44,677 square foot Southern

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Family Markets, who currently pays $5.71 per square foot. The leasing agent indicated that the most recently signed tenant was in 1,200 SF end-cap space that was formerly occupied by a laundromat. A local tax shop leased the space on a 1-year term for $9.00 per square foot. According to the leasing agent, the space was leased at a lower rate because the tenant took the space in as-is condition. Tenant improvement allowance and free rent are negotiable but rarely given to tenants at this center. Other tenants occupying the center include Monkey N Around (leased 8,460 square feet in March, 2009 for 3 years); Express Med, LLC, and Check n Go. The leasing agent indicated that they have the option to terminate Monkey N Around’s lease at any time and are actively seeking a more permanent tenant. The asking rate for this space is $8.00 per square foot, NNN. All leases are triple net with expense reimbursements of around $2.00 per square foot.

In comparison to the subject, this property was generally similar with respect to construction quality and access/visibility. However, this property was inferior with respect to location and age/condition. Overall, this comparable was inferior in comparison to the subject and an upward adjustment was required.

Supplemental Lease Analysis

Publix

We compiled lease data for Publix stores across Alabama. Lease rates range from $8.50 to $13.75 per square foot and are typically based on construction cost. We would expect the subject lease rate to be in the upper portion of this range based on the subject’s age/condition. The lease rates for similar Publix stores in Alabama are shown in the following chart.

ALABAMA PUBLIX LEASE TERMS
Center	City	Lease Rate (SF)	SF	Start Date	Term (Yrs)
Park Place	Enterprise	$11.75	45,600	September-11	20
Cottonwood Corners	Dothan	$13.85	45,600	October-10	20
Westway Shopping Center	Dothan	$13.75	54,340	August-10	20
Hoover Place	Birmingham	$13.45	45,600	December-08	20
Eastside Junction	Athens	$9.45	45,600	December-08	20
Village Shoppes of Madison	Huntsville	$8.50	54,340	November-08	20
Harvest Square	Harvest (Huntsville)	$12.65	45,600	August-08	20
Pelham Town Center	Birmingham	$12.45	45,600	August-08	20

Compiled by CBRE

Ground Lease Tenants

We surveyed numerous ground leased parcels throughout the Central Alabama area to determine a reasonable market rent estimate for the subject ground lease tenant, Panera Bread. Most lease rates are $20.00 to $25.00 per square foot of gross building area for outparcels similar to the subject. Based on the comparable data, we believe a rental rate near the upper end of the range is most appropriate for the subject.

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MARKET RENT ESTIMATE

The most recently executed leases within the subject have typically been consistent with trends exhibited in the competitive market and by the rent comparables.

The lease rate for Publix, the subject’s anchor, has a lease rate of $13.18 per square foot. The lease comparables indicate a range from $8.50 to $13.75 per square foot, with the subject appropriately positioned within the upper portion of this range. We have placed emphasis on the subject’s contract terms, which are supported by the market comparables, and concluded market rent of $13.00 for the anchor space category.

The subject’s junior space category currently has existing lease rates of $7.44 to $14.41 per square foot. The lease comparables and information from market participants provided indicate a range from $4.50 to $12.35 per square foot, with the subject appropriately positioned within the upper portion of this range. Hibbett’s contract lease rate of $7.44 per square foot appears well below market and is likely so due to the business relationship between the tenant and the subject owner. Its renewal options are all at $7.44 per square foot. We have placed emphasis on the subject’s contract terms along with the market comparables and concluded market rent of $12.50 per square foot for the junior anchor spaces.

The subject’s in-line space category currently has contract lease rates of $19.75 to $28.00 per square foot. The rent comparables provided indicate a range from $10.00 to $16.00 per square foot, with the subject appropriately positioned above this range due to its superior age/condition. We have placed emphasis on the subject’s contract terms, as well as the market comparables, and concluded market rent for the in-line space at $19.75 per square foot.

Please recognize that our concluded rates are a single average for each category and reflect a range of market rent for this category. No single tenant lease should be considered above or below market as measured against the concluded average, as the average does not reflect individual differences in quality for each tenant bay, but rather reflect an appropriate for the space included in the category as a whole.

Base Rental Rate

The estimate of base rental rates is shown in the following chart.

BASE RENTAL RATES
Category	Anchors	Jr. Anchors	In-line
Subject’s Actual Terms	$13.17	$7.44-$14.41	$19.75-$28.00
Rent Comparable Data	$8.50-$13.85	$4.50-$12.35	$10.00-$16.00
CBRE Estimate	$13.00	$12.50	$19.75

Compiled by CBRE

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Within this analysis, potential rental income is estimated based upon the actual income in-place with market rental rates applied to any vacancy. Therefore, the existing contract lease rates have been utilized within both the direct capitalization method and the discounted cash flow analysis with market rent applied to vacant space.

Concessions

The estimate of concessions is shown in the following chart.

CONCESSIONS
Category	Anchors	Jr. Anchors	In-line
Rent Comparable Data	None	None	None
CBRE Estimate	None	None	None

Compiled by CBRE

Reimbursements

The estimate of reimbursements is shown in the following chart.

REIMBURSEMENTS
Category	Anchors	Jr. Anchors	In-line
Subject’s Actual Terms	NN	NNN	NNN
Rent Comparable Data	NNN	NNN	NNN
CBRE Estimate	NNN	NNN	NNN

Compiled by CBRE

Escalations

The market rental rate for the subject is a base rate and does not include potential annual escalations.

Leases for junior anchor and in-line tenants that are longer than five years may include a step increase equivalent to cumulative CPI increases or a defined increase, usually between 5% and 15%, every five plus years through the term. Therefore, we conclude market rent escalations at step increases at 10% after every five years of the lease for the subject’s junior anchor space category. No escalations were estimated for the in-line tenants since our market lease term estimate is five years.

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Tenant Improvements

The estimate of tenant improvements is shown in the following chart.

TENANT IMPROVEMENTS
Category	Anchors	Jr. Anchors	In-line
Rent Comparable Data
New Tenants	$0.00-$40.00	$0.00-$40.00	$0.00-$15.00
Renewals	$0.00-$5.00	$0.00-$5.00	$0.00-$2.50
CBRE Estimate
New Tenants	$10.00	$7.50	$5.00
Renewals	$0.00	$0.00	$0.00

Compiled by CBRE

Lease Term

The estimate of lease terms is shown in the following chart.

LEASE TERM
Category	Anchors	Jr. Anchors	In-line
Subject’s Actual Terms	20 YRS	5-10 YRS	10 YRS
Rent Comparable Data	10-20 YRS	5-10 YRS	3-5 YRS
CBRE Estimate	15 YRS	7 YRS	5 YRS

Compiled by CBRE

MARKET RENT CONCLUSIONS

The following chart shows the market rent conclusions for the subject:

MARKET RENT CONCLUSIONS
Category	Anchors	Jr. Anchors	In-line
GLA (SF)	54,340	29,153	10,380
Percent of Total SF	57.9%	31.1%	11.1%
Market Rent ($/SF/Yr.)	$13.00	$12.50	$19.75
Concessions	None	None	None
Reimbursements	NNN	NNN	NNN
Annual Escalation	None	10% Yr 6	None
Tenant Improvements (New Tenants)	$10.00	$7.50	$5.00
Tenant Improvements (Renewals)	$0.00	$0.00	$0.00
Average Lease Term	15 Years	7 Years	5 Years

Compiled by CBRE

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RENT ROLL ANALYSIS

The subject’s rent roll is illustrated as follows:

RENT ROLL ANALYSIS
Suite No.		Lease	Lease	Term	Size (GLA)		Contract Rental Rate
	Tenant	Start	Expiration	(Mos.)	SF	% Total	$/SF/Yr.	$/Yr.
—	Publix Supermarket	Jan-13	Dec-32	240	54,340	57.9%	$13.18	$715,930
—	Books-A-Million	Jan-12	Jan-22	120	14,226	15.2%	$14.41	$205,000
—	Hibbett’s Sporting Goods	Jan-11	Feb-17	73	14,927	15.9%	$7.44	$111,000
—	Aspen Dental	Mar-13	Feb-23	120	4,000	4.3%	$28.00	$112,000
—	Sam’s Sports Grill	Jan-13	Dec-22	120	6,380	6.8%	$19.75	$126,000

Occupied Subtotals					93,873	100.0%	$13.53	$1,269,930

Property Totals - Contract Rent					93,873	100.0%	$13.53	$1,269,930
Property Totals - Market Rent					93,873	100.0%	$13.59	$1,275,838

Compiled by CBRE

Anticipated Changes/Rollover to Rent Roll

No significant anticipated changes to the rent roll due to defaults or additional leasing activity were reported.

POTENTIAL RENTAL INCOME CONCLUSION

Within this analysis, potential rental income is estimated based upon the actual income in-place with market rental rates applied to any vacancy. This method of calculating rental income is most prevalent in the local market and is consistent with the method used to derive overall capitalization rates from the comparable sales data.

OPERATING HISTORY

In estimating the subject’s pro forma operating budget has been analyzed. The following table presents the available operating data for the subject.

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OPERATING HISTORY
Year-Occupancy	2013-14 Budget	96.0%	CBRE Estimate	90.0%
	Total	$/SF	Total 2	$/SF
Income
Rental Income	$1,246,230	$13.28	$1,246,230	$13.28
Ground Lease	107,160	1.14	100,000	1.07
Expense Reimbursements	313,757	3.34	244,933	2.61

Effective Gross Income	$1,667,147	$17.76	$1,591,162	$16.95
Expenses
Real Estate Taxes	$195,586	$2.08	$133,280	$1.42
Property Insurance	46,897	0.50	23,468	0.25
Common Area Maintenance	68,300	0.73	93,873	1.00
Management Fee ¹	50,000	0.53	63,646	0.68
Ground Rent	30,000	0.32	30,000	0.32
Reserves for Replacement	14,080	0.15	14,081	0.15

Operating Expenses	$404,863	$4.31	$358,349	$3.82

Net Operating Income	$1,262,284	$13.45	$1,232,814	$13.13

¹ (Mgmt. typically analyzed as a % of EGI)	3.0%		4.0%

Source: Client & CBRE

VACANCY AND CREDIT LOSS

The subject’s estimated stabilized occupancy rate was previously discussed in the market analysis. The subject’s vacancy is detailed as follows:

VACANCY AND CREDIT LOSS
Year	% PGI
2013-14 Budget	4%
Current	0%
CBRE Estimate (excludes credit tenants)	10%

Compiled by CBRE

Due to the creditworthiness of Publix and its remaining 20-year lease term and additional renewal options, along with Books-A-Million and Aspen Dental and their remaining 10-year terms and additional renewal options, and Panera Bread’s 25-year ground lease term and additional renewal options, we have excluded these tenants from vacancy and collection loss within our analysis. The resulting stabilized occupancy calculation is shown in the table that follows.

STABILIZED VACANCY LOSS CALCULATION
Tenancy	% of Inc.		Vacancy
Anchor & Ground Lease Tenants	82.8%	x	0.0%	=	0.0000
Hibbett’s & Sam’s Sports Grill	17.2%	x	10.0%	=	0.0172

					0.0172
Indicated Stabilized Vacancy					1.7%

Compiled by CBRE

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PERCENTAGE RENT INCOME

Percentage rents are not typically included in discounted flow analyses performed by investors in the current market when analyzing perspective centers for acquisition, unless substantial historical data supports otherwise. Therefore, for this assignment, we have not included any percentage rental income due to the uncertainty involved.

GROUND LEASE

Panera Bread ground leases an outparcel of the subject at a rate of $100,000 annually. The lease commenced May 30, 2012 and runs through December 31, 2027. Escalations of 7% occur at the beginning of each the sixth and eleventh lease years. There are three, five-year options with similar escalations. Our estimate of $100,000 is consistent with the current contract rental rate.

EXPENSE REIMBURSEMENTS

The subject’s leases are typically based on a triple net structure whereby the tenant reimburses the owner for a pro rata share of various expenses. Those expenses considered to be eligible for reimbursement are as follows:

Expenses Eligible for Reimbursement:
Real Estate Taxes Property Insurance
Common Area Maintenance

The subject’s expense reimbursements are detailed as follows:

EXPENSE REIMBURSEMENTS
Year	Total	$/SF
2013-14 Budget	$313,757	$3.34
CBRE Estimate	$250,621	$2.67

Compiled by CBRE

Our estimate is slightly above the budget due to our slightly lower reimbursable expense estimate that will be discussed subsequently. Based on the terms of the leases, the concluded market terms and our expense pro forma, the estimate appears reasonable for the operation of the subject.

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EFFECTIVE GROSS INCOME

The subject’s effective gross income is detailed as follows:

EFFECTIVE GROSS INCOME
Year	Total	% Change
2013-14 Budget	$1,667,147	—
CBRE Estimate	$1,591,162	-5%

Compiled by CBRE

Our estimate is slightly below the budget due to our slightly lower reimbursable expense estimate that will be discussed subsequently. Based on the terms of the leases, the concluded market terms and our effective gross income pro forma, the estimate appears reasonable for the operation of the subject.

OPERATING EXPENSE ANALYSIS

Expense Comparables

The following chart summarizes expenses obtained from recognized industry publications and/or comparable properties.

EXPENSE COMPARABLES
Comparable Number	1	2	3
Location	Alabama	Alabama	Alabama
GLA (SF)	110,655	82,215	132,474
Expense Year	2012	2012	2013 Budget

Effective Gross Income	$12.09	$13.83	$13.72

Expenses	$/SF	$/SF	$/SF

Real Estate Taxes	$0.93	$0.88	$1.18
Property Insurance	0.13	0.13	0.10
Common Area Maintenance	1.22	1.21	1.05
Management Fee ¹	0.52	0.40	0.55

Operating Expenses	$2.80	$2.62	$2.88	²
Operating Expense Ratio	23.2%	18.9%	21.0%
¹ (Mgmt. typically analyzed as a % of EGI)	4.3%	2.9%	4.0%

² The median total differs from the sum of the individual amounts.

Compiled by CBRE

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The following subsections represent the analysis for the pro forma estimate of each category of the subject’s stabilized expenses.

Real Estate Taxes

The real estate taxes for the subject were previously discussed. The subject’s expense is detailed as follows:

REAL ESTATE TAXES
Year	Total	$/SF
2013-14 Budget	$195,586	$2.08
Expense Comparable 1	N/A	$0.93
Expense Comparable 2	N/A	$0.88
Expense Comparable 3	N/A	$1.18
CBRE Estimate	$133,280	$1.42

Compiled by CBRE

Our estimate is based on the subject’s pro forma tax assessment, which was discussed further in the Tax Analysis section of this report. Therefore, we believe our estimate is reasonable. This expense is typically recoverable from the tenants.

Property Insurance

Property insurance expenses typically include fire and extended coverage and owner’s liability coverage. The subject’s expense is detailed as follows:

PROPERTY INSURANCE
Year	Total	$/SF
2013-14 Budget	$46,897	$0.50
Expense Comparable 1	N/A	$0.13
Expense Comparable 2	N/A	$0.13
Expense Comparable 3	N/A	$0.10
CBRE Estimate	$23,468	$0.25

Compiled by CBRE

Our pro forma estimate is below the budget and above the comparable data. We believe our estimate is reasonable based on the fact that the budget appears far above market, which is likely higher than the comparable range due to the subject’s age/condition. This expense is typically recoverable from the tenants.

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Common Area Maintenance

Common area maintenance expenses typically include utilities, parking lot sweeping and maintenance, and routine repairs and maintenance of the building and site improvements. The subject’s expense is detailed as follows:

COMMON AREA MAINTENANCE
Year	Total	$/SF
2013-14 Budget	$68,300	$0.73
Expense Comparable 1	N/A	$1.22
Expense Comparable 2	N/A	$1.21
Expense Comparable 3	N/A	$1.05
CBRE Estimate	$93,873	$1.00

Compiled by CBRE

Our pro forma estimate is above the budget and slightly below the comparable data. We believe our estimate is reasonable based on the fact that the budget appears below market. Therefore, we believe our estimate is reasonable and supported. This expense is typically recoverable from the tenants.

Management Fee

Management expenses are typically negotiated as a percentage of collected revenues (i.e., effective gross income). The subject’s expense is detailed as follows:

MANAGEMENT FEE
Year	Total	% EGI
2013-14 Budget	$50,000	3.0%
CBRE Estimate	$63,646	4.0%

Compiled by CBRE

Professional management fees in the local market range from 3.0% to 5.0% for comparable properties. Given the subject’s size and the competitiveness of the local market area, we believe an appropriate management expense for the subject would be within the middle portion of the market range. This expense is typically not recoverable from the tenants.

Ground Rent

The subject owner ground leases a portion of the Publix parking lot near the Panera Bread out-parcel for an annual rent payment of $30,000. This 0.67-acre parcel provides additional parking for the subject. Our estimate is consistent with the contract rental rate.

Reserves for Replacement

Capital improvements, or reserves for replacements, typically include an allowance for replacement for roof covers, paving, HVAC, and other short-lived items. Property owners and managers seldom establish separate accounts for reserves. Therefore, reserves for replacement have been estimated at $0.15 per square foot based on discussions with knowledgeable market participants who indicate a range from $0.10 to $0.20 per square foot for comparable properties.

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OPERATING EXPENSE CONCLUSION

The subject’s expense is detailed as follows:

OPERATING EXPENSES
Year	Total	$/SF
2013-14 Budget	$404,863	$4.31
Expense Comparable 1	N/A	$2.80
Expense Comparable 2	N/A	$2.62
Expense Comparable 3	N/A	$2.88
CBRE Estimate	$358,349	$3.82

Compiled by CBRE

Our per square foot operating expense pro forma is below the budgeted total per square foot operating expenses due to our lower real estate tax and property insurance estimates and above the expense comparables due to our inclusion of replacement reserves. This item is included as an operating expense, consistent with current lender underwriting requirements. Therefore, we believe our estimate is reasonable and supported.

NET OPERATING INCOME CONCLUSION

The subject’s net operating income is detailed as follows:

NET OPERATING INCOME
Year	Total	$/SF
2013-14 Budget	$1,262,284	$13.45
CBRE Estimate	$1,232,814	$13.13

Compiled by CBRE

Based on the foregoing, the pro forma estimate appears reasonable for the operation of the subject.

DIRECT CAPITALIZATION

Direct capitalization is a method used to convert a single year’s estimated stabilized net operating income into a value indication. The following subsections represent different techniques for deriving an overall capitalization rate for direct capitalization.

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Comparable Sales

The overall capitalization rates (OARs) confirmed for the comparable sales analyzed in the sales comparison approach are as follows:

COMPARABLE CAPITALIZATION RATES
Sale	Sale Date	Sale Price $/SF	Occupancy	OAR Basis	OAR
1	Dec-12	$146.15	96%	Pro Forma	7.07%
2	Aug-12	$136.51	100%	Pro Forma	6.75%
3	Jun-12	$154.14	91%	Existing	6.90%
4	Mar-12	$144.29	93%	Existing	7.61%
5	Nov-12	$180.87	91%	Pro Forma	7.37%

Indicated OAR:			90%		6.75%-7.61%

Compiled by: CBRE

The overall capitalization rates for these sales were derived based upon the actual or pro forma income characteristics of the property. Each of these sales depicts a somewhat similar tenancy structure with regard to stability, credit rating and pulling power. Overall, an OAR in the middle to upper portion of the range indicated by the comparables is considered appropriate.

Published Investor Surveys

The results of the most recent investor surveys are summarized in the following chart.

OVERALL CAPITALIZATION RATES
Investment Type	OAR Range	Average
CBRE Neighborhood Centers
Class A	5.00% - 9.50%	6.74%
Class B	6.00% - 12.00%	7.89%
Class C	7.00% - 14.00%	9.38%
PwC Strip Shopping Center
National Data	5.50% - 9.50%	7.04%

Indicated OAR:		6.75%-7.50%

Compiled by: CBRE

The subject is considered to be a Class A property within its market. Data in the chart above represents investment grade real estate in primary and secondary markets. Based on the subject’s relatively low effective age, location in a tertiary market and strong anchor tenancy, an OAR slightly above the average indicated is considered appropriate.

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Market Participants

The results of recent interviews with knowledgeable real estate professionals are summarized in the following table.

OVERALL CAPITALIZATION RATES
Respondent	Company	OAR	Income	Date of Survey
Regional Retail Broker	Confidential	7.50% - 7.75%	Existing	2Q 2013
Regional Retail Broker	Confidential	7.0% - 7.50%	Existing	2Q 2013

Indicated OAR:				7.0% - 7.75%

Compiled by: CBRE

In deriving an appropriate overall capitalization rate for the subject, market participants were interviewed and consulted in gathering applicable information. Based upon current market trends, they would anticipate OARs to fall in the range of 7.0% to 7.75%.

Band of Investment

The band of the investment technique has been utilized as a crosscheck to the foregoing techniques. The Mortgage Interest Rate and the Equity Dividend Rate (EDR) are based upon current market yields for similar investments.

BAND OF INVESTMENT
Mortgage Interest Rate	4.25%
Mortgage Term (Amortization Period)	25 Years
Mortgage Ratio (Loan-to-Value)	75%
Mortgage Constant (monthly payments)	0.06501
Equity Dividend Rate (EDR)	10%

Mortgage Requirement	75%	x	0.06501	=	0.04876
Equity Requirement	25%	x	0.10000	=	0.02500

	100%				0.07376

Indicated OAR:					7.40%

Compiled by: CBRE

Capitalization Rate Conclusion

The following chart summarizes the OAR conclusions.

OVERALL CAPITALIZATION RATE - CONCLUSION
Source	Indicated OAR
Comparable Sales	6.75%-7.61%
National Investor Survey	6.75%-7.50%
Market Participants	7.0% - 7.75%
Band of Investment	7.40%
CBRE Estimate	7.25%

Compiled by: CBRE

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RENAISSANCE CITY CENTER | INCOME CAPITALIZATION APPROACH

In concluding an overall capitalization rate for the subject, primary reliance has been placed upon the data obtained from the comparable sales and interviews with active market participants. This data tends to provide the most accurate depiction of both buyer’s and seller’s expectations within the market. Further secondary support for our conclusion is noted via both the PwC Real Estate Investor Survey and the band of investment methodology. Considering the data presented, the concluded overall capitalization rate appears to be well supported in the local market.

Direct Capitalization Summary

A summary of the direct capitalization at stabilized occupancy is illustrated in the following chart.

DIRECT CAPITALIZATION SUMMARY
		$/SF/Yr	Total
Income
Potential Rental Income		$13.53	$1,269,930
Vacancy & Credit Loss (credit tenants excluded)	10.00%	(0.25)	(23,700)

Net Rental Income		$13.28	$1,246,230

Ground Lease		1.07	100,000
Expense Reimbursements		2.67	250,621
Vacancy & Credit Loss (credit tenants excluded)	10.00%	(0.06)	(5,689)

Effective Gross Income		$16.95	$1,591,162

Expenses
Real Estate Taxes		$1.42	$133,280
Property Insurance		0.25	23,468
Common Area Maintenance		1.00	93,873
Management Fee	4.00%	0.68	63,646
Ground Rent		0.32	30,000
Reserves for Replacement		0.15	14,081

Operating Expenses		$3.82	$358,349

Operating Expense Ratio			22.52%
Net Operating Income		$13.13	$1,232,814
OAR			/ 7.25%

Indicated Stabilized Value			$17,004,325
Rounded			$17,000,000
Value Per SF			$181.10

Matrix Analysis		Cap Rate	Value
		7.00%	$17,611,600
		7.25%	$17,004,300
		7.50%	$16,437,500

Compiled by CBRE

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RENAISSANCE CITY CENTER | RECONCILIATION OF VALUE

RECONCILIATION OF VALUE

The value indications from the approaches to value are summarized as follows:

SUMMARY OF VALUE CONCLUSIONS
Cost Approach	$16,850,000
Sales Comparison Approach	$16,500,000
Income Capitalization Approach	$17,000,000

Reconciled Value	$17,000,000

Compiled by CBRE

The cost approach typically gives a reliable value indication when there is strong support for the replacement cost estimate and when there is minimal depreciation. Considering the amount of depreciation present in the property, the reliability of the cost approach is considered somewhat diminished. Therefore, the cost approach is considered less applicable to the subject and is used primarily as a test of reasonableness against the other valuation techniques.

In the sales comparison approach, the subject is compared to similar properties that have been sold recently or for which listing prices or offers are known. The sales used in this analysis are considered comparable to the subject, and the required adjustments were based on reasonable and well-supported rationale. In addition, market participants are currently analyzing purchase prices on investment properties as they relate to available substitutes in the market. Therefore, the sales comparison approach is considered to provide a reliable value indication, but has been given secondary emphasis in the final value reconciliation.

The income capitalization approach is applicable to the subject since it is an income producing property leased in the open market. Market participants are primarily analyzing properties based on their income generating capability. Therefore, the income capitalization approach is considered a reasonable and substantiated value indicator and has been given primary emphasis in the final value estimate.

Based on the foregoing, the market value of the subject has been concluded as follows:

MARKET VALUE CONCLUSION
Appraisal Premise	Interest Appraised	Date of Value	Value Conclusion
As Is	Leased Fee Interest	May 15, 2013	$17,000,000

Compiled by CBRE

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RENAISSANCE CITY CENTER | ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

1.	Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised is clear and marketable and that there are no recorded or unrecorded matters or exceptions to title that would adversely affect marketability or value. CBRE, Inc. is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. CBRE, Inc., however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject’s title should be sought from a qualified title company that issues or insures title to real property.

2.	Unless otherwise specifically noted in the body of this report, it is assumed: that the existing improvements on the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that the improvements, as currently constituted, conform to all applicable local, state, and federal building codes and ordinances. CBRE, Inc. professionals are not engineers and are not competent to judge matters of an engineering nature. CBRE, Inc. has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of CBRE, Inc. by ownership or management; CBRE, Inc. inspected less than 100% of the entire interior and exterior portions of the improvements; and CBRE, Inc. was not furnished any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and/or building system problems may not be visually detectable. If engineering consultants retained should report negative factors of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, if negative findings are reported by engineering consultants, CBRE, Inc. reserves the right to amend the appraisal conclusions reported herein.

3.	Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property was not observed by the appraisers. CBRE, Inc. has no knowledge of the existence of such materials on or in the property. CBRE, Inc., however, is not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated groundwater or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

We have inspected, as thoroughly as possible by observation, the land; however, it was impossible to personally inspect conditions beneath the soil. Therefore, no representation is made as to these matters unless specifically considered in the appraisal.

4.	All furnishings, equipment and business operations, except as specifically stated and typically considered as part of real property, have been disregarded with only real property being considered in the report unless otherwise stated. Any existing or proposed improvements, on or off-site, as well as any alterations or repairs considered, are assumed to be completed in a workmanlike manner according to standard practices based upon the information submitted to CBRE, Inc. This report may be subject to amendment upon re-inspection of the subject subsequent to repairs, modifications, alterations and completed new construction. Any estimate of Market Value is as of the date indicated; based upon the information, conditions and projected levels of operation.

5.	It is assumed that all factual data furnished by the client, property owner, owner’s representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, CBRE, Inc. has no reason to believe that any of the data furnished contain any material error. Information and data referred to in this paragraph include, without being limited to, numerical street addresses, lot and block numbers, Assessor’s Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historical operating expenses, budgets, and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, CBRE, Inc. reserves the right to amend conclusions reported if made aware of any such error. Accordingly, the client-addressee should carefully review all assumptions, data, relevant calculations, and conclusions within 30 days after the date of delivery of this report and should immediately notify CBRE, Inc. of any questions or errors.

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6.	The date of value to which any of the conclusions and opinions expressed in this report apply, is set forth in the Letter of Transmittal. Further, that the dollar amount of any value opinion herein rendered is based upon the purchasing power of the American Dollar on that date. This appraisal is based on market conditions existing as of the date of this appraisal. Under the terms of the engagement, we will have no obligation to revise this report to reflect events or conditions which occur subsequent to the date of the appraisal. However, CBRE, Inc. will be available to discuss the necessity for revision resulting from changes in economic or market factors affecting the subject.

7.	CBRE, Inc. assumes no private deed restrictions, limiting the use of the subject in any way.

8.	Unless otherwise noted in the body of the report, it is assumed that there are no mineral deposit or subsurface rights of value involved in this appraisal, whether they be gas, liquid, or solid. Nor are the rights associated with extraction or exploration of such elements considered unless otherwise stated in this appraisal report. Unless otherwise stated it is also assumed that there are no air or development rights of value that may be transferred.

9.	CBRE, Inc. is not aware of any contemplated public initiatives, governmental development controls, or rent controls that would significantly affect the value of the subject.

10.	The estimate of Market Value, which may be defined within the body of this report, is subject to change with market fluctuations over time. Market value is highly related to exposure, time promotion effort, terms, motivation, and conclusions surrounding the offering. The value estimate(s) consider the productivity and relative attractiveness of the property, both physically and economically, on the open market.

11.	Any cash flows included in the analysis are forecasts of estimated future operating characteristics are predicated on the information and assumptions contained within the report. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections considered herein. CBRE, Inc. does not warrant these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of CBRE, Inc.

12.	Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of CBRE, Inc. to buy, sell, or hold the properties at the value stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.

13.	Also, unless otherwise noted in the body of this report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, nor national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report is based, unless otherwise stated.

14.	This study may not be duplicated in whole or in part without the specific written consent of CBRE, Inc. nor may this report or copies hereof be transmitted to third parties without said consent, which consent CBRE, Inc. reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of CBRE, Inc. which consent CBRE, Inc. reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a “sale” or “offer for sale” of any “security”, as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. CBRE, Inc. shall have no accountability or responsibility to any such third party.

15.	Any value estimate provided in the report applies to the entire property, and any pro ration or division of the title into fractional interests will invalidate the value estimate, unless such pro ration or division of interests has been set forth in the report.

16.	The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. Component values for land and/or buildings are not intended to be used in conjunction with any other property or appraisal and are invalid if so used.

17.	The maps, plats, sketches, graphs, photographs and exhibits included in this report are for illustration purposes only and are to be utilized only to assist in visualizing matters discussed within this report. Except as specifically stated, data relative to size or area of the subject and comparable properties has been obtained from sources deemed accurate and reliable. None of the exhibits are to be removed, reproduced, or used apart from this report.

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18.	No opinion is intended to be expressed on matters which may require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers. Values and opinions expressed presume that environmental and other governmental restrictions/conditions by applicable agencies have been met, including but not limited to seismic hazards, flight patterns, decibel levels/noise envelopes, fire hazards, hillside ordinances, density, allowable uses, building codes, permits, licenses, etc. No survey, engineering study or architectural analysis has been made known to CBRE, Inc. unless otherwise stated within the body of this report. If the Consultant has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items. CBRE, Inc. assumes no responsibility for any costs or consequences arising due to the need, or the lack of need, for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

19.	Acceptance and/or use of this report constitutes full acceptance of the Contingent and Limiting Conditions and special assumptions set forth in this report. It is the responsibility of the Client, or client’s designees, to read in full, comprehend and thus become aware of the aforementioned contingencies and limiting conditions. Neither the Appraiser nor CBRE, Inc. assumes responsibility for any situation arising out of the Client’s failure to become familiar with and understand the same. The Client is advised to retain experts in areas that fall outside the scope of the real estate appraisal/consulting profession if so desired.

20.	CBRE, Inc. assumes that the subject analyzed herein will be under prudent and competent management and ownership; neither inefficient or super-efficient.

21.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

22.	No survey of the boundaries of the property was undertaken. All areas and dimensions furnished are presumed to be correct. It is further assumed that no encroachments to the realty exist.

23.	The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, CBRE, Inc. has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the value estimated herein. Since CBRE, Inc. has no specific information relating to this issue, nor is CBRE, Inc. qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject.

24.	Client shall not indemnify Appraiser or hold Appraiser harmless unless and only to the extent that the Client misrepresents, distorts, or provides incomplete or inaccurate appraisal results to others, which acts of the Client approximately result in damage to Appraiser. Notwithstanding the foregoing, Appraiser shall have no obligation under this Section with respect to any loss that is caused solely by the active negligence or willful misconduct of a Client and is not contributed to by any act or omission (including any failure to perform any duty imposed by law) by Appraiser. Client shall indemnify and hold Appraiser harmless from any claims, expenses, judgments or other items or costs arising as a result of the Client’s failure or the failure of any of the Client’s agents to provide a complete copy of the appraisal report to any third party. In the event of any litigation between the parties, the prevailing party to such litigation shall be entitled to recover, from the other, reasonable attorney fees and costs.

25.	As part of the client’s requested scope of work, an estimate of insurable value is provided herein. CBRE, Inc. has followed traditional appraisal standards to develop a reasonable calculation based upon industry practices and industry accepted publications such as the Marshal Valuation Service handbook. The methodology employed is a derivation of the cost approach which is primarily used as an academic exercise to help support the market value estimate and therefore is not reliable for Insurable Value estimates. Actual construction costs and related estimates can vary greatly from this estimate.

This analysis should not be relied upon to determine proper insurance coverage which can only be properly estimated by consultants considered experts in cost estimation and insurance underwriting. It is provided to aid the client/reader/user as part of their overall decision making process and no representations or warranties are made by CBRE, Inc. regarding the accuracy of this estimate and it is strongly recommend that other sources be utilized to develop any estimate of insurable value.

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ADDENDA

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | ADDENDA

ADDENDUM A

GLOSSARY OF TERMS

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | ADDENDA

assessed value Assessed value applies in ad valorem taxation and refers to the value of a property according to the tax rolls. Assessed value may not conform to market value, but it is usually calculated in relation to a market value base. †

cash equivalency The procedure in which the sale prices of comparable properties sold with atypical financing are adjusted to reflect typical market terms.

contract rent The actual rental income specified in a lease. ‡

disposition value The most probable price which a specified interest in real property is likely to bring under all of the following conditions: 1) Consummation of a sale will occur within a limited future marketing period specified by the client; 2) The actual market conditions currently prevailing are those to which the appraised property interest is subject; 3) The buyer and seller is each acting prudently and knowledgeably; 4) The seller is under compulsion to sell; 5) The buyer is typically motivated; 6) Both parties are acting in what they consider their best interests; 7) An adequate marketing effort will be made in the limited time allowed for the completion of a sale; 8) Payment will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 9) The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.‡

effective rent The rental rate net of financial concessions such as periods of no rent during the lease term; may be calculated on a discounted basis, reflecting the time value of money, or on a simple, straight-line basis. ‡

excess land In regard to an improved site, the land not needed to serve or support the existing improvement. In regard to a vacant site or a site considered as though vacant, the land not needed to accommodate the site’s primary highest and best use. Such land may be separated from the larger site and have its own highest and best use, or it may allow for future expansion of the existing or anticipated improvement. See also surplus land. ‡

extraordinary assumption An assumption directly related to a specific assignment, which, if found to be false, could alter the appraiser’s opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal, or economic characteristics of the subject property; or about conditions external to the property such as market conditions or trends; or about the integrity of data used in an analysis. See also hypothetical condition. ‡

fee simple estate Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. ‡

floor area ratio (FAR) The relationship between the above-ground floor area of a building, as described by the building code, and the area of the plot on which it stands; in planning and zoning, often expressed as a decimal, e.g., a ratio of 2.0 indicates that the permissible floor area of a building is twice the total land area; also called building-to-land ratio. ‡

full service lease A lease in which rent covers all operating expenses. Typically, full service leases are combined with an expense stop, the expense level covered by the contract lease payment. Increases in expenses above the expense stop level are passed through to the tenant and are known as expense pass-throughs.

going concern value Going concern value is the value of a proven property operation. It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to the business value. †

gross building area (GBA) The total floor area of a building, including below-grade space but excluding unenclosed areas, measured from the exterior of the walls. Gross building area for office buildings is computed by measuring to the outside finished surface of permanent outer building walls without any deductions. All enclosed floors of the building including basements, mechanical equipment floors, penthouses, and the like are included in the measurement. Parking spaces and parking garages are excluded. ‡

hypothetical condition That which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis. See also extraordinary assumption. ‡

investment value Investment value is the value of an investment to a particular investor based on his or her investment requirements. In contrast to market value, investment value is value to an individual, not value in the marketplace. Investment value reflects the subjective relationship between a particular investor and a given investment. When measured in dollars, investment value is the price an investor would pay for an investment in light of its perceived capacity to satisfy his or her desires,

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | ADDENDA

needs, or investment goals. To estimate investment value, specific investment criteria must be known. Criteria to evaluate a real estate investment are not necessarily set down by the individual investor; they may be established by an expert on real estate and its value, that is, an appraiser. †

leased fee

See leased fee estate

leased fee estate An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.‡

leasehold

See leasehold estate

leasehold estate The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.‡

liquidation value The most probable price which a specified interest in real property is likely to bring under all of the following conditions: 1) Consummation of a sale will occur within a severely limited future marketing period specified by the client; 2) The actual market conditions currently prevailing are those to which the appraised property interest is subject; 3) The buyer is acting prudently and knowledgeably; 4) The seller is under extreme compulsion to sell; 5) The buyer is typically motivated; 6) The buyer is acting in what he or she considers his or her best interests; 7) A limited marketing effort and time will be allowed for the completion of a sale; 8) Payment will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 9) The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. ‡

market rent The most probable rent that a property should bring in a competitive and open market reflecting all conditions and restrictions of the specified lease agreement including term, rental adjustment and revaluation, permitted uses, use restrictions, and expense obligations; the lessee and lessor each acting prudently and knowledgeably, and assuming consummation of a lease contract as of a specified date and the passing of the leasehold from lessor to lessee under conditions whereby: 1) lessee and lessor are typically motivated; 2) both parties are well informed or well advised, and acting in what they consider their best interests; 3) a reasonable time is allowed for exposure in the open market; 4) the rent payment is made in terms of cash in U.S. dollars and is expressed as an amount per time period consistent with the payment schedule of the lease contract; and 5) the rental amount represents the normal consideration for the property leased unaffected by special fees or concessions granted by anyone associated with the transaction. ‡

market value Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: 1) A reasonable time is allowed for exposure in the open market; 2) Both parties are well informed or well advised, and acting in what they consider their own best interests; 3) Buyer and seller are typically motivated; 4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.§

marketing period The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal. ‡

net lease Lease in which all or some of the operating expenses are paid directly by the tenant. The landlord never takes possession of the expense payment. In a Triple Net Lease all operating expenses are the responsibility of the tenant, including property taxes, insurance, interior maintenance, and other miscellaneous expenses. However, management fees and exterior maintenance are often the responsibility of the lessor in a triple net lease. A modified net lease is one in which some expenses are paid separately by the tenant and some are included in the rent.

net rentable area (NRA) 1) The area on which rent is computed. 2) The Rentable Area of a floor shall be computed by measuring to the inside finished surface of the dominant portion of the permanent outer building walls, excluding any major vertical penetrations of the floor. No deductions shall be made for columns and projections necessary to the building. Include space such as mechanical room, janitorial room, restrooms, and lobby of the floor. *

occupancy rate The relationship or ratio between the income received from the rented units in a property and the income that would be received if all the units were occupied.‡

prospective value opinion A forecast of the value expected at a specified future date. A prospective value opinion is most frequently sought in connection with real estate projects that are proposed, under construction, or under conversion to a new us, or those that have not achieved sellout or a stabilized level of long-term occupancy at the time the appraisal report is written. ‡

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reasonable exposure time The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective opinion based upon an analysis of past events assuming a competitive and open market. ††

rent

See

full service lease

net lease

market rent

contract, coupon, face, or nominal rent

effective rent

shell rent The typical rent paid for retail, office, or industrial tenant space based on minimal “shell” interior finishes (called plain vanilla finish in some areas). Usually the landlord delivers the main building shell space or some minimum level of interior build-out, and the tenant completes the interior finish, which can include wall, ceiling, and floor finishes; mechanical systems, interior electric, and plumbing. Typically these are long-term leases with tenants paying all or most property expenses. ‡

surplus land Land not necessary to support the highest and best use of the existing improvement but, because of physical limitations, building placement, or neighborhood norms, cannot be sold off separately. Such land may or may not contribute positively to value and may or may not accommodate future expansion of an existing or anticipated improvement. See also excess land. ‡

†	The Appraisal of Real Estate, Thirteenth Edition, Appraisal Institute, 2008.
‡	The Dictionary of Real Estate Appraisal, Fourth Edition, Appraisal Institute, 2002.
§	Office of Comptroller of the Currency (OCC), 12 CFR Part 34, Subpart C – Appraisals, 34.42 (g); Office of Thrift Supervision (OTS), 12 CFR 564.2 (g); Appraisal Institute, The Dictionary of Real Estate Appraisal, 4th ed. (Chicago: Appraisal Institute, 2002), 177-178. This is also compatible with the RTC, FDIC, FRS and NCUA definitions of market value as well as the example referenced in the Uniform Standards of Professional Appraisal Practice (USPAP).
*	2000 BOMA Experience Exchange Report, Income/Expense Analysis for Office Buildings (Building Owners and Managers Association, 2000)
††	Statement on Appraisal Standard No. 6, Appraisal Standards Board of The Appraisal Foundation, September 16, 1993, revised June 15, 2004.

usable area 1) The area actually used by individual tenants. 2) The Usable Area of an office building is computed by measuring to the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas, and to the inside finished surface of the dominant portion of the permanent outer building walls. Excludes areas such as mechanical rooms, janitorial room, restrooms, lobby, and any major vertical penetrations of a multi-tenant floor. *

use value Use value is a concept based on the productivity of an economic good. Use value is the value a specific property has for a specific use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property’s highest and best use or the monetary amount that might be realized upon its sale. †

value indication An opinion of value derived through application of the appraisal process. ‡

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RENAISSANCE CITY CENTER | ADDENDA

ADDENDUM B

LAND SALE DATA SHEETS

© 2013 CBRE, Inc.

LAND SALE No. 1

The Market Shoppes Land Sale Location Data
Location:	6th Avenue SE (US-31)
Decatur, AL 35601
County:	Morgan
Parcel No:	See Comments
Atlas Ref:
Physical Data
Type:	Retail/Commercial
Land Area:	Gross	Usable
Acres:	10.132	10.132
Square Feet:	441,359	441,359
Topography:	Generally Level
Shape:	Irregular
Utilities:	All Available
Zoning:	B-2, General Business
Allowable Bldg Area:
Floor Area Ratio:
No. of units:
Max FAR:	NA
Frontage:	6th Avenue SE - 738; Brooks
Street SE - 122;
Analysis
Use At Sale:	Mobile Home Sales Lot
Proposed Use or Dev.	All Available
Price Per Acre:	$167,782
Price Per SF of Land:	$3.85
Price Per Unit:
Price Per SF of Bldg:

Financial Data
Transaction Type:	Sale
Date:	12/2011
Marketing Time:	NA
Grantor:	Bramlett Auto Sales & David
Gillespie
Grantee:	Market Shoppes Venture, LLC
Document No.:	Deed Book 2011/Pages 6787-6790
& 6795-6797
Sale Price:	$1,700,000
Financing:
Cash Eq. Price:	$1,700,000
Onsite/Offsite Costs:
Adj. Sale Price:	$1,700,000
Verification:	Buyer/Closing Statements/Deeds

Comments

This comparable represents the purchase of 10.13 acres of land for the development of The Market Shoppes located in Decatur, Alabama. The property is situated on the northwest corner of 6th Avenue SE and Brooks Street SE just north of Beltline Road SE. The property has an irregular shape with approximately 738 feet of frontage along 6th Avenue and 122 feet of frontage along Brooks Street. The site has a generally level topography and all utilities are available. It was re-zoned from M-1 and M-2 industrial districts to B-2 General Business District prior to the purchase. The site was purchased in two simultaneous transactions. The primary site was purchased for $1,500,000, and a secondary site, which allowed for access to Brooks Street from the south side of the primary site, was purchased for $200,000. The sale occurred in December 2012 and the total purchase price of $1,700,000 equates to approximately $3.85 per square foot. As of March 2013, the center is complete and stores are in the process of opening.

© 2013 CBRE, Inc.

LAND SALE No. 2

EastSide Junction Shopping Center

Location Data

Location:	1809 Highway 72 E
	Athens, AL
County:	Limestone
Parcel No:
Atlas Ref:
Physical Data
Type:	Retail/Commercial
Land Area:	Gross	Usable
Acres:	15.000	15.000
Square Feet:	653,400	653,400
Topography:	Level, At Street Grade
Shape:	Irregular
Utilities:	All Available
Zoning:	B-3, General Business
Allowable Bldg Area:	0 SF
Floor Area Ratio:	0.00
No. of units:	0
Max FAR:	0.00
Frontage:	Highway 72 - ;
Analysis
Use At Sale:	Vacant Site
Proposed Use or Dev.	Retail Shopping Center
Price Per Acre:	$176,667
Price Per SF of Land:	$4.06
Price Per Unit:	$0
Price Per SF of Bldg:	$0.00

No image to display.

Financial Data
Transaction Type:	Sale
Date:	8/2006
Marketing Time:	NA
Grantor:	Betty L. Taylor, Larry Lindsay, & Charles Lindsay
Grantee:	EastSide Junction, LLC
Document No.:
Sale Price:	$2,650,000
Financing:	Cash to Seller
Cash Eq. Price:	$2,650,000
Onsite/Offsite Costs:	$0
Adj. Sale Price:	$2,650,000
Verification:	Tax Assessor

Comments

This comparable represents the sale of a 15 acre tract of vacant land located in Athens, Alabama. The property is situated along the north side of US Highway 72 and the east side of Lindsay Lane South. The site has an irregular shape and a generally level topography. All utilities were available to the site. The property was developed with Eastside Junction Shopping Center, which is anchored by Publix. The property was purchased in August 2006 for $2,650,000 or approximately $4.06 per square foot.

© 2013 CBRE, Inc.

LAND SALE No. 3

The Crossings of Decatur Site
Location Data
Location:	SEQ of Beltine Road & US Hwy 31
	Decatur, AL 35603
County:	Morgan
Parcel No:	Multiple
Atlas Ref:
Physical Data
Type:	Retail/Commercial
Land Area:	Gross	Usable
Acres:	26.587	26.587
Square Feet:	1,158,143	1,158,143
Topography:	Level, At Street Grade
Shape:	Irregular
Utilities:	All Available
Zoning:	B-2, General Business
Allowable Bldg Area:	0 SF
Floor Area Ratio:	0.00
No. of units:	0
Max FAR:	0.00
Frontage:	502 Feet - US Highway 31 - ;
Analysis
Use At Sale:	Vacant Site
Proposed Use or Dev.	Retail Shopping Center
Price Per Acre:	$176,776
Price Per SF of Land:	$4.06
Price Per Unit:
Price Per SF of Bldg:

No image to display.

Financial Data
Transaction Type:	Sale
Date:	9/2006
Marketing Time:	NA
Grantor:	E. Lee Barran, Jr. & B. Lynn Layton
Grantee:	City of Decatur
Document No.:	2006/7579
Sale Price:	$5,200,000
Financing:	Cash to Seller
Cash Eq. Price:	$5,200,000
Onsite/Offsite Costs:	($500,000)
Adj. Sale Price:	$4,700,000
Verification:	Option Agreement; Grantor

Comments

This comparable represents the sale of 26.59-acre tract of land located in Decatur, Alabama. The property is located on the southeast corner of 6th Avenue SE (US Highway 31) and Point Mallard Parkway SE. The site has approximately 502 feet of frontage along the east margin of US Highway 31; however, the purchaser is also ground leasing two outparcels with approximately 500 feet of frontage along Point Mallard Parkway in order for the site to have frontage on both major thoroughfares. The site is generally level and on grade with its roadway frontage. All public utilities are available to the sale and include water, sewer, electricity, natural gas, and telephone service. The site was vacant and unimproved at the time of sale. The property was purchased in September 2006 for $5,200,000; however, the sellers contributed $500,000 of the purchase price for site development costs resulting in an effective sales price of $4,700,000 or approximately $4.06 per square foot. The contribution of $500,000 by the sellers for site and development costs was made in order to facilitate the sale of the property.

© 2013 CBRE, Inc.

LAND SALE No. 4

Family Ford Site
Location Data
Location:	1602 Florence Blvd
	Florence, AL 35630
County:	Lauderdale
Parcel No:	24-01-01-1-001-023.000
Atlas Ref:
Physical Data
Type:	Retail/Commercial
Land Area:	Gross	Usable
Acres:	9.900	9.900
Square Feet:	431,244	431,244
Topography:	Gently Rolling
Shape:	Rectangular
Utilities:	All Available
Zoning:	B-2
Allowable Bldg Area:	0 SF
Floor Area Ratio:	0.00
No. of units:	0
Max FAR:	0.00
Frontage:	Florence Boulevard - ;
Analysis
Use At Sale:	Vacant
Proposed Use or Dev.	Dealership
Price Per Acre:	$141,414
Price Per SF of Land:	$3.25
Price Per Unit:	$0
Price Per SF of Bldg:	$0.00

No image to display.

Financial Data
Transaction Type:	Sale
Date:	1/2005
Marketing Time:	NA
Grantor:	Boulevard Plaza
Grantee:	Family Ford, Inc.
Document No.:	2005-2005
Sale Price:	$1,400,000
Financing:	Cash to Seller
Cash Eq. Price:	$1,400,000
Onsite/Offsite Costs:	$0
Adj. Sale Price:	$1,400,000
Verification:	Greg Pounders

Comments

This comparable represents the sale of 9.90 acres of vacant land located in Florence, Alabama. The property is situated along the north side of Florence Boulevard about one half mile west of its intersection with Cox Creek Parkway. The site has good roadway frontage and at the time of sale, it had a gently rolling topography. All public utilities are available to the property. This comparable was purchased for development of a Ford dealership. The property was purchased in January 2005 for $1,400,000 or $3.25 per square foot.

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | ADDENDA

ADDENDUM C

IMPROVED SALE DATA SHEETS

© 2013 CBRE, Inc.

RETAIL SALE No. 1

Shoppes at Mission Trace Location Data
Location:	955 State Road 16
St. Augustine, FL 32084
County:	St. Johns
Parcel No:	088660-0040
Atlas Ref:
Physical Data
Type:	Neighborhood/Community
Land Area:	7.160 Acres
Excess Land:
Gross Leaseable Area:
Total GLA:	61,000 SF
GLA Purchased:	61,000 SF
Local Tenant GLA:	15,400 SF
Anchor Tenant GLA:	45,600 SF
Anchors:
Publix	45,600 SF

Year Built:	2009
Parking:	Open Asphalt
Condition:	Good
Exterior Walls:	Masonry
Sales Data:
Transaction Type:	Sale
Date:	12/2012
Marketing Time:	1 Months
Grantor:	HP Mission Trace Properties
Grantee:	PX Mission Trace
Document No.:	3660-763
Sale Price:	$8,915,000
Financing:	Cash to Seller
Cash Eq. Price:	$8,915,000
Req. Capital Cost:
Adj. Sale Price:	$8,915,000
Verification:	Broker, Appraisal Records

Occupancy / Lease Data
Source:	Seller
Occupancy at Sale:	96.00%
Based On:	Pro Forma Income

	Total	Per SF
Potential Gross Inc:	$853,865	$14.00
Vacancy & Credit Loss:	$42,693	$0.70
Effective Gross Inc:	$1,051,839	$17.24
Expenses & Reserves:	$421,782	$6.91
Net Operating Inc:	$630,058	$10.33

Analysis
Underwriting Criteria:	Direct Cap
Overall Cap Rate (OAR):	7.07%
Projected IRR:
Eff Gross Inc Mult (EGIM):	8.48
Op Exp Ratio (OER):	40.10%
Price Per SF:	$146.15

© 2013 CBRE, Inc.

RETAIL SALE No. 1

Comments

This property is located at the southwest corner of State Road 16 and Kenton Morrison Road. The center is anchored by a 45,600 SF Publix. The Publix had a sales volume of $539 per square foot in 2011. There are 12 tenant bays, with 4 spaces vacant and vanilla shell, being first generation space. Current tenants include Nail Spa, Nautical Endeavors, a Liquor Store, a Dentist Office, Wasabi Sushi Bistro, Cabo Taco Mexican Grill, Great Wall, and AT&T Wireless. The majority of these local tenants are non-credit tenants. There is a ground lease on the property, which has an annual payment of $178,588. There are 3 vacant outparcels located on the property, which were not included as part of the sale. The in-place cap rate is reportedly near 7.0% The Publix’s lease commenced in October, 2009 and has an initial 20-year term. The base rent is $49,210 per month ($12.95 per SF/YR) with a monthly CAM reimbursement of $3,800 ($1.00 per SF/Yr). The 2012 assessed value is $3,832,380.

© 2013 CBRE, Inc.

RETAIL SALE No. 2

Publix At Holly Hill

Location Data

Location:	1850 Ridgewood Avenue
Holly Hill, FL 32117
County:	Volusia
Parcel No:	42-14-32-OR-00-0020
Atlas Ref:
Physical Data
Type:	Neighborhood/Community
Land Area:	7.650 Acres
Excess Land:	None
Gross Leaseable Area:
Total GLA:	57,870 SF
GLA Purchased:	57,870 SF
Local Tenant GLA:	13,600 SF
Anchor Tenant GLA:	44,270 SF
Anchors:
Publix	44,270 SF

Year Built:	2002
Parking:	Surface
Condition:	Good
Exterior Walls:	Masonry
Sales Data:
Transaction Type:	Sale
Date:	8/2012
Marketing Time:	6 Months
Grantor:	Holly HIll, LLC
Grantee:	PX holly Hill, LP
Document No.:	6744/0137
Sale Price:	$7,900,000
Financing:	Cash to Seller
Cash Eq. Price:	$7,900,000
Req. Capital Cost:	$0
Adj. Sale Price:	$7,900,000
Verification:	Luis Casttillo, HFF - 305-448-1333

Occupancy / Lease Data
Source:	Appraiser
Occupancy at Sale:	100.00%
Based On:	Pro Forma Income

	Total	Per SF
Potential Gross Inc:
Vacancy & Credit Loss:
Effective Gross Inc:
Expenses & Reserves:
Net Operating Inc:	$533,250	$9.21

Analysis
Underwriting Criteria:	Direct Cap
Overall Cap Rate (OAR):	6.75%
Projected IRR:	0.00%
Eff Gross Inc Mult (EGIM):
Op Exp Ratio (OER):
Price Per SF:	$136.51

Comments

This is the sale of a 57,870 square foot Publix anchored neighborhood shopping center known as Publix at Holly Hill located at the southwest corner of Ridgewood Avenue and Calle Grande Street in Ormond Beach, FL. The property was 100% occupied at the time of sale. The sale was part of a portfolio sale of four Publix anchored shopping centers and one Fresh Market anchored shopping center located in Florida. Multiple verifications reported that the overall portfolio capitalization rate was between 6.5% and 7.0%. We have concluded to 6.75%.

© 2013 CBRE, Inc.

RETAIL SALE No. 3

Reedy Branch

Location Data
Location:	10920 Baymeadows Road
Jacksonville, FL 32256
County:	Duval
Parcel No:	167758-1200
Atlas Ref:
Physical Data
Type:	Neighborhood/Community
Land Area:	12.000 Acres
Excess Land:
Gross Leaseable Area:
Total GLA:	75,906 SF
GLA Purchased:	75,906 SF
Local Tenant GLA:	31,636 SF
Anchor Tenant GLA:	44,270 SF
Anchors:
Publix	44,270 SF

Year Built:	2000
Parking:	Open Asphalt
Condition:	Good
Exterior Walls:	Concrete Block
Sales Data:
Transaction Type:	Sale
Date:	6/2012
Marketing Time:	4 Months
Grantor:	Reedy Branch Shopping Center
Inc.
Grantee:	Publix Supermarkets Inc.
Document No.:	15974/00421
Sale Price:	$11,700,000
Financing:	Cash to Seller
Cash Eq. Price:	$11,700,000
Req. Capital Cost:	$0
Adj. Sale Price:	$11,700,000
Verification:	Karl Johnston, C&W

Occupancy / Lease Data
Source:	Broker
Occupancy at Sale:	91.00%
Based On:	Existing Income

	Total	Per SF
Potential Gross Inc:	$1,229,251	$16.19
Vacancy & Credit Loss:	$110,633	$1.46
Effective Gross Inc:	$1,118,618	$14.74
Expenses & Reserves:	$311,479	$4.10
Net Operating Inc:	$807,139	$10.63

Analysis
Underwriting Criteria:	Direct Cap
Overall Cap Rate (OAR):	6.90%
Projected IRR:
Eff Gross Inc Mult (EGIM):	10.46
Op Exp Ratio (OER):	27.84%
Price Per SF:	$154.14

© 2013 CBRE, Inc.

RETAIL SALE No. 3

Comments

This comparable is located in the southwest quadrant of Baymeadows Road and Interstate 295 (State Road 9A). The Publix initial lease term began in 2000 and will expire in April 2020. As such, there are approximately 8 years remaining on the initial lease. There are six five-year options. Publix lease rate is $9.20 per square foot. Publix pays its prorata share of real estate taxes and a fixed CAM of $1.05 per square foot (increases $0.05/SF every five years). Asking rents for in-line space range from $18.00 to $19.00 per square foot, triple net. In-place rates range from $16.50 to $25.00 psf. The income and expenses are based on actual figures including a 3.2% management fee. Reserves were below the line.

© 2013 CBRE, Inc.

RETAIL SALE No. 4

Eastside Junction

Location Data
Location:	22031 Highway 72
Athens, AL 35613
County:	Limestone
Parcel No:	10-06-14-2-000-003.000
Atlas Ref:
Physical Data
Type:	Neighborhood/Community
Land Area:	11.540 Acres
Excess Land:	None
Gross Leaseable Area:
Total GLA:	79,700 SF
GLA Purchased:	79,700 SF
Local Tenant GLA:	34,100 SF
Anchor Tenant GLA:	45,600 SF
Anchors:
Publix	45,600 SF

Year Built:	2008
Parking:
Condition:
Exterior Walls:	Concrete Block/Alumi
Sales Data:
Transaction Type:	Sale
Date:	3/2012
Marketing Time:	NA
Grantor:	Eastside Junction, LLC, c/o Bill Ming
Grantee:	Inland Real Estate Acquisitions, Inc
Document No.:	Book 2012/Page 18251
Sale Price:	$11,500,000
Financing:	Not Available
Cash Eq. Price:	$11,500,000
Req. Capital Cost:	$0
Adj. Sale Price:	$11,500,000
Verification:	Buyer

Occupancy / Lease Data
Source:	Appraiser
Occupancy at Sale:	93.00%
Based On:	Existing Income

	Total	Per SF
Potential Gross Inc:	$0	$0.00
Vacancy & Credit Loss:	$0	$0.00
Effective Gross Inc:	$0	$0.00
Expenses & Reserves:	$0	$0.00
Net Operating Inc:	$875,005	$10.98

Analysis
Underwriting Criteria:	Direct Cap
Overall Cap Rate (OAR):	7.61%
Projected IRR:	0.00%
Eff Gross Inc Mult (EGIM):	0.00
Op Exp Ratio (OER):	0.00%
Price Per SF:	$144.29

© 2013 CBRE, Inc.

RETAIL SALE No. 4

Comments

This comparable represents the sale of a 79,700 square foot Publix anchored shopping center located in Athens, Alabama. The property is situated at the northeast intersection of Lindsay Lane and Highway 72, just east of the Interstate 65/Highway 72 interchange. At the time of sale, Publix (45,600 SF at $9.45 PSF) was on a 20-year term expiring 12/2028 and was reporting sales of about $478 PSF (2010). The underwriting shown is from the buyer’s representative and reflects existing income (5,460 SF vacant). The property was purchased in March 2012 for $11,500,000 or approximately $144.29 per square foot.

© 2013 CBRE, Inc.

RETAIL SALE No. 5

Hays Road Town Center

Location Data
Location:	14751 State Road 52
Hudson, FL 34669
County:	Pasco
Parcel No:	11-25-17-0000-00100-0012
Atlas Ref:
Physical Data
Type:	Neighborhood/Community
Land Area:	12.540 Acres
Excess Land:
Gross Leaseable Area:
Total GLA:	70,770 SF
GLA Purchased:	70,770 SF
Local Tenant GLA:	25,170 SF
Anchor Tenant GLA:	45,600 SF
Anchors:
Publix Supermarket	45,600 SF

Year Built:	2011
Parking:	Surface
Condition:	Excellent
Exterior Walls:	Masonry
Sales Data:
Transaction Type:	Sale
Date:	11/2012
Marketing Time:	5 Months
Grantor:	Haysvest, LLC
Grantee:	MO HAYS, LLC
Document No.:	8783/3687
Sale Price:	$13,000,000
Financing:	Market Terms
Cash Eq. Price:	$13,000,000
Req. Capital Cost:	($200,000)
Adj. Sale Price:	$12,800,000
Verification:	Contract/Appraisal

Occupancy / Lease Data
Source:	Appraiser
Occupancy at Sale:	91.30%
Based On:	Pro Forma Income

	Total	Per SF
Potential Gross Inc:	$1,342,145	$18.96
Vacancy & Credit Loss:	$67,107	$0.95
Effective Gross Inc:	$1,275,038	$18.02
Expenses & Reserves:	$331,975	$4.69
Net Operating Inc:	$943,063	$13.33

Analysis
Underwriting Criteria:	Direct Cap and DCF
Overall Cap Rate (OAR):	7.37%
Projected IRR:
Eff Gross Inc Mult (EGIM):	10.04
Op Exp Ratio (OER):	26.04%
Price Per SF:	$180.87

© 2013 CBRE, Inc.

RETAIL SALE No. 5

Comments

Hays Road Town Center is located in the northwest quadrant of State Road 52 and Hays Road in Hudson, Florida. The property consists of a 70,770 square foot retail shopping center that is situated on a 17.92-acre site. The improvements were constructed in 2011 and are in excellent overall condition. The property is anchored by Publix Supermarket, Florida’s dominant grocer, pursuant to a long-term lease which expires in February of 2031. Thus, this is considered to be a Class A investment. Currently, the property is 91.3% leased and is 86.4% occupied due to pending leases. The center is under contract for sale at $13,000,000, however the seller will immediately write a check to the buyer in the amount of $200,000 for leasing shortfalls. Therefore, we have adjusted the sale price to $12,800,000 or $180.87 per square foot in order to reflect this concession. The effective capitalization rate is 7.37% based on the adjusted sale price and prospective stabilized income. Utilizing the in-place income and the adjusted sale price, the indicated capitalization rate is 6.77%.

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | ADDENDA

ADDENDUM D

RENT COMPARABLE DATA SHEETS

© 2013 CBRE, Inc.

RETAIL COMPARABLE No. 1

Cox Creek Shopping Center
Location Data
Location:	398 Cox Creek Parkway
Florence, AL 35630
County:	Lauderdale
Parcel No:	16-09-31-2-001-002.015
Atlas Ref:
Physical Data
Type:	Power Center
Gross Leaseable Area:	173,989 SF
Year Built:	2001
Exterior Walls:	Masonry
Condition:	Good
Parking:	Open Asphalt
Anchors:
Burke’s	32,066 SF
Dicks Sporting Goods	30,409 SF
Best Buy	30,000 SF

Anchor Tenant GLA:	92,475 SF
Local Tenant GLA:	81,514 SF
Total GLA:	173,989 SF

Lease Data
Occupancy:
Local:	100.00%
Overall:	88.20%
Typical Size:	3,500 SF
Term:	60 Months
Base Rent PSF:	$15.00
Rent Escalations:	Minimal
Basis:	NNN
Expense Pass-Thru:
Free Rent:	0 Months
Tenant Improvement:	$5.00
Leasing Agent:
Phone No.:
Survey Date:	5/13

Recent Leases

Date	Size (SF)	Tenant	Rent (PSF)	TI (PSF)	Free Rent (Months)	Escalation	Term (Yrs)
3/1/2001	30,409	Dicks Sporting Goods			0		15.00
6/1/2001	30,000	Best Buy			0		15.00
11/1/2012	9,967	ULTA			0		10.00
11/1/2012	8,000	Austin’s Shoes			0		5.00
3/1/2009	5,000	Bestway Rent-to-Own			0		5.00

Comments

This comparable represents a 173,989-square foot power center (adjacent to a separately owned Target Supercenter) located at 398 Cox Creek Parkway in Florence. The improvements were constructed in 2001 and are situated on a 21.28-acre site. Currently, the property is 88.2% leased and is considered to be in good overall condition. The subject is considered to be a Class A property in the market. Burke’s, Dicks and Best Buy are the anchor tenants. Burke’s pays $4.50/SF on a triple net basis. This rate was negotiated during the economic downturn in October 2010. Dicks and Best Buy pay $11.75/SF and $12.35/SF, respectfully. These are the original negotiated rates from the center’s development in 2001. Contract rents for in-line space ranges from $9.25/SF to $15.95/SF, mostly in the $14.00/SF to $15.00/SF range on a triple net basis. Lease terms are five to 10 years and escalations are usually found in leases over five years with a one-time 10% increase (on average) after the fifth lease year.

© 2013 CBRE, Inc.

RETAIL COMPARABLE No. 2

Cox Creek Plaza
Location Data
Location:	354 Cox Creek Parkway
Florence, AL 35630
County:	Lauderdale
Parcel No:	16-09-31-2-001-002.006 and 16-
Atlas Ref:
Physical Data
Type:	Neighborhood/Community
Gross Leaseable Area:	100,501 SF
Year Built:	1984, 2010 ren.
Exterior Walls:	Cement Block
Condition:
Parking:
Anchors:
Ross Dress for Less	32,850 SF
JoAnn Fabrics	17,542 SF
Bed Bath and Beyond	26,320 SF

Anchor Tenant GLA:	76,712 SF
Local Tenant GLA:	23,789 SF
Total GLA:	100,501 SF

Lease Data
Occupancy:
Local:	100.00%
Overall:	100.00%
Typical Size:	10,000 SF
Term:
Base Rent PSF:
Rent Escalations:	Negotiable
Basis:	NNN
Expense Pass-Thru:	$2.00
Free Rent:
Tenant Improvement:
Leasing Agent:	Pat Kelly-Phillips Edison
Phone No.:	513-967-4465
Survey Date:	3/12

Recent Leases

Date	Size (SF)	Tenant	Rent (PSF)	TI (PSF)	Free Rent (Months)	Escalation	Term (Yrs)
4/1/2010	26,525	Bed Bath and Beyond	$10.50	$30.00		N/A	10.00
1/1/2010	32,850	Ross Dress for Less	$5.00	$0.00		Flat	10.00
7/1/2009	2,400	Advanced Weight Loss	$10.50	$0.00		Flat	5.00

Comments

This comparable represents a 100,501 square foot neighborhood/community shopping center located in Florence, Alabama. The center, known as Cox Creek Plaza, was built in 1984 and renovated in 2010. The center had three anchor tenants vacate in 2009 and early 2010 (Toys R Us, Goody’s, and Old Navy). All of the anchors were at the expiration of their leases. The leasing agent indicated that the spaces were back-filled shortly thereafter with Ross Dress for Less, Shoe Carnival, Jo-Ann Fabrics and Bed Bath and Beyond. Shoe Carnival and Jo-Ann split the former Toys R Us space. All anchors were signed to 10 year leases with a 5th year kick-out clause. The Ross space was delivered as-is at $5.00 per square foot. Bed Bath & Beyond is paying in the $10.00 to $11.00 per square foot range and received approximately $30.00 in TI. Anchor space rents range between $5.00 and $10.00 per square foot, with the higher range representing the rents of turnkey-condition space with high TI allowances. According to the leasing agent available in-line space would likely draw $14.00 to $15.00 per square foot. Lease rates are typically flat, although ideally, a ten year lease may increase by around 8-10% after year five. The leasing agent listed a typical TI allowance of $0.00 to $10.00 per square foot for in-line space and $0.00 to $25.00 per square foot for anchor space. Free rent is negotiable.

© 2013 CBRE, Inc.

RETAIL COMPARABLE No. 3

Florence Square Shopping Center
Location Data
Location:	SEC US 72/AL 133
Florence, AL 35630
County:	Lauderdale
Parcel No:
Atlas Ref:
Physical Data
Type:	Power Center
Gross Leaseable Area:	239,516 SF
Year Built:	1991
Exterior Walls:	Block/Stucco
Condition:
Parking:
Anchors:
Kmart	104,231 SF
TJ Maxx	24,000 SF
Essex Bargain Hunt	38,117 SF

Anchor Tenant GLA:	166,348 SF
Local Tenant GLA:	73,168 SF
Total GLA:	239,516 SF

Lease Data
Occupancy:
Local:	88.00%
Overall:	88.00%
Typical Size:	4,000 SF
Term:
Base Rent PSF:
Rent Escalations:	Negotiable
Basis:	NNN
Expense Pass-Thru:	$2.00
Free Rent:
Tenant Improvement:
Leasing Agent:	Mike Mahan-DLC Management
Phone No.:	404-817-3772
Survey Date:	3/12

Recent Leases

Date	Size (SF)	Tenant	Rent (PSF)	TI (PSF)	Free Rent (Months)	Escalation	Term (Yrs)
6/1/2011	38,117	Essex Bargain Hunt	$0.00	$0.00			0.00
6/1/2011	8,000	Tuesday Morning	$0.00	$0.00			0.00
7/1/2006	3,600	La Hacienda	$15.25	$0.00			5.00
2/1/2006	6,365	Sizes Unlimited	$12.50	$0.00			5.00

Comments

This comparable represents a 239,516 square foot neighborhood community shopping center located in Florence, Alabama. The center, known as Florence Square, was built in 1991 and renovated/expanded in 1994. The center has approximately 36,000 square feet of available space. Quoted rent ranges from $10.00 to $11.00 per square foot for 7,000 to 10,000 square foot spaces, to $12.00 per square foot to 3,000 to 4,000 square foot spaces. Leases are on a triple net basis with expenses estimated at around $2.00 per square foot. Lease terms are three to five years, and leases would likely escalate over the term in most cases. Free rent and tenant improvement allowance are negotiable, depending on the tenant. TI could range from $0.00 up to $10.00 per square foot for national tenants. Free rent is up to six months for tenants who take spaces in as is condition on a minimum three year term. Details of existing leases were not available but it was noted that lease rates range from $8.00 to $17.00 per square foot, with anchors slightly below the range. The shopping center leased its 38,117 square foot anchor space to Essex Bargain Hunt in June of 2011. Also that month, an 8,000 square foot space was leased to Tuesday Morning. The center is anchored by K-Mart and T.J. Maxx.

© 2013 CBRE, Inc.

RETAIL COMPARABLE No. 4

Cloverdale Village
Location Data
Location:	990 Cox Creek Parkway
Florence, AL 35633
County:	Lauderdale
Parcel No:	15-08-34-2-003-001.002
Atlas Ref:
Physical Data
Type:	Neighborhood/Community
Gross Leaseable Area:	59,407 SF
Year Built:	1986
Exterior Walls:	Concrete Block/Brick
Condition:
Parking:
Anchors:
Southern Family Mkts	44,677 SF

Anchor Tenant GLA:	44,677 SF
Local Tenant GLA:	14,730 SF
Total GLA:	59,407 SF

Lease Data
Occupancy:
Local:	100.00%
Overall:	100.00%
Typical Size:	1,200 SF
Term:
Base Rent PSF:
Rent Escalations:	Flat
Basis:	NNN
Expense Pass-Thru:	$2.00
Free Rent:
Tenant Improvement:
Leasing Agent:	Pat Kelly-Phillips Edison
Phone No.:	513-967-4465
Survey Date:	3/12

Recent Leases

Date	Size (SF)	Tenant	Rent (PSF)	TI (PSF)	Free Rent (Months)	Escalation	Term (Yrs)
10/1/2010	1,200	Not disclosed	$9.00	$0.00		Flat	1.00
3/1/2010	1,290	Allstate Insurance	$5.41	$0.00		Yes	5.00
9/1/2008	1,200	Check N Go	$17.25	$0.00		Flat	3.00
7/1/2008	2,400	Express Med LLC	$8.00	$0.00		Flat	5.00

Comments

This comparable represents a 59,407 square foot community shopping center located in Florence, Alabama. The center, known as Cloverdale Village is anchored by a 44,677 square foot Southern Family Markets, who currently pays $5.71 per square foot. The leasing agent indicated that the most recently signed tenant was in 1,200 SF end-cap space that was formerly occupied by a laundromat. A local tax shop leased the space on a 1-year term for $9.00 per square foot. According to the leasing agent, the space was leased at a lower rate because the tenant took the space in as-is condition. Tenant improvement allowance and free rent are negotiable but rarely given to tenants at this center. Other tenants occupying the center include Monkey N Around (leased 8,460 square feet in March, 2009 for 3 years); Express Med, LLC, and Check n Go. The leasing agent indicated that they have the option to terminate Monkey N Around’s lease at any time and are actively seeking a more permanent tenant. The asking rate for this space is $8.00 per square foot, NNN. All leases are triple net with expense reimbursements of around $2.00 per square foot.

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | ADDENDA

ADDENDUM E

OPERATING DATA

© 2013 CBRE, Inc.

EXHIBIT “B”

Renaissance City Center

Florence, Alabama

23-Apr-13

TENANTS		BEG. DATE	EXP. DATE	S.F.	RENT/SF	ANNUAL RENT
Publix Supermarket		01/01/13	12/31/32	54,340	13.17	715,929.50
Books-A-Million		01/20/12	01/31/22	14,226	14.41	205,000.00
Hibbett’s Sporting Goods		10/19/11	02/28/17	14,927	7.44	111,000.00
Aspen Dental		03/03/13	02/28/23	4,000	28.00	112,000.00
Sam’s Sports Grill		01/01/13	12/31/22	6,380	19.75	126,000.00
Panera Bread (Ground Lease)		05/30/12	12/31/27	4,000	26.79	107,160.00

				97,873	14.07	1,377,090
TOTAL RENT						313,757

Plus Reimbursements						1,690,847
TOTAL						23,700

VACANCY 10.00% (Includes Hibbett’s Sporting Goods and Sam’s Sports Grill)

EGI					17.03	1,667,147

Expenses		Per S.F.
Management	50,000	0.51
CAM	68,300	0.70
Insurance	46,897	0.48
Taxes	195,586	2.00
Ground Rent	30,000	0.31
Reserves	14,080	0.14

Total Expenses		4.14				404,863

NOI					12.90	1,262,284

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | ADDENDA

ADDENDUM F

PRÉCIS METRO REPORT - ECONOMY.COM, INC.

© 2013 CBRE, Inc.

FLORENCE AL EMPLOYMENT VITALITY GROWTH RANK RELATIVE RANK 2011-2013 83% 304 180 U.S.=100% Best=1 Worst=384 3rd quintile 2011-2016 RELATIVE COSTS 106 90% LIVING BUSINESS 2nd quintile 91% Best=1, Worst=392 U.S.=100% LIFE CYCLE PHASE Mature RELATIVE EMPLOYMENT PERFORMANCE (1997=100) 125 120 115 110 105 100 95 90 85 97 98 99 00 01 02 03 04 05 06 07 08 09 10 11 12F 13F 14F 15F 16F DataBuffet® MSA code: MFLR U.S. FLR 2005 2006 2007 2008 2009 2010 2011 INDICATORS 2012 2013 2014 2015 2016 3.9 4.0 4.0 4.0 3.9 4.0 4.1 Gross metro product (c$B) 4.2 4.3 4.5 4.7 5.0 4.7 0.9 1.2 0.7 -2.1 2.6 1.2 % change 2.5 2.1 4.4 5.6 5.0 55.1 56.5 57.2 56.3 54.6 54.8 54.7 Total employment (000) 55.4 55.6 57.0 59.0 60.6 4.2 2.5 1.4 -1.6 -3.0 0.3 -0.2 % change 1.3 0.4 2.6 3.5 2.7 4.5 3.8 3.8 5.4 9.9 9.2 8.6 Unemployment rate 7.8 8.9 7.3 5.7 4.7 5.8 5.5 7.4 4.6 -2.1 5.7 4.5 Personal income growth 2.7 3.4 6.7 7.5 6.8 143.7 144.7 145.6 146.7 147.0 147.2 147.3 Population (000) 147.7 148.5 149.3 150.2 151.2 277 367 310 252 133 155 137 single-family permits 151 159 278 335 335 49 8 138 93 48 77 103 Multifamily permits 196 28 27 26 24 101.1 102.3 100.9 100.6 98.6 98.4 100.0 Existing-home price ($ ths) 103.2 104.4 109.9 116.1 120.7 425 465 494 442 551 387 331 Mortgage originations ($ mil) 460 309 216 238 260 0.9 1.1 0.8 1.1 0.3 0.3 0.2 net migration (000) 0.5 1.0 1.0 1.1 1.2 1,201 610 758 821 1,035 973 806 Personal bankruptcies 835 808 874 874 922 STRENGTHS & WEAKNESSES STRENGTHS Low costs of living and doing business. Good manufacturing infrastructure. One of Alabama’s strongest real estate markets. WEAKNESSES Low productivity and per capita income. Weak demographics and low educational attainment. Heavy reliance on local government employment. CURRENT EMPLOYMENT TRENDS % CHANGE YR AGO, 3-MO MA Feb 12 Jun 12 Oct 12 Total 0.5 2.3 1.3 Construction -0.2 -2.6 -3.8 Manuf. 4.0 1.8 1.8 Trade -0.9 5.9 3.5 Trans/Utilities 0.2 0.4 3.1 Information 0.1 0.6 -0.5 Financial Activities 1.6 2.2 2.8 Prof & Business Svcs. -1.5 4.8 2.2 Edu & Health Svcs. 1.4 3.0 1.4 Leisure & Hospitality 3.3 4.7 4.5 Other Services 6.1 4.5 1.6 Government -3.6 -2.6 -2.3 FORECAST RISKS SHORT LONG RISK-ADJUSTED 0.54% TERM TERM RETURN, ’11-16 UPSIDE Reputation as tourist destination grows. Manufacturing benefits from rising vehicle sales and commercial construction. DOWNSIDE Fiscal challenges are more severe than anticipated. Inability to retain educated workers limits long-term income gains. Overdependence on manufacturing leaves area susceptible to a global slowdown. ANALYSIS Recent Performance. Florence’s recovery continues, as growth has been broad-based, with only the public sector appreciably deteriorating. Manufacturing has been the strongest contributor to expansion, increasing employment and output significantly throughout the year. Growth has also been strong in FLR’s other core industry, leisure/hospitality; payrolls have increased nearly 4% over the last year. Brighter job prospects have led individuals to re-enter the labor force, causing a modest rise in unemployment to 7.8%, which is just between the national and state averages. TVA. The Tennessee Valley Authority anchors public sector employment, stabilizing the metro area’s medium-term forecast. The federally owned utility is the second largest employer in FLR and provides a steady source of demand for retailers and service providers. Recent developments have created an upside risk to the near-term outlook; TVA has agreed to auction off about 1,000 acres of federal land to private bidders. The city will likely purchase some of the land and designate it for public use. Private bidders are also in the mix and could use the area for a hotel, manufacturing or retail space. The University of Northern Alabama and Northwest Shoals Community College are also potential bidders; both are landlocked and could expand to the shores of Wilson Lake. Development of the land will boost output and help jump-start stagnant construction, brightening the metro area’s medium-term prospects. Manufacturing. Durable goods production has been the key driver of the recovery, and firms will boost employment growth over the next half decade. Local manufacturers produce a variety of goods, and firms are set to benefit from macroeconomic trends. North American Lighting has seen sales of its headlamps and signal lights rise with domestic vehicle sales. With annual vehicle sales expected to reach 17 million units by the end of 2014, the firm’s prospects are promising. Flexco’s revenues will also grow as the national commercial real estate market takes off. The firm produces flooring used in industrial and retail spaces. Nonresidential construction put in place nationally is expected to expand 5% annually through 2018. Wise Alloys will benefit from rising retail food and beverage sales. Wise manufactures aluminum cans used in food packaging, positioning the firm to expand in line with general consumer spending patterns. While the long-run outlook for manufacturing is weak, current trends will allow goods producers in FLR to expand output and employment faster than the U.S. averages. Housing. Property values are expected to increase steadily over the next decade, supporting household wealth and consumer spending. Existing-house prices eclipsed their 2006 peak in 2012 and starts are above year-ago levels. These developments are counter to statewide trends; prices remain depressed throughout Alabama and starts are flat. Much of FLR’s strength is derived from its tight supply of housing; it has the lowest foreclosure inventory in the state. Demand has also played a part. Personal income growth, the strongest determinant of property values, has outpaced the U.S. average over the last decade. Real estate will remain integral to local development, with prices expected to rise at an annualized rate of 4% over the next decade. Florence’s resurgence has been built on the back of a diverse manufacturing base and healthy growth in tourism and consumer services. Residential real estate is also a strength. Almost all near-term risks are to the upside. Goods producers are positioned to take advantage of expanding vehicle sales and commercial construction. The metro area will benefit from development land purchased from TVA. As FLR transitions from manufacturing to a more service-based economy, rising incomes and a low-cost structure will allow it to outperform Alabama through the forecast horizon. Kyle Hillman November 2012 © 2013 CBRE, Inc. MOODY’S ANALYTICS / Précis U.S. Metro / South / November 2012 Confidential FOIA Treatment Requested

© 2013 CBRE, Inc.	MOODY’S ANALYTICS / Précis U.S. Metro / South / November 2012

EMPLOYMENT & INDUSTRY TOP EMPLOYERS Coffee Health Group 1,500 Tennessee Valley Authority 1,243 Sara Lee Foods 1,200 Wise Alloys LLC 999 Wal-Mart Stores Inc. 811 Helen Keller Hospital 731 University of North Alabama 720 American Whoesale Books Co. 550 SCA Tissue-Barton Operation 500 Northwest Shoals Community College 492 Walgreens Health Initiative 394 North American Lighting 308 Norfolk Southern Railroad 300 Southwire Co. 290 Essex Electric 289 Marriott Shoals Hotel & Spa 250 Izzy 246 TimesDaily 227 Bank Independent 205 Flexco 200 Sources: Shoals Chamber of Commerce, April 2009, Shoals Economic Development Authority, 2012 PUBLIC Federal 1,383 State 1,957 Local 6,691 2011 COMPARATIVE EMPLOYMENT AND INCOME Sector % of Total Employment Average Annual Earnings FLR AL U.S. FLR AL U.S. Mining 0.2% 0.4% 0.6% $29,283 $64,270 $80,442 Construction 5.5% 4.2% 4.2% $44,205 $50,326 $57,059 Manufacturing 14.0% 12.7% 8.9% $53,354 $62,171 $76,451 Durable 59.7% 62.2% 62.0% nd $64,503 $78,378 Nondurable 40.3% 37.8% 38.0% nd $58,329 $73,303 Transportation/Utilities 1.8% 3.6% 3.7% nd $63,988 $63,289 Wholesale Trade 4.4% 3.8% 4.2% $52,827 $66,203 $78,458 Retail Trade 14.5% 12.1% 11.1% $29,540 $28,676 $32,088 Information 0.9% 1.2% 2.0% $40,378 $55,106 $96,383 Financial Activities 3.8% 5.0% 5.8% $22,218 $35,394 $50,553 Prof. and Bus. Services 7.6% 11.4% 13.2% $24,794 $46,121 $61,371 Educ. and Health Services 12.6% 11.6% 15.1% $46,012 $48,227 $50,771 Leisure and Hosp. Services 9.9% 9.0% 10.1% $15,640 $17,835 $24,149 Other Services 6.2% 4.3% 4.1% $24,061 $28,026 $34,601 Government 18.4% 20.4% 16.8% $58,605 $63,742 $68,458 Sources: Percent of total employment — Moody’s Analytics & BLS, 2011; Average annual earnings — BEA, 2011 HOUSE PRICES Source: FHFA, 1996Q1=100, NSA MOODY’S RATING Aa3 COUNTY AS OF JUN 05, 2012 LEADING INDUSTRIES NAICS INDUSTRY EMPLOYEES (000) GVSL State & Local Government 8.6 7225 Restaurants and other eating places 4.6 FR Farms 2.2 6211 Offices of physicians 1.7 5613 Employment services 1.7 GVF Federal Government 1.4 6231 Nursing care facilities (skilled nursing facilities) 1.3 4529 Other general merchandise stores 1.2 2382 Building equipment contractors 1.1 8111 Automotive repair and maintenance 1.1 4521 Department stores 1.0 5221 Depository credit intermediation 1.0 4451 Grocery stores 0.9 3116 Animal slaughtering and processing 0.8 6216 Home health care services 0.8 High-tech employment 0.7 As % of total employment 1.2 Sources: BLS, Moody’s Analytics, 2011 MIGRATION FLOWS INTO FLORENCE, AL NUMBER OF MIGRANTS Huntsville, AL 337 Decatur, AL 292 Birmingham, AL 130 Tuscaloosa, AL 33 Nashville, TN 27 Memphis, TN 25 Montgomery, AL 16 Total In-migration 3,627 FROM FLORENCE, AL Huntsville, AL 416 Decatur, AL 303 Birmingham, AL 145 Tuscaloosa, AL 38 Montgomery, AL 25 Nashville, TN 22 Auburn, AL 12 Total Out-migration 3,421 Net Migration 206 2008 2009 2010 2011 Domestic 1,044 216 257 177 Foreign 86 82 92 67 Total 1,130 298 349 244 Sources: IRS (top), 2010; Census Bureau, 2011 PER CAPITA INCOME Source: Bureau of Economic Analysis, 2011 MOODY’S ANALYTICS © 2013 CBRE, / Précis Inc. U. S. Metro / South / November 2012 Confidential FOIA Treatment Requested INDUSTRIAL DIVERSITY Most Diverse (U.S.) 1.00 0.80 0.60 0.52 0.40 0.20 0.00 Least Diverse EMPLOYMENT VOLATILITY Due to U.S. fluctuations Relative to U.S. 100% 80% 60% 149 40% 74% 100 20% 0% Not due to U.S. Due to U.S. FLR U.S. 220 200 180 160 140 120 100 80 97 00 03 06 09 12 FLR U.S. NET MIGRATION, FLR 1,400 1,200 1,000 800 600 400 200 0 08 09 10 11 32,038 34,880 41,560 FLR AL U.S.

MOODY’S ANALYTICS  /  Précis U.S. Metro  /  South  /  November 2012

© 2013 CBRE, Inc.

FLORENCE AL

Manufacturing Still a Positive Force

% change yr ago

Sources: BLS, Federal Reserve, Moody’s Analytics

Prices Beyond Peak and Starts on the Rise

Sources: Census Bureau, Moody’s Analytics

Florence Transitioning Toward Services…

Employment, ths

Sources: BLS, Moody’s Analytics

New Entrants Raised Unemployment Modestly

3-mo MA

Sources: BLS, Moody’s Analytics

Foreclosure Activity Has Subsided

Sources: RealtyTrac, Moody’s Analytics

…Leading Income Growth to Outpace Peers’

Total personal income, 2007Q1=100

Sources: BEA, Moody’s Analytics

120	© 2013 CBRE, Inc.	MOODY’S ANALYTICS / Précis U.S. Metro / South / November 2012

RENAISSANCE CITY CENTER | ADDENDA

ADDENDUM G

ENGAGEMENT LETTER

© 2013 CBRE, Inc.

VALUATION & ADVISORY SERVICES

CBRE, Inc.
One Chase Corporate Center
Suite 400
Birmingham, AL 35244

April 30, 2013

Barry R. Harvill
Senior Appraiser

PROTECTIVE LIFE CORPORATION

c/o L.C. “Foots” Parnell III

Managing Member

InterFirst Capital, LLC.

2700 Highway 280, Suite 315W

Birmingham, Alabama 35223

Phone:	205.402.4001
Fax:	205.402.4010
Email:	foots@interfirstcapital.com

RE:	Assignment Agreement Renaissance City Center 322 Cox Creek Parkway Florence, Alabama 35630

Dear Mr. Parnell:

We are pleased to submit this proposal and our Terms and Conditions for this assignment.

PROPOSAL SPECIFICATIONS

Purpose:	To estimate the Market Value of the referenced real estate
Premise:	As Is
Rights Appraised:	Leased Fee
Intended Use:	Internal Decision Making purposes
Intended User:	The intended user is INTERFIRST CAPITAL, LLC and PROTECTIVE LIFE CORPORATION. Reliance on any reports produced by CBRE under this Agreement is extended solely to the Client signing below and to any other Intended Users identified in this Agreement. Other parties or entities who obtain a copy of the report may not rely upon any opinions or conclusions contained in the report unless such party or entity has expressly been identified by CBRE as an Intended User.
Reliance Language:	None
Inspection:	CBRE will conduct a physical inspection of both the interior and exterior of the subject property, as well as its surrounding environs on the effective date of appraisal.
Valuation Approaches:	All three traditional approaches to value will be considered and utilized.

© 2013 CBRE, Inc.

L.C. “Foots” Parnell III

Assignment Agreement

April 30, 2013

Report Type:	Self-Contained
Appraisal Standards:	USPAP
Appraisal Fee:	$4,500
Expenses:	Fee includes all associated expenses
Retainer:	A retainer is not required for this assignment
Payment Terms:	Final payment is due and payable upon delivery of the final report or within thirty (30) days of your receipt of the initial report, whichever is sooner. The fee is considered earned upon delivery of the initial report.

We will invoice you for the assignment in its entirety at the completion of the assignment.
Delivery Instructions:	CBRE encourages our clients to join in our environmental sustainability efforts by accepting an electronic copy of the report.

An Adobe PDF file via email will be delivered to foots@interfirstcapital.com. CBRE will provide the client with One (1) bound hard copy upon Client’s request. Charges may apply for additional copies (see Terms and Conditions).
Delivery Schedule
Preliminary Value:	Not Required
Draft Report:	Not Required
Final Report:	3 Weeks from Start Date
Start Date:	The appraisal process will start upon receipt of your signed agreement and the property specific data.
Acceptance Date:	These specifications are subject to modification if this proposal is not accepted within 3 business days from the date of this letter.

TERMS AND CONDITIONS

The attached Terms and Conditions and Specific Property Data Request are deemed a part of this agreement as though set forth in full herein. Each person executing this agreement represents and warrants that it has the requisite power and authority to enter into and bind the respective parties hereto.

We appreciate this opportunity to be of service to you on this assignment. If you have additional questions, please contact us.

© 2013 CBRE, Inc.

L.C. “Foots” Parnell III

Assignment Agreement

April 30, 2013

Sincerely,

CBRE, Inc.

Valuation & Advisory Services

Barry R. Harvill Senior Appraiser As Agent for CBRE, Inc. Alabama Certification No. G00540 T (205) 313-6567 F (205) 313-6566 Barry.Harvill@cbre.com	Ronald A. Neyhart, MAI Senior Managing Director Acting as agent for CBRE, Inc.

AGREED AND ACCEPTED

FOR:    INTERFIRST CAPITAL, LLC.

4/30/13

Signature	Date

L.C. Parnell III	Managing Member
Name	Title

205-402-4001	205-402-4010
Phone Number	Fax Number

FOOTS@INTERFIRSTCAPITAL.COM
E-Mail Address

© 2013 CBRE, Inc.

L.C. “Foots” Parnell III

Assignment Agreement

April 30, 2013

TERMS AND CONDITIONS

1.	These Terms and Conditions, between CBRE, Inc.-Appraisal Services (Appraiser) and the Client for whom the referenced appraisal service will be performed, shall be deemed a part of such Agreement as though set forth in full therein. The Agreement shall be governed by the laws of the state of the CBRE, Inc. office shown on the Agreement.

2.	Client is defined as the party signing the Agreement and shall be responsible for payment of the fees stipulated in the Agreement. Payment of the appraisal fee is not contingent upon any predetermined value or on an action or event resulting from the analyses, opinions, conclusions, or use of the appraisal report.

3.	Final payment is due and payable upon delivery of the final report or within thirty (30) days of your receipt of our draft report, whichever is sooner. If a draft report is requested, the fee is considered earned upon delivery of our draft report.

4.	If we are requested to give court testimony, an additional fee will be charged on an hourly basis at our then-prevailing hourly rate. The hourly billings pertain to court preparation, waiting and travel time, document review and preparation (excludes appraisal report) and all meetings related to court testimony.

5.	In the event Client requests additional services beyond the purpose stated in the Agreement Client agrees to pay an additional charge for such services, plus reimbursement of expenses, whether or not the completed report has been delivered to Client at the time of the request.

6.	It is understood that the Client has the right to cancel this assignment at any time prior to delivery of the completed report. In such event, the Client is obligated only for the pro rated share of the fee based upon the work completed and expenses incurred, with a minimum charge of $500.

7.	Appraiser shall have the right to terminate this Agreement at any time for cause effective immediately by written notice to Client upon the occurrence of the fraud or willful misconduct of Client, its employees or agents.

8.	Additional copies of the appraisal reports are available at a cost of $250 per original color copy and $100 per photocopy (black and white), plus shipping cost of $30 per report.

9.	In the event Client fails to make payments when due and payable, then from the date due and payable until paid the amount due and payable, shall bear interest at the maximum rate permitted in the state in which the office of Appraiser executing the Agreement is located. If Appraiser is required to institute legal action against Client relating to the Agreement, Appraiser shall be entitled to recover reasonable attorney’s fees and costs from Client.

10.	Appraiser assumes that there are no major or significant items that would require the expertise of a professional building contractor or engineer. If such items need to be considered in Appraiser’s studies, such services are to be provided by others at a cost which is not a part of the fee proposal.

11.	In the event of any dispute between Client and Appraiser relating to this Agreement, or Appraiser’s or Client’s performance hereunder, Appraiser and Client agree that such dispute shall be resolved by means of binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Depositions may be taken and other discovery obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings in the state where the office of Appraiser executing this Agreement is located. The arbitrator(s) shall be limited to awarding compensatory damages and shall have no authority to award punitive, exemplary or similar type damages. The prevailing party in the arbitration proceeding shall be entitled to recover from the losing party its expenses, including the costs of arbitration proceeding, and reasonable attorney’s fees.

12.	Client acknowledges that Appraiser is being retained hereunder as an independent contractor to perform the services described herein and nothing in this Agreement shall be deemed to create any other relationship between Client and Appraiser. This assignment shall be deemed concluded and the services hereunder completed upon delivery to Client of the appraisal report discussed herein.

© 2013 CBRE, Inc.

L.C. “Foots” Parnell III

Assignment Agreement

April 30, 2013

13.	All statements of fact in the report which are used as the basis of the Appraiser’s analyses, opinions, and conclusions will be true and correct to the best of the Appraiser’s knowledge and belief. Appraiser does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information or the state of affairs of the Property furnished to Appraiser by Client.

14.	Appraiser shall have no responsibility for legal matters, questions of survey or title, soil or subsoil conditions, engineering, or other similar technical matters. The report will not constitute a survey of the property analyzed.

15.	Client shall provide Appraiser with such materials with respect to the Assignment as are requested by Appraiser and in the possession or under the control of Client. Client shall provide Appraiser with sufficient access to the real property to be analyzed and hereby grants permission for entry, unless discussed in advance to the contrary.

16.	The data gathered in the course of the Assignment (except data furnished by Client) and the report prepared pursuant to the Agreement are, and will remain, the property of Appraiser. With respect to data provided by Client, Appraiser shall not violate the confidential nature of the appraiser-client relationship by improperly disclosing any confidential information furnished to Appraiser. Notwithstanding the foregoing, Appraiser is authorized by Client to disclose all or any portion of the report and the related data to appropriate representatives of the Appraisal Institute if such disclosure is required to enable Appraiser to comply with the Bylaws and Regulations of such Institute as now or hereafter in effect.

17.	Unless specifically noted in the appraisal, we will not be taking into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removal thereof. Further, Appraiser understands that there is no major or significant deferred maintenance in the property which would require the expertise of a professional cost estimator or contractor. If such repairs are needed, the estimates are to be prepared by others, and are not a part of this fee proposal.

18.	Client shall indemnify and hold Appraiser fully harmless against any loss, damages, claims, or expenses of any kind whatsoever (including costs and reasonable attorneys’ fees), sustained or incurred by a third party as a result of the negligence or intentional acts or omissions of Client (including any failure to perform any duty imposed by law), and for which recovery is sought against Appraiser by that third party; however, such obligation to defend and indemnify shall not apply if the claim or cause of action is based upon or arises in any way out of an act, failure to act or representation of Appraiser. Client shall indemnify and hold Appraiser harmless from any claims, expenses, judgments or other items or costs arising as a result of the Client’s failure or the failure of any of the Client’s agents to provide a complete copy of the appraisal report to any third party.

19.	LIMITATION OF LIABILITY. EXCEPT FOR THE HOLD HARMLESS PROVISION ABOVE, ANYTHING IN THE AGREEMENT TO THE CONTRARY NOTWITHSTANDING, UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER. EXCEPT FOR THE HOLD HARMLESS PROVISION ABOVE, IN NO EVENT WHATSOEVER SHALL EITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR DIRECT DAMAGES UNDER THE AGREEMENT OR ANY OTHER DAMAGES WHATSOEVER EXCEED IN THE AGGREGATE THE SUM OF TEN THOUSAND DOLLARS ($10,000.00).

20.	Please note that Appraiser’s consent to allow the appraisal report or portions of the report, to become part of or be referenced in, any offering or other material intended for the review of others, or to be submitted to others, will be at Appraiser’s reasonable discretion and, if given, will be on condition that Appraiser will be provided with an Indemnification Agreement and/or Non-Reliance letter, in a form and content satisfactory to Appraiser, by a party satisfactory to Appraiser. Appraiser does consent to Client submission of the complete final report to rating agencies, loan participants or your auditors without the need to provide us with an Indemnification Agreement and/or Non-Reliance letter.

© 2013 CBRE, Inc.

L.C. “Foots” Parnell III

Assignment Agreement

April 30, 2013

SPECIFIC PROPERTY DATA REQUEST

In order to complete this assignment under the terms outlined, CBRE, Inc., Valuation & Advisory Services, will require the following specific information for the property:

1.	Current title report or title holder name

2.	Legal description

3.	Survey and/or plat map

4.	Site plan for the existing development

5.	Building plans and specifications, including square footage for all buildings and suites

6.	Current county property tax assessment or tax bill

7.	Details on any sale, contract, or listing of the property within the past three years

8.	Engineering studies, soil tests or environmental assessments

9.	Ground lease, if applicable

10.	Details regarding the development costs, including land cost, if developed within the past three years

11.	Three-year and YTD property income and expenses

12.	Current year property income and expense budget

13.	Detailed occupancy report for the past three years and current YTD

14.	Expense reimbursement schedule on a tenant-by-tenant basis

15.	Historical sales volumes for all tenants subject to percentage rent

16.	Complete copies or abstracts of all lease agreements and a current rent roll

17.	Details regarding any pending changes to the rent roll or pertinent information regarding the current/future status of the tenants

18.	Details regarding the lease rates/terms and marketing activity for any vacant suites

19.	Details regarding any tenant improvement allowances and free rent provided for all leases pending or signed over the prior 12 months

20.	Details regarding capital expenditures made within the last 12 months, or scheduled for the next 12 months

21.	Any previous market/demand studies or appraisals

22.	Name and telephone number of property contact for physical inspection and additional information needed during the appraisal process

If any of the requested data and information is not available, CBRE, Inc., reserves the right to extend the delivery date by the amount of time it takes to receive the requested information or make other arrangements. Please have the requested information delivered to the following:

Barry R. Harvill

Senior Appraiser

CBRE, Inc.

Valuation & Advisory Services

One Chase Corporate Center, Suite 400

Birmingham, Alabama 35244

© 2013 CBRE, Inc.

RENAISSANCE CITY CENTER | ADDENDA

ADDENDUM H

QUALIFICATIONS

© 2013 CBRE, Inc.

QUALIFICATIONS OF

Barry R. Harvill

Senior Appraiser

CBRE, Inc. – Valuation & Advisory Services

Chase Corporate Center, Suite 400

Birmingham, AL 35244

Barry.Harvill@cbre.com

EDUCATIONAL

B.S. Business Administration – Auburn University at Montgomery, Montgomery, AL

CERTIFICATION(S)

Certified Real Estate Appraiser, State of Alabama – Certificate Number G00540

Certified Real Estate Appraiser, State of Mississippi – Certificate Number GA847

PROFESSIONAL

Appraisal Institute, Affiliate Member

EMPLOYMENT EXPERIENCE

1993 – 1996	Harvill & Associates	Montgomery, AL
Staff Appraiser
1997 – 2003	Laureate Capital	Birmingham, AL
Assistant Vice President
2004 – 2005	Trinity Incorporated	Birmingham, AL
Principal
2005 – Present	CBRE, Inc.	Birmingham, AL
Senior Appraiser

© 2013 CBRE, Inc.

State of Alabama
ALABAMA GREAT SEAL
This is to certify that
Barry R Harvill
having given satisfactory evidence of the necessary qualifications required by the laws of the State of Alabama is licensed to transact business in Alabama as a
Certified General Real Property Appraiser
With all rights, privileges and obligations appurtenant thereto.
LICENSE NUMBER: G00540 Executive Director
EXPIRATION DATE: 09/30/2013 ALABAMA REAL ESTATE APPRAISERS BOARD
© 2013 CBRE, Inc.
000001273
Confidential FOIA Treatment Requested

QUALIFICATIONS OF

JOHN W. CHERRY, JR. MAI, CRE

Managing Director

CBRE, Inc. – Valuation & Advisory Services

3280 Peachtree Road, Suite 1100

Atlanta, Georgia 30305

(404) 812-5028

(404) 812-5051 FAX

EDUCATIONAL

B.B.A. Economics and Business - Oglethorpe University

Appraisal Institute

Course 1A-1, 1A-2, 1B-A, 1B-B, 2-1, 2-2, SPP, 6

LICENSE(S)/CERTIFICATION(S)

Georgia Real Estate Appraisal Board - Certified General Real Estate Appraiser - 1233 Tennessee Real Estate Commission - Certified General Real Estate Appraiser - 0001070 North Carolina Real Estate Appraisal Board – Certified General Real Estate Appraiser - A6842 Alabama Real Estate Appraisal Board – Certified General Real Estate Appraiser - G00673 South Carolina Real Estate Appraisers Board – Certified General Real Estate Appraiser - CG5531 Kentucky Real Estate Appraisers Board – Certified General Real Property Appraiser – 004614 Mississippi Real Estate Appraisers Board - Certified General Real Property Appraiser – GA-1074

PROFESSIONAL

Appraisal Institute

Designated Member, (MAI), Certification No. 6010

Counselors of Real Estate

Designated Member (CRE); Certification No. 1742

EMPLOYMENT EXPERIENCE

1971-1973	Wight, Couch and Schultz (Researcher)	Atlanta, Georgia
1973-1983	Citizens and Southern Bank (Appraiser)	Atlanta, Georgia
1983-1989	CB Commercial Real Estate Group, Inc. (VP)	Atlanta, Georgia
1989-1990	Laventhal & Howath (Senior Manager)
1990-2003	PriceWaterhouseCoopers (Director of SE Valuation Services)	Atlanta, Georgia
2003-2010	Chief Appraiser	Atlanta, Georgia
LandAmerica/Butler Burgher Group
Managing Director
11/2010-Present	CBRE, Inc.	Atlanta, Georgia
Managing Director
Valuation & Advisory Services

© 2013 CBRE, Inc.

State of Alabama
ALABAMA GREAT SEAL
This is to certify that
John Wesley Cherry, Jr.
having given satisfactory evidence of the necessary qualifications required by the laws of the State of Alabama is licensed to transact business in Alabama as a
Certified General Real Property Appraiser
With all rights, privileges and obligations appurtenant thereto.
LICENSE NUMBER: G00673 Executive Director
EXPIRATION DATE: 09/30/2013
ALABAMA REAL ESTATE APPRAISERS BOARD
© 2013 CBRE, Inc.
000001316
Confidential FOIA Treatment Requested